    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1999

                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            eMerge INTERACTIVE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             3698                            65-0534535
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (IRS EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NO.)            IDENTIFICATION NUMBER)

                              10315 102ND TERRACE
                              SEBASTIAN, FL 32958
                                  561/589-7331
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               CHARLES L. ABRAHAM
                            CHIEF EXECUTIVE OFFICER
                            eMerge INTERACTIVE, INC.
                              10315 102ND TERRACE
                              SEBASTIAN, FL 32958
                                  561/589-7331
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

   JAMES A. OUNSWORTH, ESQUIRE        N. JEFFREY KLAUDER, ESQUIRE        PHILIP P. ROSSETTI, ESQUIRE
   SAFEGUARD SCIENTIFICS, INC.        MORGAN, LEWIS & BOCKIUS LLP             HALE AND DORR LLP
    800 THE SAFEGUARD BUILDING             1701 MARKET STREET                  60 STATE STREET
       435 DEVON PARK DRIVE           PHILADELPHIA, PA 19103-2921              BOSTON, MA 02109
         WAYNE, PA 19087                      215/963-5694                       617/526-6000
           610/293-0600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

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---------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          OFFERING PRICE(1)                REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share.....            $86,750,000                        $24,117
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(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
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     The information in this prospectus is not complete and may be changed. Underwriters may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state in which the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED OCTOBER 27, 1999

                                          SHARES

                                     [LOGO]

                            eMERGE INTERACTIVE, INC.
                              CLASS A COMMON STOCK
                            ------------------------

     This is an initial public offering of class A common stock of eMerge
Interactive, Inc. We are offering                shares of class A common stock
in this offering and several stockholders identified in this prospectus are
selling an additional                shares. As part of this offering, we are
offering                shares of our class A common stock at the public
offering price to shareholders of Safeguard Scientifics, Inc., one of our principal stockholders, that owned at least 100 shares of common stock of Safeguard as of October 20, 1999. Safeguard or its designees will purchase any shares of our class A common stock that are not purchased by Safeguard shareholders under the directed share subscription program. Safeguard is an underwriter with respect to the shares offered by us to the shareholders of Safeguard. Safeguard is not an underwriter with respect to any other shares offered by us and is not included in the term underwriter as used elsewhere in this prospectus. See the section entitled Plan of Distribution -- Directed Share Subscription Program. We expect the initial public offering price will be
between $          and $     per share.

     Prior to this offering, there has been no public market for the class A common stock. We have applied to list the class A common stock on the Nasdaq National Market under the symbol EMRG.
                            ------------------------

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE THE SECTION ENTITLED RISK FACTORS STARTING ON PAGE 9 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR CLASS A COMMON STOCK.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

                                                                  PER SHARE     TOTAL
    Underwritten Public Offering                                  ---------    --------
         Public Offering Price..................................  $            $
         Underwriting Discounts.................................  $            $
         Proceeds to eMerge Interactive.........................  $            $
         Proceeds to Selling Stockholders.......................  $            $

                                                                  PER SHARE     TOTAL
    Directed Share Subscription Program                           ---------    --------
         Public Offering Price..................................  $            $
         Management Fee.........................................  $            $
         Proceeds to eMerge Interactive.........................  $            $

                                                                                TOTAL
    Aggregate Offering Proceeds                                                --------
         Proceeds to eMerge Interactive from Underwritten Public
      Offering and      Directed Share Subscription Program.....               $

     At our request, the underwriters have reserved                shares of our
class A common stock for sale at the public offering price to our employees, directors and other persons with relationships with us. See the section entitled Plan of Distribution for more information. The underwriters have an option to
purchase                additional shares of class A common stock from us at the
initial public offering price to cover any over-allotments of shares.
                            ------------------------

ADAMS, HARKNESS & HILL, INC.
                                        FIRST UNION SECURITIES, INC.
                                                          FAC/EQUITIES
                                PROSPECTUS DATED

     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our class A common stock.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    9
Forward-Looking Statements..................................   20
Use of Proceeds.............................................   21
Dividend Policy.............................................   21
Capitalization..............................................   22
Dilution....................................................   24
Selected Consolidated Financial Data........................   25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   33
Management..................................................   48
Related Party Transactions..................................   54
Principal and Selling Stockholders..........................   57
Description of Capital Stock................................   61
Shares Eligible for Future Sale.............................   64
Plan of Distribution........................................   66
Legal Matters...............................................   69
Experts.....................................................   69
Additional Information......................................   70
Index to Financial Statements...............................  F-1

                           -------------------------

     Until             , all dealers that buy, sell or trade in our class A
common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

                           -------------------------

     We maintain a Web site at www.emergeinteractive.com, which includes information relating to eMerge Interactive. Information contained on our Web site does not constitute a part of this prospectus.

     Cyberstockyard(TM) and NutriCharge(TM) are trademarks of eMerge Interactive. This prospectus also contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that may be important to you. You should read the entire prospectus before making a decision to invest.

                            eMerge INTERACTIVE, INC.

OVERVIEW

     We are a leading business-to-business electronic commerce company combining content, community and transaction services to create an online marketplace for the cattle industry. We offer our comprehensive cattle solution through our Internet-based information and transaction platform, our Web-enabled private network, and our direct sales force. Our products and services are designed to create an efficient market for the purchase and sale of cattle and to improve quality and productivity in the cattle industry. Our family of integrated Web sites and Web-enabled private network provide:

     - Livestock procurement services consisting of cattle sales and auctions;

     - Customer-specific daily feedlot operations analysis, comparative cattle industry analysis and benchmarking studies;

     - Cattle inventory management tools; and

     - Livestock health management and quality enhancement products.

THE ONLINE LIVESTOCK OPPORTUNITY

     We believe that the production chain of the cattle industry, which includes cattle producers, feedlots, packers and suppliers, contains inefficiencies that reduce animal health and value. These inefficiencies, which include excessive animal transportation and handling, result in additional transaction costs and reduced beef quality. Further, the lack of integrated management information systems and limited access to current and accurate data and day-to-day management tools have resulted in sub-optimal cattle performance.

     Due to its functionality, scalability and accessibility, the Internet is emerging as a single destination for commerce and information related to the livestock industry. Many of the variables that affect beef quality can be addressed by the Internet's open architecture, universal accessibility and ability to provide more timely and comprehensive information. According to Forrester Research, business-to-business electronic commerce in the United States is expected to grow from $43.0 billion in 1998 to $1.3 trillion in 2003.

OUR SERVICES

     Our suite of complementary products and services is designed to reduce inefficiencies throughout the cattle production chain and therefore improve cattle quality and overall productivity. We currently conduct live cattle sales and auctions over our Web site. Additionally, through our online and Web-enabled management information solutions we offer customers detailed pricing, operations and benchmarking data on the cattle industry. Further, our customers can track and monitor the performance of their cattle, manage their daily business operations and access our other online products and services designed to enhance overall cattle quality.

OUR SOLUTION

     We offer commerce, information and technology to cattle industry participants. The key features of our solution include:

     - Online cattle sales and auction service, which reduce the overall handling of cattle, thereby reducing costs and improving quality;

     - Management information solutions that provide a broad range of data and analyses to help industry participants improve cattle management. Our information solutions include general industry information such as current industry news, commodities pricing and weather updates, as well as personalized information based upon customers' individual preferences and geographic location. In addition, we use our proprietary centralized database to provide our customers with feed performance benchmarking services, daily business management and monthly market analysis;

     - Diagnostic and therapeutic technologies and products designed for livestock, such as our restorative feed supplement product, NutriCharge; and

     - An online community designed to facilitate the exchange of information among livestock producers, feedlots and packers, which includes access to our in-house cattle industry experts.

OUR STRATEGY

     Our strategy is to expand upon our position as a leading online business-to-business solution for livestock-related commerce, content and community. Key components of our strategy include:

     - Leverage our position as a leading provider of online commerce, content and community in the cattle industry to build demand for our products, services and solutions;

     - Expand community loyalty by offering comprehensive operational and industry content;

     - Leverage our strong customer relationships and industry expertise to further establish our online marketplace;

     - Develop additional products and services to complement our existing offerings; and

     - Expand our suite of offerings to new international markets and other segments of the livestock industry.

     We are a Delaware corporation originally incorporated on September 12, 1994 under the name Enhanced Vision Systems, Inc. On June 11, 1999, we changed our name to eMerge Interactive, Inc. Our principal executive offices are located at 10315 102nd Terrace, Sebastian, Florida 32958 and our telephone number is 561-589-5310.

                                  THE OFFERING

Class A common stock offered by:
     eMerge Interactive..........................          shares
     The Selling Stockholders....................          shares
Common stock to be outstanding after the
offering.........................................          shares

Use of proceeds..................................   For repayment of debt,
                                                    working capital and general
                                                    corporate purposes,
                                                    including sales and
                                                    marketing expenditures,
                                                    research and development
                                                    expenditures and capital
                                                    expenditures. See the
                                                    section entitled Use of
                                                    Proceeds.

Proposed Nasdaq National Market symbol...........   EMRG

     In addition to the        shares of common stock to be outstanding after
this offering, there are:

     - 2,012,170 shares of class A common stock issuable upon the exercise of outstanding options granted under our equity compensation plans as of October 20, 1999 at a weighted average exercise price of $2.03 per share, of which options to purchase 577,095 shares of class A common stock were exercisable at a weighted average exercise price of $1.32 per share;

     - 572,300 additional shares of class A common stock available for issuance under our 1996 and 1999 equity compensation plans as of October 20, 1999; and

     - 911,111 shares of class B common stock issuable on the exercise of a warrant that will be exercisable upon consummation of this offering at an exercise price equal to the initial public offering price.

     For a description of our equity compensation plans, please see the section entitled Management -- Equity Compensation.

                    THE DIRECTED SHARE SUBSCRIPTION PROGRAM

     As part of this offering, we are offering shares of our class A common stock to shareholders of Safeguard Scientifics, Inc. that owned at least 100 common shares of Safeguard on October 20, 1999 in a directed share subscription program. The program is described in greater detail in the section of this prospectus entitled Plan of Distribution -- Directed Share Subscription Program.

     Unless otherwise noted, the information in this prospectus takes into account the conversion of preferred stock into shares of common stock, which will automatically occur immediately before this offering is completed. The outstanding shares of series A preferred stock, series B preferred stock and series C preferred stock will convert into shares of class A common stock and the outstanding shares of series D preferred stock will convert into shares of class B common stock. All shares offered by this prospectus are shares of class A common stock. The holders of class A common stock are entitled to one vote per share. Holders of our class B common stock are entitled to two and one-half votes per share. Unless otherwise indicated, the references to common stock in this prospectus refer to both our class A and class B common stock.

     The references to Safeguard in this prospectus refer to Safeguard Scientifics, Inc. and its affiliates. The information throughout this prospectus also assumes that all of the shares offered in the directed share subscription program are purchased by shareholders of Safeguard Scientifics, Inc. and that the underwriters will not exercise their over-allotment option.

     Please see the section entitled Capitalization for more information regarding the outstanding shares of eMerge Interactive common stock and options to purchase eMerge Interactive common stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes consolidated statements of operations data for our business. The pro forma consolidated statements of operations data gives effect to our acquisition of CIN, LLC and Professional Cattle Consultants, L.L.C. as if we had consummated these acquisitions at the beginning of each period. Cyberstockyard, Inc. is not included because the pro forma effects are not significant. Business activities related to our continuing operations began in 1997. The historical data for the six months ended June 30, 1998 and 1999 and the pro forma data for the year ended December 31, 1998 and the six months ended June 30, 1999 are unaudited.

                                                                                             SIX MONTHS
                                         YEAR ENDED       SIX MONTHS ENDED     YEAR ENDED       ENDED
                                        DECEMBER 31,          JUNE 30,        DECEMBER 31,    JUNE 30,
                                      -----------------   -----------------       1998          1999
                                       1997      1998      1998      1999      PRO FORMA      PRO FORMA
                                      -------   -------   -------   -------   ------------   -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenue.............................  $    --   $ 1,792   $   664   $ 2,578     $ 2,283        $ 2,745
Cost of revenue.....................       --     2,623     1,037     2,768       2,801          2,840
Operating expenses..................    1,356     4,769     1,877     5,519       6,266          6,007
Interest expense/other income,
  net...............................      141       332       162       289         315            300
Profit (loss) from continuing
  operations........................  $(1,497)  $(5,932)  $(2,412)  $(5,998)    $(7,099)       $(6,402)
                                      =======   =======   =======   =======     =======        =======
Profit (loss) from continuing
  operations per common
  share -- basic and diluted........  $ (4.89)  $ (1.70)  $ (0.93)  $ (1.15)    $ (1.74)       $ (1.18)
                                      =======   =======   =======   =======     =======        =======
Weighted average number of common
  shares outstanding -- basic and
  diluted...........................      306     3,486     2,607     5,223       4,086          5,403
                                      =======   =======   =======   =======     =======        =======

     The following table summarizes our unaudited balance sheet data as of June 30, 1999.

     The pro forma consolidated balance sheet data give effect to:

     - The issuance of 4,555,556 shares of series D preferred stock, which will automatically convert into shares of our class B common stock immediately prior to the consummation of the offering, and a warrant to purchase 911,111 shares of class B common stock at an exercise price equal to the initial public offering price, for $38.8 million under a securities purchase agreement dated October 27, 1999, and the application of a portion of the proceeds from that agreement to repay indebtedness to XL Vision of approximately $4.5 million; and

     - The automatic conversion of all outstanding shares of series A, series B and series C preferred stock into shares of our class A common stock, which will occur immediately prior to the consummation of the offering.

     The pro forma as adjusted consolidated balance sheet data below give effect to:

     - The events described in the two preceding paragraphs; and

     - The sale of        shares of class A common stock in this offering and
       our application of the estimated net proceeds from the sale of these shares, as described in the section entitled Use of Proceeds.

                                                            JUNE 30, 1999
                                                 ------------------------------------
                                                                         PRO FORMA AS
                                                 ACTUAL     PRO FORMA      ADJUSTED
                                                 -------    ---------    ------------
                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash...........................................  $   663     $14,163
Total assets...................................   11,928      25,428
Total indebtedness.............................    8,443       3,943
Total stockholders' equity.....................      777      18,777

     Total indebtedness includes amounts due to XL Vision totaling $8.0 million. We intend to use a portion of the net proceeds from this offering to pay in full amounts due to XL Vision and Safeguard. As of September 30, 1999, approximately $6.0 million was still owed to XL Vision, of which we intend to pay $4.5 million with the net proceeds from the sale of series D preferred stock and a warrant to purchase 911,111 shares of class B common stock to Internet Capital Group, Inc.; the remaining $1.5 million will be paid with a portion of the net proceeds from this offering. The principal amount owed to Safeguard as of October 20, 1999 was approximately $7.1 million, and is to be repaid with the net proceeds of this offering.

                                  RISK FACTORS

     You should carefully consider the risks described below before investing in our class A common stock. The risks and uncertainties described below may not be the only risks that we face. The factors discussed below may harm our business, financial condition and results of operations and could result in a complete loss of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY IN OUR CURRENT LINE OF BUSINESS AND FACE SIGNIFICANT RISKS TYPICAL OF EARLY STAGE COMPANIES, WHICH COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We commenced operations in 1994 and commercially released our initial product in November 1997. Accordingly, we have only a limited operating history upon which you can evaluate our business. In addition, our business strategy and revenue model have changed significantly during the past year. Prior to this change, we generated revenue primarily from the sale and licensing of our AMIRIS product, a maritime navigational thermal imaging system. We have sold the AMIRIS product line and have changed our business strategy to focus on business-to-business Internet commerce for the livestock industry. We only recently launched our commercial Web site for the cattle industry in August 1999. Our limited operating history, combined with our recent shift in business strategy, makes predicting our future results of operations difficult. Our new business model has not been tested and, accordingly, we cannot be certain that our business strategy will be successful.

     Specific uncertainties relating to our new business model include our ability to:

     - Achieve acceptance of our Web site as a marketplace for electronic commerce;

     - Expand the number of feedlots that utilize our services;

     - Develop and upgrade our products and technologies more effectively and rapidly than our competitors; and

     - Successfully implement our sales and marketing strategy.

THE INTERNET LIVESTOCK PRODUCTS AND SERVICES MARKET IS NEW AND UNCERTAIN AND OUR BUSINESS MAY NOT DEVELOP AS WE ANTICIPATE.

     The Internet market for livestock products and services has not yet developed, and its development is subject to substantial uncertainty. We cannot assure you that this market will develop as we expect, if at all. Our revenue model depends on the commercial acceptance of our Internet-based products and services. We do not know if our target customers will use the Internet as a means of purchasing products and services. Even if potential customers choose to purchase livestock products and services over the Internet, they may not choose our online services to do so. If the market for livestock products and services over the Internet does not develop as we anticipate, our business and the results of our operations will be harmed.

WE RECENTLY COMPLETED SIGNIFICANT BUSINESS ACQUISITIONS AND WE MAY MAKE ACQUISITIONS OF OTHER BUSINESSES AND TECHNOLOGIES IN THE FUTURE, WHICH MAY BE DIFFICULT TO INTEGRATE INTO OUR BUSINESS AND MAY DISRUPT OR NEGATIVELY IMPACT OUR BUSINESS.

     We recently made, and will continue to make, investments in and acquisitions of complementary companies, technologies and assets. We acquired substantially all of the assets of CIN, LLC in February 1999, and Professional Cattle Consultants, L.L.C. in May 1999.

We also acquired all of the issued and outstanding stock of Cyberstockyard, Inc. in March 1999. If we fail to successfully integrate the operations of these companies, or any companies acquired in the future, with our business, we may not be able to operate efficiently or profitably and our business and the results of our operations would be harmed.

     These acquisitions may result in:

     - Difficulties in assimilating technologies, products, personnel and operations;

     - Diversion of our management's attention;

     - Entering markets in which we have no or limited prior experience;

     - Loss of key employees of acquired organizations; and

     - Capital requirements in excess of what we anticipate.

     In the future, acquiring companies, assets or technologies may also require us to make cash payments, assume debt, incur large write-offs related to intangible assets and issue equity, which will dilute ownership interest.

IF OUR ONLINE CATTLE SALES AND AUCTION SERVICES DO NOT ACHIEVE COMMERCIAL ACCEPTANCE, OUR OPERATING RESULTS WILL BE HARMED.

     We will rely on the success of our online cattle sales and auction services for a substantial portion of our revenue for the foreseeable future. As a result, our ability to achieve commercial acceptance of our cattle sales and auction services is critical to our ability to obtain future revenue. Any failure to successfully gain commercial acceptance of these services would harm our business and the results of our operations.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE. IF WE CONTINUE TO INCUR LOSSES, OUR FINANCIAL CONDITION MAY BE HARMED AND OUR BUSINESS WILL NOT ULTIMATELY BE FINANCIALLY VIABLE.

     We have incurred significant net losses since inception. We reported a net loss of approximately $5.5 million for the year ended December 31, 1997 and approximately $7.8 million for the year ended December 31, 1998. We expect to continue to incur significant losses in the future. As of June 30, 1999, we had accumulated net losses totaling approximately $22.8 million. Our revenue may not grow or may not even continue at its current level and, as a result, the results of our operations may be harmed and our business may not be financially viable in the future. To achieve profitability we must, among other things:

     - Gain commercial acceptance of our online cattle sales and auction services;

     - Continue to expand the number of livestock industry participants using our network;

     - Continue to obtain access to data from feedlots to adequately address the information needs of our customers;

     - Respond to competitive developments;

     - Increase our brand recognition;

     - Successfully introduce new products and services; and

     - Continue to upgrade and enhance our technologies to accommodate expanded product and service offerings and increased customer traffic.

     If we are unable to achieve any of these goals, our business may be harmed.

A DECLINE IN THE DEMAND FOR BEEF OR A DECLINE IN THE PRICE OF HIGH QUALITY BEEF RELATIVE TO LOWER QUALITY BEEF COULD HARM OUR BUSINESS.

     We currently derive a majority of our revenue from products and services relating to the sale of cattle. If the demand for beef declines, the demand for our products and services would likely decline, and our results of operations would be harmed. Furthermore, sales of NutriCharge are dependent on the price of high grade beef relative to lower grade beef. The economic benefit to a customer of using NutriCharge is based on receiving a substantial premium for higher quality beef over lower grade beef. Because NutriCharge is designed to counteract the negative effects of animal stress on the quality of beef, if the price of high quality beef declines relative to that of lower grade beef, our sales of NutriCharge could decline and our results of operations could be harmed.

IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS MAY BE HARMED.

     We seek to grow by increasing transaction and subscription volume, adding new products and services and by hiring additional employees. This growth is likely to place a significant strain on our resources and systems. As we continue to increase the scope of our operations, we will need an effective planning and management process to implement our business strategy successfully and we will need to implement new and improve existing systems, procedures and controls. We will also need to expand, train and manage our workforce. We cannot assure you that we will be able to effectively or successfully manage our growth.

     We depend upon XL Vision for accounting, management and administrative resources. We are currently in the process of establishing our own corporate infrastructure. If our management team fails to manage this growth effectively, successfully establish our corporate infrastructure or if there are unanticipated costs or delays in the improvement and implementation of new and existing systems, procedures and controls, our business and financial condition may be harmed.

IF WE ARE UNABLE TO CREATE, DEVELOP, LICENSE AND PROTECT PROPRIETARY CONTENT, TECHNOLOGIES AND INTELLECTUAL PROPERTY, OUR BUSINESS AND COMPETITIVE POSITION WILL BE HARMED. ANY LITIGATION RELATING TO OUR INTELLECTUAL PROPERTY COULD BE COSTLY AND COULD PREVENT US FROM SELLING OUR PRODUCTS AND SERVICES IN THE FUTURE.

     Proprietary rights are important to our success and our competitive position. We protect our intellectual property through a combination of patent, copyright, trade secret and trademark law and confidentiality agreements with third parties. We currently have three pending U.S. patent applications and 31 pending U.S. trademark applications. We cannot guarantee that any of our pending patent or trademark applications will be approved. Even if they are approved, the patents or trademarks may be challenged by other parties or invalidated. In addition, we depend upon our proprietary database of industry and client information to provide our clients with our information services. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and technology or obtain access to our confidential proprietary database. Other parties may also breach confidentiality agreements and other protective contracts. We may not become aware of these breaches or have adequate remedies available. In addition, effective copyright, patent and trademark protection may be unavailable in certain countries to which we might expand our operations.

     In technology markets generally, there is frequent and substantial intellectual property litigation. We may be subject to legal proceedings and claims, including claims that we infringe third-party proprietary rights. While we are not aware of any patents, copyrights or other rights that would prevent us from manufacturing and commercializing our products or services in the United States and abroad, there can be no assurance that other parties will not assert infringement claims against us. There also can be no assurance that former employers of our present and future employees will not claim that our employees have improperly disclosed confidential or proprietary information to us. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of our personnel.

WE TYPICALLY ASSUME THE OWNERSHIP OF CATTLE SOLD THROUGH OUR INTERNET CATTLE MARKETPLACE AND ARE SUBJECT TO THE RISK OF LOSS WHILE WE HOLD TITLE.

     In the sales transactions conducted through our Internet cattle sales and auction services network, we typically purchase the cattle from the seller and then resell the cattle to the buyer. In this process, we assume title to the cattle for up to 48 hours. As a result, we assume all risk relating to the cattle during that period, including that the cattle sale may not be completed as anticipated. Although we review the background and credit history of our customers, we cannot assure you that we will receive full and timely payment in each instance. If the buyer does not accept the cattle, we may not be able to sell the cattle to other buyers on the same terms, and our profitability may be harmed. If the cattle suffer from health deterioration or weight loss while in our ownership, the purchasers may assert claims against us. Our business and financial condition may be harmed if we have to defend any claims or pay any refunds. If the cattle are destroyed while we have ownership, we may be held responsible for the loss or may be obligated to purchase additional cattle to fulfill our delivery commitments. As a result, our business may be harmed.

WE RELY ON TECHNOLOGY LICENSED FROM THE CANADIAN GOVERNMENT, THE LOSS OF WHICH MAY HARM OUR ABILITY TO SELL OUR NUTRICHARGE PRODUCT.

     We incorporate technology licensed exclusively from the Canadian government under a portfolio of patents relating to animal food science technology into our NutriCharge product. We may also incorporate some of this technology into future infrared products that we may develop. The license agreement expires in July 2018. The Canadian government can terminate the license agreement prior to its expiration if we breach a material term of the license agreement and fail to cure such breach, commence bankruptcy or insolvency proceedings or assign the license agreement without the Canadian government's prior written consent. If the license is terminated, we must return all acquired confidential information, including all licensed technologies, to the Canadian government and pay all costs due under the agreement. In such event, it may be impossible to develop or otherwise obtain rights to equivalent noninfringing technology. Our inability to maintain this license on commercially favorable terms or to replace the technology if the license is terminated may harm our ability to sell our NutriCharge product and future infrared products that may be developed.

WE HAVE SELECTED ARCHER-DANIELS-MIDLAND COMPANY AS OUR CURRENT SINGLE SOURCE OF SUPPLY FOR THE BASE COMPONENTS OF NUTRICHARGE. IF THIS RELATIONSHIP IS TERMINATED OR IF ARCHER-DANIELS-MIDLAND COMPANY IS UNABLE TO MEET OUR NEEDS ON A TIMELY BASIS, WE MAY INCUR SIGNIFICANT COSTS WHILE SEEKING AN ALTERNATIVE SOURCE OF SUPPLY AND MAY SUFFER DELAYS IN DELIVERING OUR PRODUCTS, WHICH COULD HARM OUR BUSINESS AND THE RESULTS OF OUR OPERATIONS.

     We currently have a toll processing agreement with a division of Archer-Daniels-Midland Company, or ADM, to provide us with the base components for NutriCharge. The agreement expires in August 2000, and will be automatically renewed. If ADM fails to meet its obligations under the agreement and does not supply us in a timely fashion, we will be delayed in shipping products to our customers. If ADM terminates our relationship without giving us the required 90 days' notice, we could experience a significant delay in providing NutriCharge as we seek other suppliers. As a result, we may realize reduced revenue during this period and may lose NutriCharge customers. In addition, we may incur significant costs while seeking an alternative source of supply. If we are delayed in delivering or are unable to deliver products to our customers, our business, financial condition and operating results would be adversely affected.

WE DEPEND ON OUR KEY EMPLOYEES FOR OUR SUCCESS. THE LOSS OF ANY OF THESE PERSONS COULD HARM OUR ABILITY TO COMPETE.

     Our success depends on the continued services of our key senior management, technical and sales personnel. The loss of the services of any of these persons could harm our business, including our ability to compete effectively. Our performance also depends on our ability to attract, retain and motivate key officers and employees. We may be unable to retain our employees or to attract, assimilate and retain other qualified employees with relevant livestock and electronic commerce industry skills in the future. If we fail to attract, retain and motivate qualified employees, our business will be harmed.

WE MAY FACE COSTLY PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN SIGNIFICANT AWARDS AGAINST US OR IMPAIR OUR ABILITY TO MARKET AND SELL OUR PRODUCTS AND SERVICES.

     We may face product liability claims in connection with the sale and use of our current and future products and services. We do not maintain product liability insurance. A successful product liability claim brought against us could harm our financial condition and reputation in the industry. Even if unsuccessful, a product liability claim could result in costly litigation and divert management's attention and resources.

WE EXPECT OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE.

     We expect that our revenue and operating results will vary in the future as a result of a number of factors, many of which are beyond our control. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of our future performance. Our operating results in the future may not follow any prior trends. You should not rely on our historical results as an indication of future results. The factors that affect our quarterly operating results include:

     - Demand for our products and services;

     - Our ability to retain existing customers and attract new customers;

     - Product and price competition;

     - Our ability to develop and market new and enhanced products and services on a timely basis;

     - The introduction of new or enhanced Web sites, products and services by us or our competitors;

     - Continued purchases by our existing customers; and

     - Significant downturns in our targeted markets.

     As a result of these factors, our annual or quarterly results of operations may not meet the expectations of securities analysts and investors, which could cause the price of our common stock to decline.

OUR QUARTERLY RESULTS COULD FLUCTUATE AS A RESULT OF SEASONAL FLUCTUATIONS IN THE CATTLE INDUSTRY.

     The cattle industry has historically experienced, and may continue to experience, seasonal fluctuations. These seasonal patterns may cause quarterly fluctuations in our operating results. In particular, a disproportionate number of cattle are placed on feed during the third and fourth quarter of each calendar year. Due to our limited operating history and the recent changes in our business as a result of acquisitions, it is difficult to predict the effect that this seasonal pattern will have on our revenue and quarterly operating results.

FAILURE OF OUR COMPUTER SYSTEMS TO PROPERLY RECOGNIZE THE YEAR 2000 COULD DISRUPT THE OPERATION OF OUR BUSINESS AND TECHNICAL SYSTEMS.

     Many currently installed computer systems are not capable of accepting four digit entries to distinguish 21st century dates from 20th century dates. As a result, prior to January 1, 2000, computer systems and software used by many companies may need to be modified or upgraded to process information correctly or risk system failure or miscalculations causing disruptions of normal business activities. Based on our assessment to date, we believe our software and products are year 2000 compliant; that is, they are capable of accurately distinguishing 21st century dates from 20th century dates.

     However, we face the risk that systems which we depend on to conduct our operations are not year 2000 compliant and we are currently attempting to identify specific areas of risk for remediation. Our potential areas of exposure include products purchased from other parties, computers, software, telephone systems and other equipment used internally. If our remedial efforts are not successful or if distributors, suppliers and other parties with which we conduct business do not successfully address such issues, we could be unable to deliver services to our customers, and our business, operating results and financial position could be materially and adversely affected.

OUR SECURITY SYSTEMS AND BACK-UP MECHANISMS ARE UNPROVEN, AND THEREFORE ARE VULNERABLE TO DAMAGE OR INTERRUPTION WHICH WOULD HARM OUR ABILITY TO RELIABLY SERVICE OUR CUSTOMERS.

     Our systems and operations are vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, earthquakes, telecommunications failures, system failures, Internet brownouts, computer viruses, electronic break-ins and similar disruptions. We have experienced minor system interruptions in the past and may experience them again in the future. Any substantial interruptions could result in the loss of data and could impair our ability to provide our products and services to customers and to generate revenues. Presently, we do not have a formal disaster recovery plan in effect. We are currently evaluating our business interruption insurance to determine whether we have sufficient coverage to compensate us for losses that may occur if any of our Internet-based services are interrupted.

                         RISKS RELATED TO THE INTERNET

IF ELECTRONIC COMMERCE DOES NOT CONTINUE TO GROW AS EXPECTED, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE HARMED.

     Our long-term success depends on widespread market acceptance of the Internet and online commercial services as a medium for commerce. A number of factors could prevent such acceptance, including:

     - The early stage of the Internet;

     - The lack of continued development of the Internet's technological infrastructure; and

     - Consumer concern about the security of electronic commerce transactions.

     If the Internet commerce market does not grow or grows more slowly than anticipated, our business, financial condition and results of operations will be harmed.

IF THE INTERNET OR OUR WEB SITES AND SYSTEMS CANNOT SUPPORT THE GROWTH IN ELECTRONIC COMMERCE, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE HARMED.

     If the Internet fails to evolve to support growth in electronic commerce, our business, financial condition and results of operations will be harmed. Specifically, we would be harmed if:

     - The network infrastructure necessary to sustain substantial growth in usage of the Internet is not adequately developed and cannot process a growing number of transactions; and

     - The availability of telecommunication services is insufficient or telecommunication services do not evolve promptly to support real-time interactions with customers.

     We may also need to devote substantial resources to updating our Web sites and online services to support the growth of online commerce. If we fail to adapt our products and services, we may be incompatible with new technologies or be unable to accommodate new users.

RISKS ASSOCIATED WITH THE SECURITY OF TRANSACTIONS AND TRANSMITTING CONFIDENTIAL INFORMATION OVER THE INTERNET MAY NEGATIVELY IMPACT OUR ELECTRONIC COMMERCE BUSINESS.

     We believe that concern regarding the security of confidential information transmitted over the Internet, such as credit card numbers and proprietary data, may prevent many potential customers from engaging in online transactions. We intend to use authentication technology, which requires passwords and other information to prevent unauthorized persons from accessing a customer's information, or encryption, which transforms information into a code designed to be unreadable by third parties, to protect confidential information. In addition, despite the measures we intend to take, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If our security measures are circumvented, proprietary information could be misappropriated or our operations could be interrupted. Security breaches that result in access to confidential information could expose us to a risk of loss or liability. If we do not adequately address these concerns or face any claims in connection with a breach of security, our business, financial condition and operating results could be harmed.

WE COULD FACE LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED THROUGH OUR WEB SITES, WHICH COULD RESULT IN HIGH LITIGATION OR INSURANCE COSTS.

     As a publisher and distributor of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute on our Web sites. Claims have been successfully brought against online services. Although we carry general liability insurance, our insurance may not cover claims of these types or may not be adequate to cover us for all liability that may be imposed. Any imposition of liability could negatively impact our reputation and result in increased insurance costs.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD RESULT IN ADDITIONAL BURDENS TO DOING BUSINESS ON THE INTERNET.

     The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws including those governing intellectual property, privacy, libel and taxation apply to the Internet.

     In 1998, the Internet Tax Freedom Act placed a three-year moratorium on state and local taxes on Internet access, except for taxes imposed prior to October 1, 1998, and on taxes which discriminate against online commerce. However, Congress may not renew this legislation in 2001 and state and local governments would be able to impose Internet-specific taxes on goods purchased electronically, in addition to taxes that are otherwise imposed on sales transactions.

     In addition, laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could increase the costs of communicating on the Web and adversely affect the demand for our products and services and thereby harm our business, results of operations and financial conditions. A number of laws and regulations may also be adopted covering e-commerce issues such as user privacy, pricing, content, copyrights, distribution, antitrust matters, taxation and quality of products and services. Several telecommunications carriers have asked the Federal Communications Commission to regulate telecommunications connections to the Internet, which could result in higher costs of doing business over the Internet. Legislation of these kinds could hinder growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium.

     Due to the global nature of the Internet, it is possible that governments of foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities and we may incur significant costs to comply with foreign laws. Furthermore, the European Union recently adopted a directive addressing data privacy that may result in limits on the collection and use of user information. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be harmed by the adoption or modification of laws or regulations relating to the Internet.

THERE IS INTENSE COMPETITION FOR INTERNET PRODUCTS AND SERVICES, WHICH COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

     Competition for Internet products and services and electronic commerce is intense. We expect that competition will continue to intensify. Barriers to entry are minimal, and competitors can launch new Web sites at a relatively low cost. Our competitors may develop Internet products or services that are superior to, or have greater market acceptance, than our solutions. If we are unable to compete successfully against our competitors, our business, financial condition and operating results will be harmed.

                         RISKS RELATED TO THE OFFERING

INTERNET CAPITAL GROUP, SAFEGUARD AND XL VISION WILL BE ABLE TO CONTROL MATTERS REQUIRING STOCKHOLDER APPROVAL AND MAY VOTE AGAINST MATTERS THAT YOU VOTE IN FAVOR OF OR MAY VOTE IN FAVOR OF MATTERS THAT YOU VOTE AGAINST.

     Internet Capital Group and Safeguard are affiliated entities and Safeguard and XL Vision are affiliated entities. Following the closing of this offering, Internet Capital Group, Safeguard and XL Vision together will have the power to
vote approximately      % of the aggregate number of votes to which the holders
of our common stock are entitled. In addition, Safeguard and Internet Capital Group are parties to a joint venture agreement under which they have agreed to use their best efforts to vote together on matters submitted to stockholders for approval. As a result, these stockholders will be able to control all matters requiring stockholder approval. These stockholders may have interests that differ from yours. Matters that typically require stockholder approval include:

     - Election of directors;

     - Approval of a merger or consolidation; and

     - Approval of a sale of all or substantially all of our assets.

     Currently, one member of our board of directors is an officer of Safeguard and a director of both Internet Capital Group and XL Vision, one member of our board of directors is an executive officer of Safeguard, one member of our board of directors is the Chief Executive Officer and the Chairman of the Board of XL Vision, one member of our board of directors is a director of XL Vision and Safeguard and one member of our board of directors is an executive officer of Internet Capital Group. In addition, Internet Capital Group has the right to elect another director to our board. Under the joint venture agreement, Safeguard and Internet Capital Group have agreed to vote for two designees of Safeguard and two designees of Internet Capital Group in all future elections of directors. Safeguard, XL Vision and Internet Capital Group will therefore have the ability to significantly influence our management.

     The concentration of ownership may delay, deter or prevent acts that would result in a change of control, which could reduce the market price of our common stock.

WE WILL HAVE BROAD DISCRETION IN USE OF THE PROCEEDS FROM THIS OFFERING AND THEREFORE MAY USE THE PROCEEDS FOR PURPOSES NOT CURRENTLY CONTEMPLATED BY US AND FOR WHICH YOU DO NOT AGREE, SUCH AS ACQUISITIONS.

     Our primary purpose for this offering is to create a public market for our common stock. We plan to use the proceeds from this offering to repay outstanding debt relating to a recent acquisition and for working capital and general corporate purposes. We may also use the proceeds in future strategic acquisitions of, or investments in, businesses that offer products, services and technologies that further our ability to provide products and services to businesses or increase our ability to sell our products and offer services to new markets. Until the need arises to use the proceeds from this offering, we plan to invest the net proceeds in investment grade, interest-bearing securities. We will have broad discretion in how we use the proceeds of this offering and you will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

THE SALE OF OUTSTANDING SHARES IN THE MARKET BY OUR EXISTING STOCKHOLDERS IN THE FUTURE MAY ADVERSELY AFFECT OUR STOCK PRICE.

     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following the offering, then the market price of our common stock
could fall. Of the                shares that will be outstanding on the
consummation of this offering:

     - The shares offered through this prospectus will be freely tradable in the public market;

     - Approximately                additional shares may be sold after the
       expiration of 180-day lock-up agreements; and

     - Approximately                additional shares may be sold on the
       exercise of stock options or warrants after the expiration of the 180-day lock-up agreements.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE THAT COULD NEGATIVELY IMPACT THE VALUE OF YOUR INVESTMENT.

     Prior to this offering, there has been no public market for our common stock. Accordingly, the market price of our common stock, like the market for Internet-related and technology companies in general, could be highly volatile. The initial public offering price for our shares will be determined by us and the representatives of the underwriters and may not be indicative of the price that will prevail in the public market after our shares begin trading.

     The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as:

     - Actual or anticipated variations in quarterly operating results;

     - Announcements of technological innovations;

     - Conditions or trends in the cattle industry;

     - New sales formats of new products or services;

     - Changes in or failure by us to meet financial estimates of securities analysts;

     - Conditions or trends in the Internet industry;

     - Announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

     - Capital commitments;

     - Additions or departures of key personnel; and

     - Sales of common stock.

     In addition, the U.S. stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of technology companies, particularly Internet companies. In the past, these broad market fluctuations have been unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts the attention and resources of management, which could harm our business and operating results.

NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing our common stock in
this offering will, therefore, incur immediate dilution of $          in net
tangible book value per share of our common stock. This dilution figure deducts the estimated underwriting discounts and commissions and estimated offering expenses payable by us from the initial public offering price. Investors will incur additional dilution upon the exercise of outstanding stock options.

OUR UNDESIGNATED PREFERRED STOCK MAY DETER POTENTIAL ACQUISITION BIDS FOR OUR BUSINESS, INCLUDING BIDS THAT MAY BE BENEFICIAL TO OUR STOCKHOLDERS.

     Although our outstanding preferred stock will convert to common stock when this offering is consummated, and we do not currently plan to issue any shares of preferred stock, our board of directors may issue up to 15,000,000 shares of preferred stock in one or more series. The board of directors can fix the number of shares of each class and the voting rights, preferences, limitations and special rights, if any, without any further vote or action by our stockholders. The issuance of shares of preferred stock without further action by our stockholders may delay or prevent a change in control transaction. The issuance of preferred stock may result in the loss of voting control to others. As a result, the market price of our common stock and the voting and any other rights of the holders of our common stock may be harmed.

DELAWARE LAW MAY DETER POTENTIAL ACQUISITION BIDS FOR OUR BUSINESS, INCLUDING BIDS WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS.

     Delaware law may deter potential bids for our business. We are subject to the anti-takeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. Delaware law prevents us from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder. For purposes of Delaware law, a business combination includes a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, Delaware law defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may opt out of the anti-takeover provisions. We do not intend to opt out of these anti-takeover provisions.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that address electronic commerce strategy, acquisition and expansion strategy, development of services, use of proceeds, projected capital expenditures, liquidity, development of additional revenue sources, development and maintenance of strategic alliances, market acceptance of the Internet, technological advancement, ability to develop brand identification and global expansion. These statements may be found in the sections of this prospectus entitled Prospectus Summary, Risk Factors, Use of Proceeds, Management's Discussion and Analysis of Financial Condition and Results of Operations, Business and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in Risk Factors and elsewhere in this prospectus.

                                USE OF PROCEEDS

     We expect to receive approximately $     million in net proceeds from the
sale of the           shares of class A common stock in this offering, assuming
an initial public offering price of $     per share, underwriters' discount of
$          and our offering expenses of $          . We expect to receive
approximately $     million in net proceeds if the underwriters' over-allotment option is exercised in full. We will not receive any proceeds from the sale of class A common stock by the selling stockholders.

     The primary purpose of this offering is to obtain additional capital, create a public market for the common stock and facilitate future access to public markets.

     We intend to use a portion of the net proceeds from this offering to pay in full amounts due to XL Vision and Safeguard. As of September 30, 1999, approximately $6.0 million was owed to XL Vision, of which we intend to pay $4.5 million with the net proceeds from the sale of series D preferred stock and a warrant to purchase 911,111 shares of class B common stock to Internet Capital Group, Inc.; the remaining $1.5 million will be paid with a portion of the net proceeds from this offering. As of October 20, 1999, approximately $7.1 million of principal was owed to Safeguard, which we intend to repay with the proceeds of this offering.

     In addition, we intend to use the net proceeds of this offering for payment of a $1.4 million debt related to a 19% investment in Turnkey Computer Systems, Inc., which is due and payable upon consummation of this offering. We also intend to use the proceeds from this offering for working capital and other general corporate purposes, including:

     - Increased domestic and international sales and marketing expenditures;

     - Increased research and development expenditures; and

     - Capital expenditures made in the ordinary course of business.

     We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments, oral or written, to do so. We are not currently engaged in any negotiations for any acquisition or joint venture. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends in the future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999. We present capitalization:

     - On an actual basis;

     - On a pro forma basis to give effect to:

          - The issuance of 4,555,556 shares of series D preferred stock and a warrant to purchase 911,111 shares of class B common stock for $38.8 million in cash and a note receivable under a securities purchase agreement with Internet Capital Group Inc. dated October 27, 1999 and the application of a portion of the proceeds therefrom to repay indebtedness to XL Vision of approximately $4.5 million; and

          - The automatic conversion of all outstanding shares of series A, series B and series C preferred stock into shares of class A common stock and all outstanding shares of series D preferred stock into shares of class B common stock, which will occur immediately prior to the consummation of the offering; and

     - On a pro forma as adjusted basis to give effect to:

          - The events described in the two preceding paragraphs; and

          - The sale of the           shares of class A common stock in this
            offering and application of the estimated net proceeds from the sale of these shares, as described in the section entitled Use of
            Proceeds, at an assumed initial public offering price of $     per
            share, after deducting underwriting discounts and commissions and our estimated offering expenses.

     This table should be read in conjunction with the section entitled Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes to those statements included elsewhere in this prospectus.

                                                                JUNE 30, 1999
                                                      ----------------------------------
                                                                              PRO FORMA
                                                       ACTUAL    PRO FORMA   AS ADJUSTED
                                                      --------   ---------   -----------
                                                                (IN THOUSANDS)
Total indebtedness..................................  $  8,443   $  3,943     $
                                                      --------   --------     --------
Stockholders' equity:
  Preferred stock, par value $0.01 per share,
     15,000,000 shares authorized:
     Series A preferred stock, 6,500,000 shares
       designated; 6,443,606 shares issued and
       outstanding actual and no shares issued and
       outstanding pro forma or pro forma as
       adjusted.....................................        64         --           --
     Series B junior preferred stock, 2,400,000
       shares designated; 2,400,000 shares issued
       and outstanding actual and no shares issued
       and outstanding pro forma or pro forma as
       adjusted.....................................        24         --           --
     Series C preferred stock, 1,300,000 shares
       designated; 1,100,000 shares issued and
       outstanding actual; no shares issued and
       outstanding pro forma or pro forma as
       adjusted.....................................        11         --           --
     Series D preferred stock, 4,555,556 shares
       designated; no shares issued and outstanding
       actual, pro forma or pro forma as adjusted...        --         --           --
  Common stock, par value $0.01 per share,
     100,000,000 shares authorized:
     Class A common stock, 92,711,110 shares
       designated; 5,563,780 shares issued and
       outstanding actual; 15,507,386 shares issued
       and outstanding pro forma; ________ shares
       issued and outstanding pro forma as
       adjusted.....................................        56        155
     Class B common stock, 7,288,890 shares
       designated; no shares issued and outstanding
       actual; 4,555,556 shares issued and
       outstanding pro forma and pro forma as
       adjusted.....................................        --         46           46
  Additional paid-in capital........................    23,458     62,227
  Accumulated deficit...............................   (22,768)   (22,768)     (22,768)
  Note receivable from Internet Capital Group,
     Inc. ..........................................        --    (20,815)     (20,815)
  Unearned compensation.............................       (68)       (68)         (68)
                                                      --------   --------     --------
       Total stockholders' equity...................       777     18,777
                                                      --------   --------     --------
          Total capitalization......................  $  9,220   $ 22,720     $
                                                      ========   ========     ========

     This table does not include the following:

     - 1,954,920 shares of class A common stock issuable upon the exercise of outstanding options granted under our equity compensation plans as of June 30, 1999 at a weighted average exercise price of $1.74 per share, of which options to purchase 398,095 shares of class A common stock were exercisable at a weighted average exercise price of $1.39 per share;

     - 672,800 additional shares of class A common stock available for issuance under our 1996 and 1999 equity compensation plans as of June 30, 1999;

     - 911,111 shares of common stock issuable on the exercise of a warrant that will be exercisable upon consummation of this offering at an exercise price equal to the initial public offering price; and

     - 50,000 shares of class A common stock issued in connection with our investment in Turnkey Computer Systems, Inc. on August 16, 1999.

                                    DILUTION

     As of June 30, 1999, our net tangible book value on a pro forma basis giving effect to the issuance of 4,555,556 shares of series D preferred stock and a warrant to purchase 911,111 shares of class B common stock for an aggregate of $18.0 million in cash and a note receivable on October 27, 1999 and the automatic conversion of our preferred stock into shares of our common stock, which will automatically occur immediately prior to the consummation of this offering, was approximately $12.2 million or $0.61 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities. As of June 30, 1999, our net tangible book value, on a pro forma basis as adjusted for the sale of the shares of our class A common stock, based on an assumed initial public
offering price of $     per share, and after deducting the underwriting
discounts and commissions and our estimated offering expenses, would have been
approximately $     per share. This represents an immediate increase of $
per share to existing stockholders and an immediate dilution of $     share to
new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share............           $
Pro forma net tangible book value per share at June 30,
1999.......................................................  $0.61
  Increase in pro forma net tangible book value per share
     attributable to new investors.........................
                                                             -----
Pro forma net tangible book value per share after the
  offering.................................................
                                                                      -----
Dilution per share to new investors........................           $
                                                                      =====

     The following summarizes on a pro forma basis as of June 30, 1999 the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed initial
public offering price of $     per share.

                               SHARES PURCHASED       TOTAL CONSIDERATION
                             ---------------------   ----------------------   AVERAGE PRICE
                               NUMBER     PERCENT      AMOUNT      PERCENT    PAID PER SHARE
                             ----------   --------   -----------   --------   --------------
Existing stockholders......  20,062,942              $42,275,211                  $2.11
New investors..............
                             ----------   --------   -----------   --------
     Total.................
                             ==========   ========   ===========   ========

     The total consideration does not include the non-cash portion of the consideration for the series D preferred stock and warrant described above.

     The information set forth above does not include the following:

     - 1,954,920 shares of class A common stock issuable upon the exercise of outstanding options granted under our equity compensation plans as of June 30, 1999 at a weighted average exercise price of $1.74 per share, of which options to purchase 398,095 shares of class A common stock were exercisable at a weighted average exercise price of $1.39 per share;

     - 672,800 additional shares of class A common stock available for issuance under our 1996 and 1999 equity compensation plans as of June 30, 1999;

     - 911,111 shares of common stock issuable on the exercise of a warrant that will be exercisable upon consummation of this offering at an exercise price equal to the initial public offering price; and

     - 50,000 shares of class A common stock issued in connection with our investment in Turnkey Computer Systems, Inc. on August 16, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below for the years ended December 31, 1997 and 1998 are derived from our consolidated financial statements which have been audited by KPMG LLP, independent certified public accountants, and are included elsewhere in this prospectus. All business activities from inception through 1996 related to the transportation business segment which was disposed of in January 1999. As a result, we have not included operations data for the years ended December 31, 1994, 1995 and 1996.

     We prepared the unaudited pro forma consolidated financial information for the year ended December 31, 1998 and for six months ended June 30, 1999 by combining the historical results of two of the three companies we acquired, CIN, LLC and Professional Cattle Consultants, L.L.C., with our historical results using the purchase method of accounting. Cyberstockyard, Inc. is not included because the pro forma effects are not significant. This is described in the notes accompanying the pro forma consolidated financial information included elsewhere in this prospectus. We have presented this information to give you a better picture of what our business might have looked like if we had owned CIN, LLC and Professional Cattle Consultants, L.L.C. during the periods presented. These companies may have performed differently if they had actually been combined with our operations. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the acquisitions.

     You should read the selected consolidated financial data together with our historical and pro forma consolidated financial statements and notes thereto and the section of the prospectus entitled Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                      SIX MONTHS
                                                  YEAR ENDED             ENDED          YEAR ENDED     SIX MONTHS
                                                 DECEMBER 31,          JUNE 30,        DECEMBER 31,       ENDED
                                               -----------------   -----------------       1998       JUNE 30, 1999
                                                1997      1998      1998      1999      PRO FORMA       PRO FORMA
                                               -------   -------   -------   -------   ------------   -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue......................................  $    --   $ 1,792   $   664   $ 2,578     $ 2,283         $ 2,745
Cost of revenue..............................       --     2,623     1,037     2,768       2,801           2,840
Operating expenses:
  Selling, general and administrative........      628     3,660     1,331     4,069       4,815           4,521
  Research and development...................      728     1,109       546     1,450       1,451           1,486
    Total operating expenses.................    1,356     4,769     1,877     5,519       6,266           6,007
Interest expense/other income, net...........      141       332       162       289         315             300
Profit (loss) from continuing operations.....  $(1,497)  $(5,932)  $(2,412)  $(5,998)    $(7,099)        $(6,402)
                                               =======   =======   =======   =======     =======         =======
Profit (loss) per common share from
  continuing operations -- basic and
  diluted....................................  $ (4.89)  $ (1.70)  $ (0.93)  $ (1.15)    $ (1.74)        $ (1.18)
                                               =======   =======   =======   =======     =======         =======
Weighted average number of common shares
  outstanding -- basic and diluted...........      306     3,486     2,607     5,223       4,086           5,403
                                               =======   =======   =======   =======     =======         =======

                                                                        DECEMBER 31,
                                                        --------------------------------------------   JUNE 30,
                                                        1994     1995      1996      1997      1998      1999
                                                        -----   -------   -------   -------   ------   --------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
Cash..................................................  $  --   $    --   $     2   $    --   $   --   $   663
Total assets..........................................     --         6       260     2,165    6,602    11,928
Total indebtedness....................................    411     1,747     3,636     8,040    5,572     8,443
Total stockholders' equity (deficit)..................   (411)   (1,742)   (3,457)   (6,875)       3       777

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial information included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements as a result of many factors, including those discussed below and elsewhere in this prospectus.

OVERVIEW

     eMerge Interactive, Inc. is a leading business-to-business electronic commerce company combining content, community and transaction services to create an online marketplace for the cattle industry. We offer our comprehensive cattle solution through our Internet-based information and transaction platform, our Web-enabled private network, and our direct sales force. Our products and services are designed to create an efficient market for the purchase and sale of cattle and to improve quality and productivity in the cattle industry. Our revenue is derived from sales of cattle through Cyberstockyard, NutriCharge, equine imaging systems and our management information solutions service.

     We were incorporated in 1994 as a subsidiary of XL Vision, Inc. to develop and commercialize infrared technology applications. XL Vision is a private company that incubates imaging-related technology companies. Our initial focus was on the transportation market in which we sold our navigational infrared imaging system, the AMIRIS system. In 1997, we expanded our infrared applications with the development of an equine imaging system used by veterinarians primarily for the early detection of health problems in horses. In July 1997, we also completed our first round of private financing and began our direct relationship with Safeguard. Safeguard, XL Vision's largest stockholder, was the largest single purchaser of our series A preferred stock.

     To expand our product base, in July 1998, we licensed a portfolio of patents from a division of the Canadian government relating to the application of infrared technology to the animal science field and a restorative feed supplement called NutriCharge.

     In order to focus on the cattle industry, we discontinued production of the AMIRIS system. In January 1999, we entered into a license agreement with Sperry Marine, Inc., a subsidiary of Litton Industries, Inc., which granted them the right to become the sole producer of the AMIRIS system. In connection with this license, we will receive a royalty of 8% of sales of the AMIRIS system up to a maximum royalty of $4.3 million over a four year period or up to a maximum royalty of $5.0 million if $4.3 million is not received within four years. Upon receipt of the maximum amount, we will transfer all rights, title and interest to the licensed intellectual property to Sperry. Results from this line of business and the related loss on disposal have been segregated from continuing operations and included in discontinued operations in our financial statements. In October 1999, we signed a securities purchase agreement with Internet Capital Group, an affiliate of Safeguard, under which Internet Capital Group will become one of our principal stockholders. Internet Capital Group is an Internet holding company that invests in business-to-business electronic commerce companies.

ACQUISITIONS

     In February 1999, we purchased substantially all of the tangible and intangible assets of CIN, LLC. These assets included the Feedlot Information System, a proprietary, patent pending, information system for cattle feedlots. The purchase price for the assets consisted of 600,000 shares of our class A common stock valued at $720,000, the assumption of up to $600,000 of liabilities, a cash payment due in October 1999 of $383,000, and an agreement to pay the first $350,000 from Internet sales of third-party products over the Web site. In addition, as part of this agreement, we agreed to assume a $177,000 liability related to employee bonuses and an outstanding research grant obligation.

     In March 1999, we acquired 100% of the common stock of Cyberstockyard, Inc. for 200,000 shares of our class A common stock valued at $450,000. Through this acquisition, we obtained Cyberstockyard.com, our online cattle sales and auction services, and related software applications. Cyberstockyard.com has been integrated into our suite of products and services. During the three months ended June 30, 1999, we began executing cattle sales utilizing Cyberstockyard.com.

     In May 1999, we purchased substantially all of the tangible and intangible assets of Professional Cattle Consultants, L.L.C., a leading cattle industry information resource and database for $1.8 million in cash and the assumption of approximately $30,000 in liabilities. In June 1999, we began selling comparative analysis and market information for the feedlot industry with the assets acquired from Professional Cattle Consultants, L.L.C.

     We have presented pro forma results of operations as if the acquisition of CIN, LLC and Professional Cattle Consultants, L.L.C. had occurred on January 1 of each period. Cyberstockyard, Inc. is not included because the pro forma effects are not significant. The pro forma loss from continuing operations for the year ended December 31, 1998 was $7.1 million compared to the actual net loss of $5.9 million. The increase in the net loss results primarily from the net losses of the acquired companies and the pro forma amortization of the intangible assets associated with these acquisitions. The pro forma loss from continuing operations for the six months ended June 30, 1999 was $6.4 million compared to the actual loss from continuing operations of $6.0 million. The increase in the loss is primarily related to the losses of the companies acquired and the pro forma amortization of the intangible assets associated with the acquisitions.

     As a result of these acquisitions, the products and services we currently offer and their related costs are substantially different from our historical products and services and therefore our historical financial results should not be considered indicative of future performance.

     We have incurred significant net losses since our inception. At June 30, 1999, we had an accumulated deficit of $22.8 million. The net losses and accumulated deficit resulted from our lack of substantial revenues, the costs of the significant personnel infrastructure and other costs incurred for the development and marketing of our initial products. We may never achieve significant revenue or profitability, or if we achieve significant revenue or profitability they may not be sustained.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1999

     We recognize revenue in accordance with the terms of the sale or contract, generally as products are shipped or services are provided. We bear inventory risk until the sale of our products and credit risk until full payment is received from our customers. In cattle sales transactions, we purchase cattle from the seller, take title at shipment and own as inventory until delivered to and accepted by the buyer, typically a 24 to 48 hour period. We act as a principal in purchasing cattle from our suppliers and selling them to our customers so that we recognize revenue equal to the amount paid by our customers for the cattle. Gross profit on sale transactions is determined by the fee that we add to the purchase price of the cattle before we sell them.

     Revenue increased 288% from $664,000 for the six months ended June 30, 1998 to $2.6 million for the six months ended June 30, 1999. This increase is due primarily to the initiation of cattle sales as a result of our acquisition of Cyberstockyard, Inc. in March 1999 and increased sales of our equine imaging systems, which we began selling in March 1998. The remainder of the increase resulted from our initial sales of NutriCharge and the sale of subscriptions to our comparative feedlot analysis and market information service.

     Cost of revenue consists primarily of the direct cost to acquire cattle, NutriCharge and equine imaging systems components and indirect costs such as manufacturing overhead, support personnel and site operations. Our gross loss decreased from $373,000 for the six months ended June 30, 1998 to a gross loss of $190,000 for the six months ended June 30, 1999. The decrease in gross loss is due primarily to an increase in revenue.

     Selling, general and administrative expenses increased 206% from $1.3 million for the six months ended June 30, 1998 to $4.1 million for the six months ended June 30, 1999.

     Our sales and marketing expenses consist primarily of salaries and related costs, commissions for sales and marketing personnel, advertising, travel and entertainment, trade shows and consulting fees. Our sales and marketing expenses increased 256% from $723,000 for the six months ended June 30, 1998 to $2.6 million for the six months ended June 30, 1999 due primarily to the increased staffing, related costs, advertising, and consulting costs to effect our business strategy. We expect these costs to continue to increase significantly as we continue to pursue additional sales and marketing opportunities.

     Our general and administrative expenses consist primarily of salaries and related costs for executives and administrative and professional service fees, including administrative support fees to XL Vision and Safeguard. General and administrative expenses increased 147% from $608,000 for the six months ended June 30, 1998 to $1.5 million for the six months ended June 30, 1999. The increase in expenses was primarily due to increases in the number of personnel required to support and grow our business. We expect these expenses to continue to increase as additional personnel are hired and additional expenses are incurred to support future growth.

     Our research and development expenses consist of salaries and related costs, payments to outside consultants, material costs for prototype systems and, to a lesser extent, depreciation on equipment used for development. Our expenses increased 165% from $546,000 for the six months ended June 30, 1998 to $1.5 million for the six months ended June 30, 1999 due to increased development costs associated with our integration and expansion of the products acquired through acquisitions in this period. We expect these costs to increase significantly as we plan to invest heavily to develop and commercialize new products, expand our offerings and adapt our technologies to new markets.

     Interest expense/other income, net increased 78% from $162,000 for the six months ended June 30, 1998 to $289,000 for the six months ended June 30, 1999. This increase was primarily due to a higher average level of borrowing.

     Due to the losses incurred, we did not have any income tax expense in the first six months of 1998 or the first six months of 1999. As of June 30, 1999, we had approximately $20 million of federal income tax loss carry forwards that can be used to offset future taxable income.

  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

     Substantially all of our 1998 revenue of $1.8 million was from the sale of equine imaging systems that we began selling in March of 1998. There was no revenue from equine imaging systems sales in 1997.

     Our gross loss of $831,000 in 1998 was due primarily to a substantial increase in manufacturing overhead as we built our manufacturing infrastructure. There was no manufacturing activity related to the production of equine imaging systems in 1997.

     Selling, general and administrative expenses increased 483% from $628,000 in 1997 to $3.7 million in 1998.

     Our sales and marketing expenses increased 527% from $344,000 in 1997 to $2.2 million in 1998. The increase in these expenses was due primarily to increased staffing and related costs, advertising, travel, trade shows and consulting fees in these areas to effect our business strategy.

     Our general and administrative expenses increased 430% from $284,000 in 1997 to $1.5 million in 1998. The increase in these expenses from 1997 to 1998 was primarily due to increases in the number of personnel and related support costs to expand and grow our business and increased administrative support fees to XL Vision and Safeguard.

     Our research and development expenses increased 52% from $728,000 in 1997 to $1.1 million in 1998. This increase was driven primarily by increased staffing of research and development personnel, related costs, and depreciation of development equipment costs necessary to further develop our products.

     Interest expense/other income, net increased 134% from $141,000 in 1997 to $332,000 in 1998. This increase was primarily due to a higher average level of borrowing.

     Due to the losses incurred, we did not have any income tax expense in 1997 or 1998.

  YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     There was no business activity in 1996 related to our equine imaging systems. All sales, cost of goods sold, general and administrative expenses, sales and marketing expenses and research and development expenses in 1996 related to our transportation segment which has been reported as a discontinued operation.

     Selling, general and administrative expenses were $628,000 in 1997.

     There was no revenue from sales of equine imaging systems or manufacturing activity related to equine imaging systems in 1997. All general and administrative expenses, sales and marketing expenses and research expenses during 1997 related to our initial activities associated with equine imaging systems.

     Sales and marketing expenses of $344,000 in 1997 were principally for salaries and related costs of personnel shifted from the transportation business segment to support the equine imaging system operations. Additionally we initiated spending for costs such as advertising, travel, trade shows and consulting fees.

     General and administrative expenses of $284,000 in 1997 were principally for salaries and related costs for executives and administrative and professional service fees including administrative support fees to XL Vision shifted from the transportation operations to support the equine imaging system operations.

     Research and development expenses of $728,000 in 1997 were principally for salaries and related costs of personnel shifted from the transportation business segment to support the equine imaging system development. Additionally, we initiated spending costs to develop prototype equine imaging systems.

     Interest expense/other income, net was $141,000 in 1997.

     Due to the losses incurred, we did not have any income tax expense in 1997.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statements of operations data for the quarters ended March 31, 1998, June 30, 1998, September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999. The information for each quarter has been prepared on substantially the same basis as the audited statements included in other parts of this prospectus and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and the results of the interim periods are not indicative of results of any future period.

                                                         THREE MONTHS ENDED
                                   ---------------------------------------------------------------
                                   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                     1998       1998       1998       1998       1999       1999
                                   --------   --------   --------   --------   --------   --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA
Revenue..........................  $   323    $   342    $   442    $   685    $   605    $ 1,973
Cost of revenue..................      459        578        649        937        540      2,228
Operating expenses...............      930        948      1,237      1,654      1,962      3,557
Interest expense/other income,
  net............................       77         85         85         85        127        162
Profit (loss) from continuing
  operations.....................  $(1,143)   $(1,269)   $(1,529)   $(1,991)   $(2,024)   $(3,974)
                                   =======    =======    =======    =======    =======    =======
Profit (loss) from continuing
  operations per common share --
  basic and diluted..............  $ (0.44)   $ (0.49)   $ (0.38)   $ (0.43)   $ (0.41)   $ (0.73)
                                   =======    =======    =======    =======    =======    =======

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have funded our operating and investing cash requirements principally through private equity financings and through borrowings from XL Vision. As of October 27, 1999, we have raised approximately $27.6 million from the sale of our common stock and preferred stock, not including $18.0 million, which we expect to receive in cash, and $20.8 million, which we expect to receive one year from the date the series D preferred stock and warrant purchase is completed. At June 30, 1999, we had approximately $663,000 in cash and indebtedness to XL Vision and its affiliates of $8.4 million. We plan to repay $4.5 million of this outstanding debt balance from the cash proceeds of the sale of our series D preferred stock upon completion of the series D preferred stock and warrant purchase, which is expected to occur in November 1999.

     We have had significant negative cash flows from operating activities for each fiscal and quarterly period to date. Net cash used in operating activities was $1.7 million in 1996, $6.0 million in 1997, $8.9 million in 1998 and $3.0 million for the six months ended June 30, 1999. Cash used in operating activities from inception through June 30, 1999 consisted mostly of net operating losses offset by increases in accrued liabilities.

     Net cash used in investing activities was $157,000 in 1996, $507,000 in 1997, $892,000 in 1998, and $4.5 million for the six months ended June 30, 1999. Net cash used in investing activities in these periods consisted mostly of business acquisitions.

     Net cash provided by financing activities was $1.9 million in 1996, $6.5 million in 1997, $9.8 million in 1998 and $8.2 million for the six months ended June 30, 1999. Cash provided by financing activities consisted primarily of the sale of our stock and borrowings from XL Vision.

     In December 1998, XL Vision agreed to cancel $7.5 million of indebtedness, and convert $4.8 million of indebtedness into 2,400,000 shares of our series B preferred stock.

     In May 1999, we raised $5.5 million through the issuance of 1,000,000 shares of our series C preferred stock to Safeguard and 100,000 shares of series C preferred stock to individuals.

     In July 1999, we obtained a revolving credit line from Safeguard evidenced by a promissory note for working capital advances associated with our cattle sales operations of up to $3.0 million. Amounts borrowed under the promissory note bear interest at the prime lending rate plus 1% and are payable on November 30, 1999.

     In August 1999, we entered into an agreement to acquire a 19% interest in the common stock of Turnkey Computer Systems, Inc. for a purchase price of 50,000 shares of our common stock valued at $400,000 and additional cash payments totaling $1.4 million. The cash payments are due in full upon the completion of our initial public offering or in periodic payments of $500,000 at December 31, 1999, $500,000 at December 31, 2000 and $400,000 at December 31,
2001, whichever occurs first.

     In August 1999, we signed a demand note with Safeguard in the principal amount of $2.5 million. The note bears interest at the prime rate plus 1% and is payable on demand. In September 1999, we signed a demand note with Safeguard in the principal amount of $2.0 million. The note bears interest at the prime rate plus 1% and is payable on demand. In October 1999, we signed a demand note with Safeguard in the principal amount of $2.5 million. The note bears interest at the prime rate plus 1% and is payable on demand. In October, we cancelled these outstanding notes in exchange for a note in the amount of $7.1 million. The note is due in full in one year, when we complete an initial public offering or when the note issued to us in connection with the series D preferred stock is repaid, whichever occurs earlier.

     In October 1999, we agreed to issue 4,555,556 shares of series D preferred stock and a warrant to purchase 911,111 shares of class B common stock to Internet Capital Group for aggregate consideration of $38.8 million, pending expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. We expect to receive $18.0 million of this amount in cash and $23.0 million in the form of a non interest-bearing promissory note, which is due one year from the date the series D preferred stock and warrant purchase are completed. Interest on the promissory note was imputed at 9.5% and amounts to $2.2 million over the life of the note. We expect to complete the series D preferred stock and warrant purchase in November 1999.

     We believe that our existing cash balances, together with the proceeds from the sale of series D preferred stock and the warrant to purchase class B common stock, the revolving line of credit and the net proceeds from this offering will be sufficient to meet our working capital and capital expenditures needs for the foreseeable future.

YEAR 2000 COMPLIANCE

     We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. All new programs are being tested and validated for year 2000 compliance. We expect to resolve any year 2000 compliance issues primarily through normal upgrades of our software or, when necessary, through replacement of existing software with year 2000 compliant applications.

     The cost of these upgrades or replacements is included in our capital expenditure budget and is less than $25,000. However, such upgrades and replacements may not be completed on schedule or within estimated costs or may not successfully address our year 2000 compliance issues. As of June 30, 1999, we have received certification from our critical vendors and suppliers that they are either year 2000 compliant or, if they are not presently compliant, that they are taking the necessary steps and have provided a description of their plan to become year 2000 compliant before January 1, 2000. Our contingency plans related to vendors and suppliers include maintaining adequate safety stocks and developing alternative sources of supply.

     In the event that our production and operational facilities that support our Web sites are not year 2000 compliant, portions of our Web sites may become unavailable. We believe that we can quickly address any difficulties that may arise. In the event that our web-hosting facilities are not year 2000 compliant, our Web sites would be unavailable and we would not be able to deliver services to our users. Our contingency plans include having sufficient numbers of technical employees and consultants available in the event of a failure related to production and operational facilities. If our present efforts to address the year 2000 compliance issues are not successful, or if suppliers and other third parties with which we conduct business do not successfully address such issues, our business, operating results, financial position and cash flows could be materially and adversely affected.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The adoption of SFAS No. 133 is not expected to have a material impact on our results of operations, financial position or cash flows.

     In June 1999, the FASB issued SFAS No. 137 which amended the implementation date for SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

MARKET RISK

     We had no derivative securities as of June 30, 1999. We are exposed to changes in interest rates as a result of our borrowings from XL Vision and Safeguard, which are based on the prime lending rate.

     A 10% increase in interest rates related to our borrowings would not have a material effect on our results of operations over the next fiscal year or the fair value of our borrowings.

                                    BUSINESS

OVERVIEW

     eMerge Interactive, Inc. is a leading business-to-business electronic commerce company combining content, community and transaction services to create an online marketplace for the cattle industry. We offer our comprehensive cattle solution through our Internet-based information and transaction platform, our Web-enabled private network, and our direct sales force. Our products and services are designed to create an efficient market for the purchase and sale of cattle and to improve quality and productivity in the cattle industry. Our family of integrated Web sites and our Web-enabled private network provide:

     - Livestock procurement services consisting of cattle sales and auctions;

     - Customer-specific daily feedlot operations analysis, comparative cattle industry analysis and benchmarking studies;

     - Cattle inventory management tools; and

     - Livestock health management and quality enhancement products.

INDUSTRY BACKGROUND

  BEEF INDUSTRY

     According to the National Cattlemen's Beef Association, based on U.S. Department of Agriculture statistics, the cattle industry is the largest segment of the American agricultural economy, accounting for approximately $36 billion in reported sales of live cattle in 1997. On an annual basis, the U.S. beef production industry spends approximately $600 million in medication and $6 billion in feed. At the retail level, the cattle industry generates approximately $54 billion in sales of beef and related by-products annually. Furthermore, worldwide cattle production is three times greater than U.S. production.

                     [PRODUCERS, FEEDLOTS, PACKERS GRAPHIC]

  INDUSTRY PARTICIPANTS

     The U.S. beef production chain can be classified into three primary segments: producers, feedlots, and packers.

     Producers

     There are approximately one million producers comprised of ranchers and small farm owners who breed and raise cattle. Most of the producers are independently owned and are dispersed throughout the United States. Each year these producers market approximately 35 million head of cattle that are eventually harvested for food, of which approximately 27 million are processed through feedlots. These cattle, raised in an average herd size of approximately 35 head for 12-18 months, are aggregated into larger herds and sold to centralized feedlots to increase their weight and value.

     Feedlots

     Feedlots manage the health and growth of the cattle through an aggressive regimen of feeding, which is designed to prepare the cattle for harvest. There are approximately 700 major feedlot operations concentrated in 10 Midwestern states. These feedlots can manage from 4,000 to 115,000 head of cattle at any given time. Feedlots typically purchase cattle weighing 300 to 900 pounds and are then generally fed for a period of 110 to 250 days. After reaching a weight of approximately 900 to 1,400 pounds, the animal is typically sold to a packer for harvesting.

     Packers

     Packers usually hold the cattle for 2 to 24 hours before harvesting and fabricating them for sale and eventual consumption. In addition to processing beef, packers inspect beef for cleanliness in preparation for quality grading. There are currently 64 major beef packing operations in the United States, which in total process approximately 35 million head of cattle into roughly 25 billion pounds of beef annually. Approximately 82% of the beef processed in the United States is processed by beef packing operations owned by IBP, Inc., Cargill, ConAgra, Inc., and Farmland Industries, Inc.

LIMITATIONS OF THE CURRENT SYSTEM

     The current cattle production chain contains a number of inefficiencies that reduce livestock quality and increase cost. These inefficiencies include multiple transaction costs, exposure to stress and disease, and the loss of important feeding and medication information.

  INEFFICIENCIES IN THE CATTLE SALES PROCESS CREATE TRANSACTION COSTS

     As cattle move through the beef production chain, from an individual producer's ranch to a feedlot to a meat packing facility, the cattle may be bought, sold and transported three or four times. Due to the highly fragmented nature of the cattle producer segment, the majority of cattle are sold through traditional livestock sales and auctions, which bring together regional buyers and sellers. The cattle are then sold either directly to feedlots or sold once again to larger buyers and then onto feedlots. Typically, cattle sales and auctions are hosted at sale barns, where livestock brokers act as agents in the buying and selling of animals. The livestock broker is paid a fee or commission each time an individual lot of cattle is bought or sold. As a result of the geographic dispersion of producers and sale barns, many buyers are forced to purchase cattle from livestock brokers without having the opportunity to visually survey the cattle. In addition, this current method of exchange does not facilitate access to real-time price information or a geographically broad marketplace for the product.

  REPETITIVE TRANSPORTATION CREATES ANIMAL STRESS, REDUCING BEEF QUALITY AND PROFITABILITY

     The combination of the method of exchange used in traditional cattle sales and auctions and the fragmentation of the producer segment of the industry results in the repetitive transportation and handling of cattle. As cattle are moved from one environment to another throughout the production chain, they are commingled multiple times and can be exposed to contagious diseases. In addition, the transportation, handling and commingling of cattle often results in a predictable stress response, which may cause significant health deterioration. However, because there is currently no convenient or cost-effective method available to measure an animal's stress level, stress is not assessed today as a meaningful measure of health. Stress and exposure to disease often result in sub-optimal performance at the feedlot and reduced beef quality. It is estimated that sick animals yield approximately $60 per head less than comparable healthy animals which represents a significant loss based on an average price of $450 per head.

  THE LACK OF CURRENT AND ACCURATE INFORMATION IMPACTS ANIMAL PERFORMANCE

     Currently, the industry collects and analyzes information on cattle that go through the beef production process inconsistently and in a manual and time-consuming manner. Due to the nature of data collection and dissemination, cattle industry participants are unable to exchange critical information in an efficient and timely manner to optimize performance and beef quality. We believe that businesses in the cattle industry have not maximized the use of information to effectively address health, quality and performance issues.

     Producers

     Few cattle producers receive data related to the feed performance and quality grades of their animals, making herd management difficult. Animal-specific health and medication information is rarely passed on to subsequent buyers at or prior to the feedlot, often resulting in unnecessary additional medication.

     Feedlots

     Most information currently used in livestock management is gathered at the feedlot. As a general practice, information is collected manually on a daily basis and subsequently entered into multiple information systems that are typically not integrated. Given the time-intensive nature of aggregating data under the current process, it is difficult to collect, analyze and interpret this data in a meaningful way. Historically, feedlots collect and share industry-wide information for benchmarking and performance purposes by submitting reports to data warehouse services that aggregate and disseminate the combined results in monthly reports. Although these data warehouse services are valuable as general strategic and analytical tools, they are less effective in daily decision-making.

     Packers

     Packers collect critical carcass and quality information such as weight, dimension, yield and meat quality grade at the end of the cattle production chain. However, in 1997, only 47.5% of cattle harvested were purchased based on these measures. Therefore, feedlots receive carcass and quality data on less than half of harvested cattle. The remaining harvested cattle are sold to packers based strictly on live weight, and consequently very little health and quality data is provided to feedlots or producers on these cattle.

     We believe improved information flow between and within the three main groups of industry participants can significantly enhance product quality. There is currently no network or method for compiling and communicating information rapidly throughout all stages of the cattle production chain. Product performance information gathered by packers and feedlots will help refine and improve handling practices earlier in the production chain. Information about production techniques and product genetics disseminated by producers and feedlots will minimize redundant medical treatments and enable more accurate brand differentiation at the retail level. Finally, information linking handling, feeding and medication techniques and the ensuing performance results, gathered and disseminated on a daily basis by feedlots, can help the entire segment rapidly adopt best practices.

THE ONLINE CATTLE MANAGEMENT OPPORTUNITY

     We believe that the cattle industry is well-suited for Internet commerce and information sharing due to the industry's size and fragmentation and the inefficiencies associated with the current cattle production chain. The Internet's widespread and growing acceptance make it an optimal platform for business-to-business interaction. Many of the variables that affect cattle performance can be addressed by the Internet's open architecture, universal accessibility and ability to provide more timely and comprehensive information. We believe the Internet can create a more efficient marketplace for the exchange of cattle by directly connecting buyers and sellers and providing information related to the cattle for sale. According to the Gallup and Agricultural Publisher's Survey, it is estimated that over 22% of large producers in the beef industry today are using the Internet for primary information in the conduct of their daily business, and this figure is expected to increase to over 55% by the year 2001.

THE eMerge INTERACTIVE SOLUTION

     We combine content, community and commerce to create an online marketplace for the cattle industry. We offer our comprehensive cattle solution through our Internet-based information and transaction platform, our Web-enabled private network, and our direct sales force. Our products and services are designed to create an efficient market for the purchase and sale of cattle and to improve quality and productivity in the cattle industry. We believe our solution provides the following benefits throughout the cattle production chain.

                    BENEFITS TO CATTLE INDUSTRY PARTICIPANTS

                                                        PRODUCER    FEEDLOT    PACKER
                                                        --------    -------    ------
ONLINE CATTLE SALES AND AUCTION MARKETPLACE
------------------------------------------------------
Broader Access to Buyers and Sellers..................    --          --
Reduced Transportation and Transaction Costs..........    --          --
Convenience and Ease of Use...........................    --          --
Healthier Cattle......................................    --          --        --
Cattle Source Information.............................    --          --        --
Access to Additional Products and Services............    --          --
Quality Certification.................................    --          --        --

PROPRIETARY INFORMATION SERVICES AND MANAGEMENT TOOLS
------------------------------------------------------
Performance Information...............................                --
Detailed Operational Comparisons......................                --
Historical Best Practices.............................    --          --        --
Analytical and Consulting Feedback....................    --          --        --
Comprehensive Content.................................    --          --

THE EMERGE ONLINE CATTLE MARKETPLACE

     Through our Cyberstockyard.com Web site, we enable cattle producers and feedlot operators to participate in daily online sales and auctions of cattle. We believe that because online procurement results in fewer cattle shipments and less handling, transaction costs are reduced and animals arrive at their destination healthier and less stressed, thereby increasing the value of the animals. We also believe that online cattle procurement creates a powerful medium for obtaining access to national market pricing that eventually reduces the amount of commission fees paid by the cattle industry as a whole, and thereby reduces the cost to produce cattle. Through this comprehensive online marketplace, we also have the ability to sell additional products and services that are designed to improve productivity within the livestock industry. For example, to help our customers reduce the effects of pre-harvest stress in their cattle, we offer NutriCharge, our proprietary restorative feed supplement.

  PROPRIETARY INFORMATION SERVICES AND MANAGEMENT TOOLS

     We provide the cattle industry with Web-enabled software applications and management tools designed for the more efficient and profitable production of cattle. Through our integrated suite of Web sites, users can access a broad range of database services and information related to the cattle industry, including general industry news, regional weather, commodity prices and industry analyses and proprietary data. We provide our customers with monthly detailed pricing, operations and benchmarking data on the cattle industry. Further, through our information system, we collect and analyze cattle data, such as feeding and medication history from a number of our customer's disparate systems. These analyses are compiled into daily reports, which customers access through their information systems and use to improve their daily management decisions.

     As part of our comprehensive solution, we also provide an online community for the cattle industry where users can actively communicate with our staff of industry experts. We believe this proactive approach can improve overall meat quality and reduce health-related losses of cattle.

OUR BUSINESS STRATEGY

     Our objective is to expand upon our position as a leading provider of business-to-business electronic commerce products, services and solutions for the livestock industry. Our business strategy includes the following key elements:

 LEVERAGE OUR LEADING MARKET POSITION TO BUILD BRAND AWARENESS AND FURTHER ESTABLISH OUR ONLINE MARKETPLACE

     We seek to combine our industry expertise with the first Internet-enabled cattle information and commerce platform to attract industry participants to our growing online marketplace. By offering industry participants tools to make better informed purchasing decisions, improve cattle health, and operate more efficiently, we believe that we will be able to bring users to our Web sites and build loyalty and future demand for our products, services and solutions. We seek to increase the supply of cattle offered through our online marketplace by continuing to build relationships with cattle producers and to stimulate demand for our marketplace and information services by nurturing relationships with feedlots. We believe that by attracting additional industry participants to our marketplace, we will enhance the value of our online community.

 DRIVE COMMUNITY LOYALTY THROUGH THE USE OF MANAGEMENT INFORMATION TOOLS AND PROPRIETARY CONTENT

     By providing an online, comprehensive source of cattle-related news, industry data and management tools, we intend to increase our customers' daily usage of the eMerge Interactive marketplace. Our electronic commerce marketplace is prominently featured throughout our integrated Web sites that provide information and management tools to our customers. We believe our May 1999 acquisition of Professional Cattle Consultants, L.L.C., serving over 90 feedlots, provides us with a strong customer base and the credibility to develop a trading community and marketplace. Also, our Feedlot Information System, which is designed to be the principal management system for daily feedlot operations, will continuously expose feedlot managers to our online marketplace.

 LEVERAGE OUR STRONG CUSTOMER RELATIONSHIPS AND INDUSTRY EXPERTISE TO EXPAND OUR ONLINE COMMUNITY

     Historically, relationships among industry participants have played a key role in conducting business within the cattle industry. We believe that we have strong existing customer relationships with key cattle producers, feedlots and packers. Through our acquisition strategy and human resources strategy, we have acquired companies and hired individuals with long-standing expertise and relationships in the cattle industry. Our industry experts and advisers consist of veterinarians, cattle buyers, nutritionalists, data analysts, cattle producers and former feedlot managers. We seek to leverage our current customer base, existing relationships and industry expertise to attract additional industry participants. We also seek to market and sell additional products and services to our existing customers.

  DEVELOP NEW PRODUCTS AND SERVICES

     We intend to increase revenue through offering additional products and services that complement our existing offerings. We seek to obtain new products and services through strategic acquisitions of technologies or businesses, internal development and strategic relationships. We currently have strategic relationships for the development of proprietary technology with the U.S. Department of Agriculture, Iowa State University, and the Canadian government. We also intend to invest in the research and development of new data collection systems to increase our proprietary electronic commerce offerings to the livestock industry. For example, we are developing infrared imaging solutions for use in identification of stress in live animals and fluorescence imaging for use in improving food safety through the detection of fecal contamination on beef.

  EXPAND INTO NEW MARKET SEGMENTS

     Expand Internationally

     We believe the international appeal of the Internet and the global demand for cattle products and services present opportunities to expand our comprehensive cattle solution globally. We intend to expand beyond the United States through strategic acquisitions or by expanding our capabilities and sales personnel into the international market. We believe opportunities exist to apply our solution in other regions of North and South America, Asia/Pacific and Europe.

     Extend Our Products and Services to the Retail Segment of the Beef Industry

     As part of our comprehensive solution, we are developing the capability to track and manage health and performance information related to individual animals from birth to harvest. The ability to trace the progress of individual cattle from the producer through the feedlot, and through grading at the packer should enable industry participants to improve health and feed management practices, lowering costs and ultimately improving product quality. In addition, this capacity to track individual cattle from producer through packer will allow our customers to verify the source, history and quality of their beef, thereby enabling them to develop a variety of brands of beef for retail purposes.

     Expand into other Markets Within the Livestock Industry

     We intend to expand our products and services into other market segments within the livestock industry. In particular, we believe that opportunities may exist to apply our integrated electronic commerce and information solution to the swine and dairy markets.

THE eMerge INTERACTIVE EXPERIENCE

     We offer our customers a comprehensive set of Internet-based business solutions designed to address the needs of the livestock industry. Our products and services can be accessed through our family of integrated Web sites. These sites include:

     - CattleInfoNet.com, our platform for our comprehensive solution;

     - Cyberstockyard.com, our online cattle sales and auction site; and

     - PCC-online.com, our cattle industry-specific information Web site.

In addition, through our Web-enabled private network, Feedlot Information System, we offer our feedlot customers specific daily feedlot operations analysis and management tools.

                             THE eMerge MARKETPLACE

 ----------------------------------------------------------------------------------
 CATTLEINFONET.COM
                                        - Industry news
                                        - Regional weather
                                        - Commodity pricing*
                                        - Expert corner
                                        - Reports online
                                        - Links to industry information
 ----------------------------------------------------------------------------------
 ONLINE MARKETPLACE                        MANAGEMENT INFORMATION SOLUTIONS
 Cyberstockyard.com                        Feedlot Information System
 - Cattle sales                            - Feedlot specific content
 - Cattle auctions                         - Daily performance data
 - Order fulfillment                       - Web-enabled with graphical user
 eMerge Online Store                       interface
 - eMerge branded products                 - Analytical services
 - Health products *                       Professional Cattle Consultants
 - General store *                         - Regional feedlot benchmarking data
                                           Specialized Database Services
                                           Advanced Commodities Content *
                                           Advanced Weather Services *
 ----------------------------------------------------------------------------------

* Expected to be offered in December 1999

CATTLEINFONET.COM

     CattleInfoNet.com is our industry-specific Web site that serves as the platform for our comprehensive solution to cattle industry participants. This site features content to facilitate cattle management, including industry news, weather and commodities pricing. Also, through this site, our customers can access Cyberstockyard.com to purchase or sell cattle, and PCC-online.com, our information resource and database. In addition, our customers can use this Web site to purchase our NutriCharge product.

  CYBERSTOCKYARD.COM

     Cyberstockyard.com is our cattle sales and auction service Web site. Through Cyberstockyard.com, our customers utilize our online listing of cattle to obtain access to inventory and national market pricing data in an efficient and effective manner. In addition, our customers can access scheduled online video cattle auctions. We transmit inventory lists with detailed product descriptions to our customers by both e-mail and facsimile and periodically post schedules for live video auctions on the Web site.

     Cattle Sales

     We have developed a detailed posting and transaction process to ensure that adequate information is provided to the purchaser prior to the transaction. We verify the identity of a purchaser through use of a secure password system and verify credit-worthiness of each participant prior to enabling access to our system. Our expert livestock brokers in the field certify all cattle offered for sale through Cyberstockyard.com. We provide a detailed description of each lot of cattle, which can be accessed by a purchaser online. We update our inventory of cattle for sale daily and customers can review our full inventory listings. In addition, customers can post descriptions, quantity and pricing criteria for cattle they would like to purchase and our system will automatically search for a match. If a match is found, the customer is notified immediately online. If no match is found, the customer can choose to have our system perform a daily search for a match as new inventory is added to our system. Notification of a match is sent to the customer by email or facsimile. Our livestock brokers and online producers also have access to these postings and may respond with potential matches. After identifying particular cattle to purchase, our customers complete the transaction through e-mail or the telephone. Once cattle have been purchased, we manage the shipment logistics through our sales and customer service organization.

     Cattle Auctions

     In addition to our online cattle sales, we offer cattle for sale through our online video auctions. Although not necessary to facilitate cattle sales transactions, video is available to customers who have installed our satellite dish system. We offer a mock auction to help our customers get acquainted with the auction process. We have developed a system that allows participants to automatically bid in set increments up to a predetermined limit. Once a bid is accepted, the purchaser is notified online. Our customer service team then follows-up by telephone and e-mail with specific shipment logistics regarding the cattle.

  MANAGEMENT INFORMATION SOLUTIONS

     The Feedlot Information System

     The Feedlot Information System, our Web-enabled private network, provides feedlot customers daily information services. This secure application resides on our customers' operating systems. Our system integrates information contained in their disparate legacy systems into our database daily to create relevant customer-specific analyses and graphical presentations. Customers' information is automatically integrated into our database, analyzed and available for use on the following day. The analyses created includes information and performance data designed to assist in the effective daily management of a feedlot business. These analyses include:

     - Feed consumption data;

     - Feed-to-gain ratios; and

     - A comprehensive summary of health results.

     The Feedlot Information System also enables our customers to compare their performance against other regional and national feedlot data and provides useful proprietary content for business management decisions. Our customers can use our system to manage their feedlot operations on a real-time basis using numerous performance variables and individual parameters. Customers can also access data and product performance results posted by practicing veterinarians to further refine their business practices. All of our Internet applications are easily accessible from our Web-based Feedlot Information System. In addition, our staff provides valuable analysis and interpretation of the information contained in the database.

     Professional Cattle Consultants

     Through PCC-online.com, our Professional Cattle Consultants service, we provide our customers access to services that are based on our confidential and proprietary database of cattle industry information. This database has been compiled over the last 26 years from over 90 different feedlots representing over 20% of the total cattle processed annually through U.S. feedlots. As part of their subscription, our customers submit information to our analysts twice per month to update our database. Each month these customers receive our Cattle Gram, a marketing report that analyzes and reports cattle market related information, and our newsletter, a feed performance report containing compiled data relating to over 100 different feed performance parameters. In our newsletter, we provide national, regional and customer-specific analyses. Customers may use a password to view these reports online or receive them via e-mail or mail.

     Specialized Database Services

     We offer specialized database management and Internet-based networking services that target specific customer requirements, including individual animal tracking through the entire production chain. We can also provide customized data management and formatting services designed to enable suppliers to better understand product performance in the field. Our analysts are available to assist customers in understanding how to derive the most value from the information being acquired.

STRESS MANAGEMENT PRODUCTS AND SERVICES

     As part of our comprehensive solution, we offer our proprietary NutriCharge restorative feed supplement for sale to our customers through our Web sites and direct sales force. NutriCharge is designed to reduce the effects of stress on the animals caused by transportation, handling and commingling, which can result in a loss of product quality. In addition, we offer educational materials and services to assist our customers to reduce handling of animals and therefore reduce stress.

EQUINE IMAGING SYSTEMS

     We have developed our infrared imaging thermography system and image management software for use in the equine industry. Infrared thermography is a non-invasive diagnostic imaging technique that is used to detect surface temperature differences. Our system is used by veterinarians to detect heat as one of the first indicators of inflammation or injury in horses and exotic animals and is lightweight, portable and has a high degree of resolution and sensitivity.

STRATEGIC RELATIONSHIPS AND PARTNERS

     We have entered into agreements for the development of technology with a division of the Canadian government. Under our license agreement, we license patents and technology related to NutriCharge and our Animal Science Tracker infrared camera, which is currently under development. This agreement also gives us and the Canadian government, through the Lacombe Research Centre, the right to collaborate with the other on any project which relates to the license. Please see the section entitled Intellectual Property for a description of the license.

     We have entered into a Research Support Agreement with another division of the Canadian government, the Lethbridge Research Centre, under which we provide one of our infrared imaging systems and technical support in exchange for a right of first refusal to license any resulting technology on potential applications of infrared thermography to livestock.

     We have entered into a cooperative research and development agreement with the USDA Agricultural Research Service and Iowa State University of Science and Technology, in which we have been granted exclusive rights and responsibilities for product development and commercialization of technology developed and patented by them for the detection of small, diluted quantities of mammalian fecal matter on animal carcasses. When commercialized, we believe that this technology may reduce safety inspection and processing costs at packing plants while reducing e-coli contamination risks.

     In August 1999, we entered into an agreement to acquire 19% of the common stock of Turnkey Computer Systems, Inc., the leading provider of administrative/accounting legacy systems to feedlots, for 50,000 shares of our class A common stock valued at $400,000 and future cash payments of $1.4 million. In connection with this investment, we became Turnkey's exclusive online provider of cattle and feed sales.

BUSINESS ACQUISITIONS

  CIN, LLC

     In February 1999, we purchased substantially all of the assets of CIN, LLC, a company which developed, marketed, licensed and distributed software programs for use in animal food sciences markets. In connection with this acquisition, we issued 600,000 shares of our class A common stock valued at $720,000, the assumption of up to $600,000 of liabilities, a cash payment due in October 1999 of $383,000, and an agreement to pay the first $350,000 from Internet sales of third-party products over the Web site. In addition, as part of this agreement, we agreed to assume a $177,000 liability related to employee bonuses and an outstanding research grant obligation.

  CYBERSTOCKYARD, INC.

     In March 1999, we purchased all of the outstanding stock of Cyberstockyard, Inc., a company selling cattle and other products through auction software over the Internet. Cyberstockyard, Inc. was purchased for 200,000 shares of our class A common stock valued at $450,000.

  PROFESSIONAL CATTLE CONSULTANTS, L.L.C.

     In May 1999, we purchased substantially all of the assets of Professional Cattle Consultants, L.L.C. for $1.8 million in cash and the assumption of approximately $30,000 in liabilities. The primary asset of Professional Cattle Consultants, L.L.C. was a proprietary database of cattle and market information and analysis. For the past 26 years, Professional Cattle Consultants, L.L.C. has collected a variety of performance and other data from its subscribers' feedlot operations and provided subscribers with periodic analyses of certain performance characteristics of their feedlot operations and comparative analysis related to the performance of feedlots within their regions.

RESEARCH AND DEVELOPMENT

     We intend to continue to devote significant time and resources to enhance our current core technology to improve our existing products, expand our product line and enter into other market segments. Approximately $1.1 million during the period ended December 31, 1998 and approximately $1.5 million for the six months ended June 30, 1999 were related to research and development. As of September 30, 1999, we had 36 employees dedicated to product development. We intend to continue to invest in research and development and focus on the recruitment of experienced scientists and engineers. Our current research and development activities are primarily focused on the development of information technologies to complement our products and services for the animal sciences industry.

SALES AND MARKETING

  SALES

     Our sales organization is structured around a direct sales team and an electronic commerce sales team. We have a staff of 13 account managers who are responsible for sales of products and services through our electronic commerce platform to feedlot and packer customers in given geographic territories. We have a staff of cattle buying representatives who, along with independent buyer representatives with whom we have entered into relationships, are responsible for obtaining inventory for livestock sales from producers. We are assembling a dedicated team to increase advertising revenue and to add third party products to our electronic commerce offering.

  MARKETING

     We seek to establish broad customer awareness of our technologies, products and services within the industries we serve. Our marketing efforts include direct advertising through trade journals and press releases coordinated by our communications and public relations firm. We also participate in professional societies and university programs and have developed strategic marketing relationships with industry professionals and academic institutions. Much of the initial interest in our products and services has been created through the extensive network of relationships we have in the cattle industry as well as through our sales organization. We are developing an international marketing effort to promote our products and services worldwide.

OUR CUSTOMERS

     Our initial customer focus is the 300 largest feedlots in the United States. These feedlots manage 20.1 million head of cattle annually, accounting for 74% of cattle processed through feedlots in the United States. Currently, our products and services reach 159 of those feedlots, which account for 33% of the total cattle harvested in the U.S. We also offer our products and services to participants throughout the cattle production chain.

CUSTOMER SERVICE

     Our current customer service organization consists of four individuals who are responsible for delivering service to our customers. Currently our order entry, e-commerce transactions and hardware and software support functions are conducted at our Sebastian, Florida facility. Our current field support organization is based in Meade, Kansas. We have a dedicated toll free number for customer calls, which is staffed from 8:00 a.m. to 8:00 p.m. EST.

INFRASTRUCTURE AND TECHNOLOGY INFORMATION SYSTEMS

  SYSTEM ARCHITECTURE

     Our Web sites use multiple front-end servers and a master database located at our Sebastian, Florida facility. We have implemented scalable Web site management, search, customer interaction, transaction processing and fulfillment services and systems. Our Web site and extranet provide customization, interactivity and performance required for business-to-business electronic commerce. We utilize applications for:

     - Accepting and validating customer orders;

     - Placing and managing orders with suppliers and manufacturers;

     - Notifying and updating customer order status; and

     - Management of shipment of products.

     All data communication between remotely located computers uses secure socket layer, or SSL, encryption technology. This allows the transfer of a local database from a feedlot to our main database which uses a Sun Enterprise 4500 server.

  DATA COLLECTION

     The data collection system for our Feedlot Information System gathers information from the accounting, feedbunk and hospital systems at the feedlot. This information is compared to a local database, and the changes and additions are encrypted and transmitted securely to our main database storage along with any orders that are being processed in the off-line batch mode. Once received, we add the data to our master database for statistical analysis and generate reports for individual site locations. The results are encrypted and sent back to the individual feedlots. All confirmations of placed orders are sent back to the feedlot that generated the order. Professional Cattle Consultants data is collected on a monthly basis using a variety of interfaces with feedlot software vendors. Data is transmitted electronically or by hard copy. This information is then imported into the Professional Cattle Consultants architecture where it is stored and utilized as necessary.

  DATA DISSEMINATION

     The data that is sent back to the feedlots includes video data for Cyberstockyard and daily content and statistical data for our management information solutions. This information is then stored in our local databases, which function as a backup for off-line operation. Professional Cattle Consultants provides information back to feedlots on a monthly basis either through electronic mail, a password-protected Internet site, or in hard copy form. Surveys are available only in hard copy form.

  DATA DISPLAY AT THE FEEDLOT

     Our system uses a standard browser to connect to the CattleInfoNet.com Web site. A secure login is required for full access to Cyberstockyard.com, PCC-online.com and the Feedlot Information System. When logged on, the system downloads display applets, written in Java, to the user's system to display relevant information. The user can view auction videos and bid on cattle in real-time.

INTELLECTUAL PROPERTY

     Our ability to protect and utilize our intellectual property rights is important to our continued success. We have filed applications to register Cyberstockyard and NutriCharge as trademarks of eMerge Interactive with the U.S. Patent and Trademark Office. We currently have three patent applications that are pending before the U.S. Patent and Trademark Office relating to:

     - Early detection of inflammation using our infrared imaging camera;

     - Feedlot information systems and methods; and

     - The cattle transaction process.

     The majority of our intellectual property rights are licensed to us by third parties. For example, our U.S. patents and corresponding international patent applications related to our NutriCharge products and infrared animal screening methods are licensed to us by the Canadian government under a master license agreement dated July 29, 1998. The master license provides us with an exclusive worldwide license to develop and sell products and services that utilize the inventions contained in the patents. The license continues until

July 2018 and may be renewed after that time unless the license is terminated by the Canadian government upon our breach of and failure to cure a fundamental term of the license agreement, our commencement of bankruptcy or insolvency proceedings, or the assignment of the license agreement without Canada's prior written consent. In exchange for the license, we must pay the Canadian government a royalty on revenues we receive from the sale of products and services related to the license. Our obligation to pay this royalty begins July 29, 2000. Under the master license, we must achieve milestones in order to maintain the master license. To date we are achieving all required milestones.

     Our U.S. patents relating to technology for detecting fecal contamination on meat carcasses during and after slaughter are licensed to us by the Iowa State University Research Foundation and the USDA under a license agreement entered into August 1999. The license provides us with an exclusive worldwide license until the patents expire on a country by country basis to develop and sell products and services that utilize the inventions contained in the patents. In exchange for the license, we are obligated to pay Iowa State University a royalty on revenues we receive from the sale of products and services related to the license.

     We believe our commercial success depends on our ability to protect our proprietary technology and enforce our rights in the technology we license to other parties. We currently rely on a combination of patents, copyrights and trade secrets to protect our proprietary technology. We are not aware of any patents held by others that would prevent us from manufacturing and commercializing our technology in the United States and abroad.

  PURCHASE AND LICENSE AGREEMENT

     In January 1999, we granted a license to Sperry Marine, Inc., a subsidiary of Litton Industries, Inc., to design, manufacture and assemble infrared marine systems for worldwide sale. The license is exclusive and nontransferable and applies to infrared technology that is unrelated to our products and markets. Although we have not received any royalties to date, under the agreement, we will receive a royalty of 8% of system sales up to a maximum royalty of $4.3 million over a four year period or up to a maximum royalty of $5.0 million if $4.3 million is not received within four years. Upon receipt of the maximum amount, we will transfer all rights, title and interests to the licensed intellectual property. In connection with this license agreement, we also entered into an asset purchase agreement with Sperry for the purchase of our inventory relating to the infrared systems for approximately $1.9 million.

COMPETITION

     In the cattle sales and auction services market, we compete against traditional cattle auction services, as well as video cattle auction providers and other online cattle auction services. Currently, the majority of cattle and calf sales transactions occur through auctions held at traditional sale barns. These sale barn operations are highly fragmented and vary in size. We believe that the primary competitive factors in the cattle sales and auction services market include:

     - Availability and quality of inventory;

     - Pricing;

     - Reliability of service;

     - Efficiency;

     - Brand awareness;

     - Customer service; and

     - Convenience and ease of use.

     We believe that we compete favorably based on these factors, particularly due to our access to inventory, our focus on ensuring quality and reliability, the brand awareness developed through our comprehensive solution and the convenience and ease of use of our Web site.

     We compete against other companies in the information services segment, including established cattle and livestock information services. We also face competition from cattle industry product manufacturers who use information technology to promote the effectiveness of their products. These services are often provided in connection with the sale of products to industry participants. In addition, providers of software to feedlots also offer information services to their feedlot customers. We believe that the primary competitive factors in the information services market include:

     - Breadth of available data;

     - Quality of analyses;

     - Timeliness of information;

     - Brand recognition;

     - Value-added consulting services; and

     - Convenience and ease of use.

     We believe that we compete favorably based on these factors particularly due to the size and quality of our proprietary database, the timeliness of our service offerings, the expertise of our professionals and the convenience and ease of use of our Web sites.

     Our current competitors may include large companies that have substantially greater market presence, brand-name recognition and financial resources than we do. Some of our smaller competitors may also enjoy greater recognition and close relationships within a particular community.

EMPLOYEES

     As of September 30, 1999, we employed a total of 99 persons, including 36 persons in product development and engineering, 35 persons in marketing and sales, 18 persons in production and 10 persons in administration. We are not subject to any collective bargaining agreements and we believe that our relationship with our employees is good.

FACILITIES

     Our corporate facilities located in Sebastian, Florida, occupy approximately 17,000 square feet. We lease our facilities from XL Vision, which leases the entire facility from XL Realty, Inc., a subsidiary of Safeguard, at fair market value. We currently do not have a written lease agreement. We believe that this space is adequate to support our needs for the foreseeable future.

     We also maintain offices in Meade, Kansas, Denver, Colorado and Weatherford, Oklahoma.

                                   MANAGEMENT

     This table sets forth information with respect to our executive officers and directors as of October 27, 1999.

NAME                                   AGE                      POSITION
----                                   ---                      --------
EXECUTIVE OFFICERS AND DIRECTORS
Charles L. Abraham...................  44    Chief Executive Officer and Director
T. Michael Janney....................  50    Chief Financial Officer and Treasurer
Scott L. Mathews.....................  42    Chief Operating Officer
Marvin L. Slosman....................  35    Executive Vice President, Sales and Marketing
John S. Scott, Ph.D..................  48    Chairman of the Board
Douglas A. Alexander.................  38    Director
E. Michael Forgash...................  41    Director
Thomas C. Lynch......................  57    Director
Christopher Moller, Ph.D.............  46    Director
John W. Poduska, Sr., Ph.D...........  62    Director
KEY EMPLOYEES WITH SIGNIFICANT INDUSTRY
  EXPERTISE
J. Tom Brink.........................  38    Director, Analytical Services
Scott Crain, D.V.M...................  41    Executive Vice President, Professional
                                             Services
Jim Gibb, Ph.D.......................  47    Director, Advanced Technologies

EXECUTIVE OFFICERS AND DIRECTORS

     Charles L. Abraham has served as Chief Executive Officer and as a member of the board of directors of eMerge Interactive since July 1998. From July 1997 until July 1998, Mr. Abraham was Vice President and General Manager with the Home Care Division of Nellcor Puritan Bennett Incorporated. Prior to July 1997, Mr. Abraham held several positions with General Electric Medical Systems, including Global Business Manager of the Global Vascular X-ray business located in Paris, France.

     T. Michael Janney has served as Chief Financial Officer and Treasurer of eMerge Interactive since November 1998. From March 1993 until October 1998, Mr. Janney was Senior Vice President and Chief Financial Officer of Datamax Corporation, a privately held company that designs, develops, manufactures and sells bar code printers worldwide.

     Scott L. Mathews has served as Chief Operating Officer of eMerge Interactive since April 1999. From May 1996 until April 1999, Mr. Mathews was Vice President and General Manager for Key Technology, Inc., a manufacturer of machine vision and material handling products for the food processing and pharmaceutical industries. From 1982 until 1996, Mr. Mathews held several positions with General Electric Medical Systems, including General Manager of the Global Positron Emission Tomography business located in Waukesha, Wisconsin and Uppsala, Sweden.

     Marvin L. Slosman has served as the Executive Vice President, Sales and Marketing of eMerge Interactive since August 1998. From April 1996 until July 1998, Mr. Slosman was a Division Manager for Cordis, Johnson and Johnson. From 1989 until 1996, Mr. Slosman held several positions with General Electric Corporation, including Vice President at GE Capital TMS and as well as a number of positions with GE Medical Systems. Mr. Slosman currently serves on the board of directors of ReMar, Inc.

     John S. Scott, Ph.D. has served as Chairman of the Board of eMerge Interactive since September 1994 and has served as Chief Executive Officer and Chairman of the Board of XL Vision, Inc. since its inception in May 1993. From August 1991 until July 1993, Dr. Scott was President of Lenzar Electro-Optics, Inc., a manufacturer of imaging devices. Dr. Scott also currently serves as Chairman of the Board of ChromaVision Medical Systems, Inc. and Who?Vision Systems, Inc.

     Douglas A. Alexander has served as a member of the board of directors of eMerge Interactive since April 1999. Mr. Alexander is Chairman of the Board of VerticalNet, Inc., a managing director of Internet Capital Group, Inc. and serves as a director of Arbinet Communications, Inc., Blackboard Inc., ComputerJob.com, Inc., Deja.com, Inc., LinkShare Corporation, SageMaker, Inc. and Star-Cite! Solutions, Inc. Mr. Alexander co-founded Reality Online, Inc., a company that developed financial planning tools and online services aimed at the individual investor, and continued to serve as its President and Chief Executive Officer after its acquisition by Reuters Group PLC until September 1997.

     E. Michael Forgash has served as a member of the board of directors of eMerge Interactive since March 1999 and has held the position of Vice President at Safeguard Scientifics, Inc. since January 1998. From June 1996 until December 1997, Mr. Forgash was President and Chief Executive Officer of Creative Multimedia, an interactive marketing agency that consulted, designed and delivered Web solutions for businesses. Mr. Forgash also served as President of Continental Healthcare Systems, Inc., a leading supplier of departmental healthcare information systems and consulting in the United States and England. Mr. Forgash currently serves as a director of Internet Capital Group, Inc., US Interactive, Inc., Who?Vision Systems, Inc. and XL Vision, Inc.

     Thomas C. Lynch has served as a member of the board of directors of eMerge Interactive since June 1997 and currently serves as the President, Chief Operating Officer and a member of the board of directors of CompuCom, Inc. From November 1995 until October 1998, Mr. Lynch held the position of Senior Vice President at Safeguard Scientifics, Inc. From September 1994 until October 1995, Mr. Lynch was Director of the Navy Staff, where he was responsible for coordinating Navy defense issues. Prior to August 1994, Mr. Lynch held several positions in the United States Navy, including Superintendent of the U.S. Naval Academy.

     Christopher Moller, Ph.D. has served as a member of the board of directors of eMerge Interactive since June 1997 and is currently Managing Director of TL Ventures, a company which manages a series of private equity funds. Since 1994, Dr. Moller has served as Managing Director of Technology Leaders III and Technology Leaders II Management L.P. Dr. Moller is a director of Who?Vision Systems, Inc., Adolor Corporation and OraPharma, Inc. Dr. Moller serves on the medical advisory board of Lankenau Research Institute.

     John W. Poduska, Sr., Ph.D. has served as a member of the board of directors of eMerge Interactive since January 1997. Since 1992, Dr. Poduska, Sr. has served as the Chairman of Advanced Visual Systems Inc., a provider of visualization software. From December 1989 to December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer Inc., a computer manufacturer. Dr. Poduska is also a member of the board of directors of Safeguard Scientifics, Inc., Cambridge Technology Partners, Inc., Union Pacific Resources Group Inc. and XL Vision, Inc.

KEY EMPLOYEES WITH SIGNIFICANT INDUSTRY EXPERIENCE

     J. Tom Brink has served as the Director, Analytical Services of eMerge Interactive since April 1999. Mr Brink focuses on marketing methods, feedlot and grid value and cow production costs, and has conducted extensive research on cattle markets and price cycles. His articles have been featured in many key industry publications. From November 1996 to April 1999, Mr. Brink served as the Executive Director of the American Gelbvieh Association, a leading breedvalue-based marketer of fed cattle and the largest breed-coordinated alliance in the United States. Prior to November 1996, Mr. Brink was the Director of Research of Cattle-Fax.

     Scott Crain, D.V.M. has served as the Executive Vice President, Professional Services of eMerge Interactive since March 1999. Dr. Crain also maintains a veterinary feedlot practice. In 1995, Dr. Crain founded CIN, LLC, a company that established an information system for the beef industry, and served as its President and Chief Executive Officer until that company was acquired by eMerge Interactive in 1999.

     Jim Gibb, Ph.D. has served as the Director, Advanced Technologies for eMerge Interactive since June 1999. Dr. Gibb identifies opportunities to implement and integrate new technology into eMerge Interactive's informations system. From May 1996 until June 1999, he served as the Vice President at the Center for Quality of the National Cattlemen's Beef Association. He has also served as an Assistant Professor of Beef Cattle Management at the University of Illinois, Vice President of Education and Research for the American Polled Hereford Association, Executive Director of the American Gelbvieh Association.

BOARD COMMITTEES

     We have established an audit committee and a compensation committee. Our audit committee consists of Douglas A. Alexander, Christopher Moller, Ph.D. and John W. Poduska, Sr., Ph.D. The audit committee reviews the scope and result of the audit and other services provided by our independent auditors and reviews and evaluates our audit and internal control functions.

     Our compensation committee consists of John S. Scott, Ph.D., E. Michael Forgash and Thomas C. Lynch. The compensation committee evaluates and approves the compensation and benefits for our executive officers and administers our equity compensation plans and makes recommendations to the board of directors regarding such matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of eMerge Interactive and administering various incentive compensation and benefit plans. During the 1998 fiscal year, our compensation committee consisted of Dr. Scott and Messrs. E. Scott Blackwell and Lynch. Dr. Scott is the Chief Executive Officer and Chairman of the Board of XL Vision. Mr. Blackwell is an executive officer of XL Vision. At the end of fiscal 1998, we owed XL Vision $8.0 million.

DIRECTOR COMPENSATION

     We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. We do not pay our directors cash compensation for attending meetings of the board of directors and committee meetings. Directors are eligible to receive options to purchase common stock under our equity compensation plan. In each of October 1997 and March 1999, we granted Dr. Poduska options to purchase 25,000 shares of our common stock under our 1996 Equity

Compensation Plan at an exercise price of $1.00 and $2.00 per share, respectively. In April 1999, we granted Mr. Alexander options to purchase 80,000 shares of our common stock under our 1996 Equity Compensation Plan at an exercise price of $3.00 per share.

EXECUTIVE COMPENSATION

     The table below sets forth information concerning the compensation we paid to our chief executive officer and a former executive officer who was paid compensation greater than $100,000 in 1998. In 1998, we did not pay any of our other executive officers salary and bonus exceeding $100,000. Mr. Abraham joined eMerge Interactive in April 1998 and is paid a base salary of $175,000 per year and a bonus of $70,000 per year.

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                                              COMPENSATION
                                                              ------------
                                   ANNUAL COMPENSATION         SECURITIES
                              -----------------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY($)   BONUS($)   OPTIONS/SARS   COMPENSATION
---------------------------   ------   ---------   --------   ------------   ------------
Charles L. Abraham.........    1998    $ 86,159    $35,000      600,000        $41,601
Chief Executive Officer
Ottmar Dippold.............    1998     100,968         --           --             --
  Former President and
  Chief Operating Officer

     The following table sets forth information regarding options granted in 1998 to the executive officers named in the Summary Compensation Table above. Mr. Dippold was not granted any stock options during 1998. The potential realizable value is calculated based on an assumed initial public offering price
of $     per share.

                     OPTION GRANTS DURING LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                       --------------------------------------------------------     VALUE AT ASSUMED
                       NUMBER OF                                                  ANNUAL RATES OF STOCK
                         SHARES                                                   PRICE APPRECIATED FOR
                       UNDERLYING   PERCENTAGE OF                                      OPTION TERM
                        OPTIONS     TOTAL OPTIONS      EXERCISE      EXPIRATION   ---------------------
NAME                   GRANTED(#)      GRANTED      PRICE($/SHARE)      DATE        5%($)      10%($)
----                   ----------   -------------   --------------   ----------   ---------   ---------
Charles L. Abraham...   400,000         30.0%           $1.00           7/1/08
                        100,000          7.6%           $1.00           7/1/08
                        100,000          7.6%           $1.00         10/30/08

     The following table sets forth information concerning year end option values for fiscal 1998 for the executive officers named in the Summary Compensation Table above. There were no option exercises by these officers in fiscal 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                    NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                               OPTIONS AT FISCAL YEAR END(#)        AT FISCAL YEAR END($)
                               ------------------------------    ----------------------------
NAME                           EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                           ------------    --------------    -----------    -------------
Charles L. Abraham...........    150,000          450,000
Ottmar Dippold...............     12,500           37,500

EMPLOYMENT, CHANGE OF CONTROL AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Charles L. Abraham holds the position of Chief Executive Officer and receives an annual salary of $175,000 per year, and a bonus of up to $70,000 per year based on performance objectives established by the board of directors. Mr. Abraham will receive continued salary and benefits for a period of six months if we terminate his employment without cause. Mr. Abraham also holds options to purchase 600,000 shares of common stock at $1.00 per share, of which 25% or 150,000 shares, vest at the grant date with the remaining options vesting in three annual installments of 25% each. If we experience a change of control, 100% of the options will automatically vest.

     Marvin L. Slosman holds the position of Executive Vice President, Sales and Marketing and receives an annual salary of $140,000 and a bonus of up to $56,000 based on the achievement of annual objectives. Mr. Slosman will receive continued salary and benefits for a period of six months if we terminate his employment without cause. Mr. Slosman also holds options to purchase 125,000 shares of common stock at $1.00 per share and 25,000 shares of common stock at $3.00 per share. These options vested 25% on the day of grant with the remaining options vesting in three annual installments of 25% each. If we experience a change of control, 100% of the options will automatically vest.

     T. Michael Janney holds the position of Chief Financial Officer and receives an annual salary of $135,000 and a bonus of up to $33,750 based on the achievement of annual objectives. Mr. Janney will receive continued salary and benefits for a period of six months if we terminate his employment without cause. Mr. Janney also holds options to purchase 125,000 shares of common stock at $1.00 per share and 25,000 shares of common stock at $3.00 per share. These options vested 25% on the day of grant with the remaining options vesting in three annual installments of 25% each. If we experience a change of control, 100% of the options will automatically vest.

     Scott L. Mathews holds the position of Chief Operating Officer and receives an annual salary of $160,000 and a bonus of up to $64,000 based on the achievement of annual objectives. Mr. Mathews will receive continued salary and benefits for a period of six months if we terminate his employment without cause. Mr. Mathews also holds options to purchase 180,000 shares of our common stock at $3.00 per share. These options vest 25% on the day of grant with the remaining options vesting in three annual installments of 25% each. If we experience a change of control, 100% of the options will automatically vest.

EQUITY COMPENSATION

  AMENDED AND RESTATED 1996 EQUITY COMPENSATION PLAN

     Our Amended and Restated 1996 Equity Compensation Plan was approved by our stockholders on January 26, 1996. The aggregate number of shares of common stock available for awards under the 1996 plan was 1,735,000 shares. No more than 500,000 shares in the aggregate may be granted to any individual in any calendar year. As of October 20, 1999, there were 1,584,470 shares issuable upon the exercise of outstanding options granted under the 1996 plan.

  1999 EQUITY COMPENSATION PLAN

     Our 1999 Equity Compensation Plan was approved by our stockholders on May 10, 1999. The aggregate number of shares of common stock available for awards under the 1999 plan is 1,000,000 shares. No more than 500,000 shares in the aggregate may be granted to any individual in any calendar year. As of October 20, 1999, there were 427,700 shares issuable upon the exercise of outstanding options granted under the 1999 plan.

  GENERAL

     The 1996 and 1999 equity compensation plans provide for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and performance units to our designated employees, advisors and consultants, and to non-employee directors. The compensation committee of the board of directors administers and interprets the plans. The compensation committee consists of two or more persons appointed by the board of directors from among its members, each of whom must be a non-employee director as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and an outside director as defined by section 162(m) of the Internal Revenue Code of 1986 and related Treasury Regulations.

  ELIGIBILITY FOR PARTICIPATION

     Grants may be made to any of our employees or to employees of any of our subsidiaries, to any non-employee member of the board of directors or, under the 1999 plan, to individuals to whom an offer of employment has been extended. Key consultants and advisers who perform services for us or any of our subsidiaries are eligible if they render bona fide services, not as part of the offer or sale of securities in a capital-raising transaction.

401(k) PLAN

     We have adopted a tax qualified employee savings and retirement plan, the 401(k) plan, for eligible employees. We make matching contributions on behalf of all participants who have elected to make deferrals to the 401(k) plan. Any contributions to the 401(k) plan by us or by the participants are paid to a trustee. The 401(k) plan, and the accompanying trust, is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions and income earned, if any, are not taxable to employees until withdrawn. The contributions made by us vest in increments according to a vesting schedule. At the direction of each participant, the trustee invests the contributions made to the 401(k) plan in any number of investment options.

                           RELATED PARTY TRANSACTIONS

EQUITY AND DEBT FINANCING AGREEMENTS AND LICENSE AGREEMENT WITH XL VISION

     From our inception in September 1994 through June 1999, we have funded our operating and investing cash requirements principally through private placements of common stock and preferred stock and from borrowings from XL Vision.

     In July 1997, we signed a subordinated purchase money note with XL Vision for $4.4 million. The note bears interest at an annual rate of 7% and is due in full when we complete an initial public offering or sell all of our assets or stock.

     In December 1998, we issued 2,400,000 shares of series B junior preferred stock to XL Vision, one of our significant stockholders, at a purchase price of $2.00 per share in exchange for canceling debt of $4.8 million. XL Vision also canceled $7.5 million of debt as a contribution of debt to equity. The registration rights agreement executed in connection with the series A preferred stock extends to the series B junior preferred stock. See the section entitled Description of Capital Stock for a description of the registration rights agreement. The shares of series A preferred stock convert into shares of class A common stock immediately prior to completion of this offering.

     In January 1999, we signed a revolving promissory note with XL Vision for up to $3.0 million. The revolving promissory note bears interest at the prime lending rate plus 1% and is due in full when we complete an initial public offering or sell all of our assets or stock.

     In February 1999, we signed a license agreement with XL Vision, granting XL Vision a license to use our software for the limited purpose of evaluating whether the software could provide the basis for a new company that would operate in the agricultural industry. If XL Vision forms a new company, we will negotiate a long-term license agreement. In addition, XL Vision is obligated to give us at least 25% of the new company. We are obligated to transfer all amounts up to 25% of the company to Lost Pelican, LLC, formerly CIN, LLC. The license agreement terminates on November 30, 1999.

EQUITY AND DEBT FINANCING AGREEMENTS WITH AFFILIATES OF SAFEGUARD SCIENTIFICS, INC.

     In April 1999, we signed two promissory notes, totaling $1.1 million with Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. and the sole general partner of Safeguard XL Capital and Safeguard 99 Capital L.P., two of our significant stockholders. Safeguard Scientifics, Inc. owns a majority of the outstanding shares of preferred stock of XL Vision. These promissory notes were paid in full with the proceeds of the sale of our series C preferred stock.

     In May 1999, we issued 1,000,000 shares of series C preferred stock to Safeguard 99 Capital L.P., an affiliate of Safeguard Scientifics, Inc., at a price of $5.00 per share. The registration rights agreement executed in connection with the series A preferred stock extends to the series C preferred stock. The shares of series A preferred stock convert into shares of class A common stock immediately prior to completion of this offering.

     In July 1999, we signed a revolving promissory note with Safeguard Delaware, Inc. for up to $3.0 million. At September 30, 1999, $3.0 million had been advanced by Safeguard. The revolving promissory note bears interest at the prime lending rate plus 1%. In October 1999, we amended the note to extend the maturity date until November 30, 1999.

     In August 1999, we signed a demand note with Safeguard Delaware, Inc. in the principal amount of $2.5 million. The note bears interest at the prime rate plus 1% and is payable on demand. In September 1999, we signed a demand note with Safeguard Delaware, Inc. in the principal amount of $2.0 million. The note bears interest at the prime rate plus 1% and is payable on demand. In October 1999, we signed a demand note with Safeguard Delaware, Inc. in the principal amount of $2.5 million. The note bears interest at the prime rate plus 1% and is payable on demand. In October 1999, we cancelled these outstanding notes in exchange for a note in the amount of $7.1 million. The note bears interest at the prime rate plus 1% and is due in full in one year, when we complete an initial public offering or when Internet Capital Group repays its note to us, whichever occurs earlier.

ISSUANCE OF PREFERRED STOCK AND A WARRANT TO INTERNET CAPITAL GROUP, INC.

     On October 27, 1999, we agreed to issue 4,555,556 shares of series D preferred stock and a warrant to purchase 911,111 shares of class B common stock for the aggregate consideration of $38.8 million to Internet Capital Group, Inc., subject to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we expect to occur in November 1999.

     We will receive $18.0 million of the total purchase price in cash and $23.0 million in the form of a promissory note. The note will be due and payable one year after its issue and does not bear interest. The note is secured by 2,555,556 shares of series D preferred stock. Interest on the promissory note was imputed at 9.5% and amounts to $2.2 million over the life of the note. In connection with the issuance of the stock and the warrant, we will grant Internet Capital Group registration rights that are substantially the same as those that apply to our series A preferred stock.

     The series D preferred stock will automatically convert into shares of class B common stock immediately prior to completion of this offering. Class B common stock is entitled to two and one-half votes per share. The warrant expires three years from the date of issuance, and is exercisable at the initial public offering price of the class A common stock. The class B common stock automatically converts into class A common stock upon transfer by Internet Capital Group to a non-affiliated party.

     Douglas A. Alexander, one of our directors, is an executive officer of Internet Capital Group. E. Michael Forgash, one of our directors, is also a member of the board of directors of Internet Capital Group. Additionally, Safeguard Scientifics, Inc. beneficially owns approximately 14.3% of the outstanding shares of common stock of Internet Capital Group.

     Internet Capital Group and Safeguard are parties to a joint venture agreement under which each has agreed to:

     - Use best efforts to agree and vote on a course of action that is in the best interest of both parties in all matters submitted to the stockholders for approval;

     - Vote its shares for the election of two designees of Safeguard and two designees of Internet Capital Group in any election of directors of eMerge Interactive;

     - Offer shares of eMerge Interactive stock to the other party at the fair market price of the shares before offering the shares to any unaffiliated party, other than in a sale of all of its shares; and

     - Discuss its intentions with the other party before selling all of its shares to an unaffiliated party and use its best efforts to provide the other party with the opportunity to purchase or participate in the purchase of the shares.

SERVICE AGREEMENTS WITH XL VISION AND SAFEGUARD SCIENTIFICS

     We have contractual service agreements with XL Vision and Safeguard Scientifics. Under an administrative services agreement dated December 15, 1997, as amended on August 17, 1999, XL Vision and Safeguard provide us with management consultation, investor relations, financial management, human resource management, legal services, insurance programs, and administrative services. We pay a fee of 1.5% of the contribution margin of cattle sales, as defined in the agreement, and 1.5% for all other sales, up to $300,000 annually, which is divided equally between Safeguard and XL Vision. The fee is not due until we achieve positive cash flow from operations. The agreement extends through December 31, 2002 and continues unless terminated by either party.

     Under a direct charge administrative services agreement dated April 14, 1997, XL Vision also provides us with management services on a time and materials basis. This agreement continues on a month-to-month basis, and may be terminated at any time by either party.

REAL ESTATE LEASE WITH XL VISION

     We currently lease our facilities in Sebastian, Florida from XL Vision, Inc., which leases the entire facility from XL Realty, Inc., a subsidiary of Safeguard Scientifics, Inc. We currently do not have a written lease. We lease our facilities at fair market value.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of eMerge Interactive's common stock as of October 27, 1999 by:

     - Each person or entity who is known by us to beneficially own more than 5% of eMerge Interactive's outstanding common stock;

     - Each of the executive officers set forth on the summary compensation table;

     - Each director of eMerge Interactive;

     - All directors and executive officers as a group; and

     - All other selling stockholders.

     In addition, we are voluntarily disclosing information for each of our other executive officers.

     A person has beneficial ownership of shares if the individual has the power to vote or dispose of shares. This power can be exclusive or shared, direct or indirect. In addition, a person beneficially owns shares underlying options that are presently exercisable or will become exercisable within 60 days of October 27, 1999 and shares acquirable upon conversion of our preferred stock. Applicable percentage ownership in the following table is based on 20,119,442 shares of common stock and preferred stock outstanding as of October 27, 1999, which assumes that the 4,555,556 shares of series D preferred stock issuable under our securities purchase agreement with Internet Capital Group, Inc. have
been issued and converted into common stock, and        shares immediately
following the completion of this offering. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire eMerge Interactive's capital stock that are presently outstanding, granted in the future or reserved for future issuance under our equity plans, there will be further dilution to new public investors. Because of the disparate voting rights between the class A and class B common stock, we have also presented beneficial ownership as a percent of total voting power in the table below.

     The table below assumes that the underwriters have not exercised their over-allotment option. In addition, the symbol * means that the percentage is less than one percent.

                                           SHARES BENEFICIALLY OWNED         NUMBER OF         SHARES BENEFICIALLY OWNED
                                               PRIOR TO OFFERING             SHARES OF            AFTER THE OFFERING
                                     -------------------------------------    CLASS A    -------------------------------------
                                                 PERCENT OF    PERCENT OF     COMMON                 PERCENT OF    PERCENT OF
                                     NUMBER OF   BENEFICIAL   TOTAL VOTING     STOCK     NUMBER OF   BENEFICIAL   TOTAL VOTING
     NAME OF BENEFICIAL OWNER         SHARES     OWNERSHIP       POWER        OFFERED     SHARES     OWNERSHIP       POWER
     ------------------------        ---------   ----------   ------------   ---------   ---------   ----------   ------------
5% STOCKHOLDERS:
Internet Capital Group,
Inc.(1)(10)........................  6,466,667      30.7%         50.2%
  800 The Safeguard Building 435
  Devon Park Drive Wayne, PA 19087
XL Vision, Inc.(2)(3)..............  4,846,500      24.1          18.0
  10315 102nd Terrace Sebastian, FL
  32958
Safeguard XL Capital L.P.(4)(10)...  4,181,315      20.8          15.5
  800 The Safeguard Building 435
  Devon Park Drive Wayne, PA 19087
XL Partners, L.P.(3)...............  2,446,500      12.2           9.1
  10315 102nd Terrace Sebastian, FL
  32958
Safeguard 99 Capital
  L.P.(4)(5)(10)...................  1,340,000       6.5           4.9
  800 The Safeguard Building 435
  Devon Park Drive Wayne, PA 19087

                                           SHARES BENEFICIALLY OWNED         NUMBER OF         SHARES BENEFICIALLY OWNED
                                               PRIOR TO OFFERING             SHARES OF            AFTER THE OFFERING
                                     -------------------------------------    CLASS A    -------------------------------------
                                                 PERCENT OF    PERCENT OF     COMMON                 PERCENT OF    PERCENT OF
                                     NUMBER OF   BENEFICIAL   TOTAL VOTING     STOCK     NUMBER OF   BENEFICIAL   TOTAL VOTING
     NAME OF BENEFICIAL OWNER         SHARES     OWNERSHIP       POWER        OFFERED     SHARES     OWNERSHIP       POWER
     ------------------------        ---------   ----------   ------------   ---------   ---------   ----------   ------------
The Biegert Family Trust(6)........  1,000,000       5.0           3.7
c/o Judith Ackland P.O. Box 197
Shickley, NE 68436
NAMED EXECUTIVE OFFICERS AND
  DIRECTORS:
Charles L. Abraham(9)..............   300,000        1.5             *
Ottmar Dippold.....................    22,500          *             *
John S. Scott, Ph.D.(11)...........    20,000          *             *
Douglas A. Alexander...............        --          *             *
E. Michael Forgash.................        --          *             *
Thomas C. Lynch....................        --          *             *
Christopher Moller, Ph.D...........        --          *             *
John W. Poduska, Ph.D. (9).........    52,750          *             *
OTHER EXECUTIVE OFFICERS:
T. Michael Janney (9)..............    37,500          *             *
Scott L. Mathews (9)...............    45,000          *             *
Marvin L. Slosman (9)..............    68,750          *             *
All directors and executive
  officers as a group (10
  persons).........................   524,000        2.6           1.9
SELLING STOCKHOLDERS:
Technology Leaders II(7)...........   856,000        4.3           3.2
Technology Leaders I(8)............   803,250        4.0           3.0
Scott Calhoun......................    50,000          *             *
Richard Stanley, D.V.M.(9).........    29,270          *             *

-------------------------

 (1) The share numbers for Internet Capital Group represent 4,555,556 shares of class B common stock and a warrant to purchase 911,111 shares of class B common stock that will be acquired under a securities purchase agreement dated October 27, 1999. Holders of class B common stock are entitled to two and one-half votes per share. These numbers also include 1,000,000 shares of class A common stock that will be acquired from J Technologies, LLC under a securities purchase agreement on October 27, 1999.

 (2) The share numbers for XL Vision, Inc. include 500,000 shares that are subject to an option to holders of its 6% convertible subordinated notes. The options become exercisable when we complete an initial public offering, subject to restrictions.

 (3) XL Vision, Inc. is the sole general partner of XL Partners, L.P. Therefore, the share numbers for XL Vision include 2,446,500 shares owned by XL Partners, L.P.

 (4) Safeguard Delaware, Inc. holds approximately a 91.6% general partnership interest in Safeguard XL Capital L.P. and an 89.8% general partnership interest in Safeguard 99 Capital L.P. Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc., is the sole general partner of Safeguard XL Capital L.P. and Safeguard 99 Capital L.P. Safeguard Delaware, Inc. has sole authority and responsibility for all investments, voting and disposition decisions regarding such shares. The limited partnership interests are held by executives and employees of Safeguard, subject to vesting. These numbers exclude any shares that may be purchased by Safeguard Scientifics, Inc. that have not been purchased by its shareholders in the directed share subscription program.

 (5) The share numbers for Safeguard 99 Capital L.P. include options to acquire 340,000 shares of our stock that are currently owned by XL Vision. These options become exercisable when we complete an initial public offering, subject to restrictions.

 (6) We have a proxy to vote the 1,000,000 shares owned by the Biegert Trust until the completion of the series D preferred stock and warrant purchase by Internet Capital Group.

 (7) Technology Leaders II Management L.P., a limited partnership, is the sole general partner of Technology Leaders II L.P. and a co-general partner of Technology Leaders II Offshore C.V. Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are venture capital funds that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are referred to as Technology Leaders II. Technology Leaders II Management L.P. has sole authority and responsibility for all investment, voting and disposition decisions for Technology Leaders
     II. The general partners of Technology Leaders II Management, L.P. are (i) Technology Leaders Management, Inc., a wholly-owned subsidiary of Safeguard, (ii) Robert E. Keith, Jr., Gary J. Anderson, M.D., Mark J. DeNino and Christopher Moller, Ph.D., a director of eMerge Interactive, and
     (iii) four other corporations (the TLA Corporations) owned by natural persons, one of whom is a director of Safeguard. Technology Leaders II Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, which consists of nine voting members including (i) Warren V. Musser, who is a designee of Technology Leaders Management, Inc., (ii) Mr. Keith, Dr. Anderson, Mr. DeNino, Dr. Moller, individually, and (iii) one designee of each of the TLA Corporations and (as a non-voting member) Clayton S. Rose. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders II, subject to the control and direction of the executive committee of Technology Leaders II Management L.P. Mr. Keith is Vice Chairman of Safeguard.

 (8) Technology Leaders Management L.P., a limited partnership, is the sole general partner of Technology Leaders L.P. and a co-general partner of Technology Leaders Offshore C.V. Technology Leaders L.P. and Technology Leaders Offshore C.V. are venture capital funds that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders MI Corp. is wholly-owned by Technology Leaders Offshore C.V. Technology Leaders L.P. and Technology Leaders Offshore C.V. are referred to collectively as Technology Leaders I. Technology Leaders Management L.P. has sole responsibility for all investment, voting and disposition decisions for Technology Leaders I. The general partners of Technology Leaders Management L.P. are (i) Technology Leaders Management, Inc., a wholly-owned subsidiary of Safeguard, (ii) Technology Leaders Partners I, a general partnership among Technology Leaders Management, Inc. and the Managing Directors of Technology Leaders Management, Inc., other than Mark J. DeNino, and (iii) four other corporations (the TLA Corporations) owned by individuals, one of whom serves as a director of Safeguard, and three of whom are not currently otherwise affiliated with Safeguard or eMerge Interactive. Technology Leaders Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, that consists of seven voting members including (i) Warren V. Musser, Robert E. Keith, Jr. and Gary J. Anderson, M.D., each of whom are designees of Technology Leaders Management, Inc., and (ii) one designee of each of the TLA Corporations. Clayton S. Rose is a non-voting member of that executive committee. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders, subject to the control and direction of the executive committee of Technology Leaders Management L.P. Mr. Musser is the chairman and Mr. Keith is president and chief executive officer of Technology Leaders Management, Inc. and Mr. Keith, Dr. Anderson, Mr. DeNino and Christopher Moller, Ph.D., a director of eMerge Interactive, are the managing directors of Technology Leaders Management, Inc. Mr. Keith and Dr. Anderson are former officers of Safeguard and Mr. Keith is Vice Chairman of Safeguard.

 (9) Includes options to purchase the following shares of class A common stock:

     - 270,000 shares by Mr. Abraham;

     - 43,750 shares by Mr. Poduska;

     - 37,500 shares by Mr. Janney;

     - 45,000 shares by Mr. Mathews

     - 68,750 shares by Mr. Slosman; and

     - 5,000 shares by Mr. Stanley.

(10) Internet Capital Group and Safeguard are parties to a joint venture agreement under which they have agreed to use best efforts to agree to vote together on matters submitted to the stockholders for approval and for two designees of Safeguard and two designees of Internet Capital Group in any elections of directors.

(11) John S. Scott, Ph.D. is Chief Executive Officer and Chairman of the Board of XL Vision, and disclaims beneficial ownership of the 4,846,500 shares held by XL Vision.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon completion of this offering, we will be authorized to issue up to 100,000,000 shares of common stock, $.01 par value per share, consisting of 92,711,110 shares of class A common stock and 7,288,890 shares of class B common stock, and 15,000,000 shares of preferred stock, $.01 par value per share. All outstanding shares of preferred stock will automatically convert into common stock immediately prior to the closing of this offering as follows:

     - Shares of series A, series B and series C preferred stock will convert into shares of class A common stock; and

     - Shares of series D preferred stock will convert into shares of class B common stock.

COMMON STOCK

     As of October 27, 1999, there were 20,119,442 shares of common stock outstanding, assuming the conversion of the shares of preferred stock then outstanding and assuming the issuance of 4,555,556 shares of series D preferred stock and their conversion in accordance with a securities purchase agreement dated October 27, 1999. After giving effect to the sale of the shares of our class A common stock in this offering, there will be shares of common stock outstanding.

     Holders of class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of class B common stock are entitled to two and one-half votes for each share held of record. The shares of class A and class B common stock are identical in all other respects. The election of directors is determined by a plurality of the votes cast and, except as otherwise required by law, all other matters are determined by a majority of the votes cast. Our stockholders do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors. Holders of common stock are entitled to receive any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of outstanding shares of preferred stock. Upon the liquidation, dissolution or winding up of eMerge Interactive, the holders of common stock are entitled to receive pro-rated shares of our net assets after we have paid all debts and other liabilities. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any class or series of preferred stock which we may designate and issue in the future.

     In the event of a sale or transfer of any shares of class B common stock to a party that is not affiliated with the original purchaser, the shares will automatically convert into class A common stock.

PREFERRED STOCK

     Under our second amended and restated certificate of incorporation, our board of directors, without further action by our stockholders, is authorized to issue up to an aggregate of 15,000,000 shares of preferred stock in one or more classes or series. Our board of directors may, without stockholder approval, issue any class or series of preferred stock with dividend rights, dividend rates, conversion rights, redemption rights, preferences on liquidation or dissolution, voting rights and any other preferences, which could adversely affect the voting power of the holders of common stock. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could make it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock. Following this offering, after the conversion of all outstanding shares of series A, series B, series C and series D preferred stock into common stock, there will be no shares of preferred stock outstanding. We have no plans to issue any additional shares of preferred stock.

REGISTRATION RIGHTS

     Some holders of our class A common stock and all holders of preferred stock have been granted registration rights. Under a registration rights agreement, as amended, beginning six months after an initial public offering, the holders of series A, series B, series C and series D preferred stock can, on two occasions, demand that we register their shares, so long as the shares covered by each registration have an aggregate market value of more than $5.0 million.

     The holders of series A, series B, series C and series D preferred stock are also entitled to piggyback registration rights, which may be reduced at the discretion of an underwriter. Piggyback registration rights entitle stockholders to include shares in a registered public offering initiated by us. We intend to obtain a waiver of the piggyback registration rights from all of the holders of series A, series B, series C and series D preferred stock in connection with this offering, except from those participating as selling stockholders in this offering.

     In a stockholders' agreement, we granted the former stockholders of STS Agriventures, Ltd. and the partners of NutriCharge piggyback registration rights for their shares of our common stock. In a stockholders' and registration rights agreement, we granted CIN, LLC (now Lost Pelican, LLC) piggyback registration rights for its shares of our class A common stock. In a joinder and correction to the stockholders' and registration rights agreement, we granted the former stockholders of Cyberstockyard, Inc. piggyback registration rights for their shares of our common stock. In a common stock purchase agreement, we granted Turnkey Computer Systems, Inc. piggyback registration rights for its shares of our class A common stock, except for in an initial public offering. We intend to obtain waivers of the piggyback registration rights from these holders of class A common stock, except from those participating as selling stockholders in this offering.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Provisions of our second amended and restated certificate of incorporation and bylaws could make the acquisition of eMerge Interactive and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of eMerge Interactive to negotiate with us first.

     Our board of directors has the authority to issue and to establish the rights of substantial amounts of preferred stock without stockholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our board of directors may determine. This authority may be used to create voting impediments, hinder changes in control or to dilute the stock ownership of holders of common stock seeking to obtain control of eMerge Interactive. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the anti-takeover law, which regulates corporate acquisitions. The law generally prohibits business combinations between a publicly held Delaware corporation and an interested stockholder.

     - An interested stockholder is a person who, together with any affiliates, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a corporation.

     - A business combination includes mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation.

     Section 203 prohibits any business combination that results in a financial benefit to an interested stockholder for three years following the date the person became an interested stockholder.

WARRANTS

     We have agreed to issue a warrant to Internet Capital Group to purchase up to 911,111 shares of class B common stock upon the completion of the series D preferred stock purchase. The warrant will be exercisable upon the earlier of:

     - The consummation of this offering;

     - The closing date of a round of equity financing of at least $20.0 million; and

     - The one year anniversary of the issue date of the warrant.

     In the event that the warrant becomes exercisable as a result of this offering or as a result of a private equity offering, the exercise price will be equal to the offering price per share. If the warrant becomes exercisable as a result of the one year anniversary of its issue, the exercise price will be $9.00 per share. The warrant terminates on the third anniversary of its issue. The warrant is transferable, but once transferred, it will be exercisable for shares of class A common stock.

LIMITATION ON LIABILITY

     Our second amended and restated certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our amended and restated certificate of incorporation specifies that none of our directors shall be personally liable to us or our shareholders for monetary damages for a breach of fiduciary duty, except for liability:

     - For any breach of the duty of loyalty;

     - For acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

     - For the payment of unlawful dividends and other actions prohibited by Delaware General Corporation Law; and

     - For any transaction resulting in receipt of an improper personal benefit by the director.

     Our bylaws require us to indemnify our directors and officers, so long as their actions are in good faith, are in the best interests of the corporation, and are not unlawful. Our bylaws also permit us to purchase and maintain insurance on behalf of our directors, officers and agents. We intend to obtain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, LLC, 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, there will be        shares of our common
stock outstanding. Of the        shares which will be outstanding after the
offering, the           shares sold in this offering and           additional
shares that are eligible for resale under Rule 144(k) will be freely tradeable.

RULE 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - One percent of the then outstanding shares of our common stock
       (approximately        shares immediately following the offering); or

     - The average weekly trading volume during the four calendar weeks preceding filing of notice of such sale.

     After the offering,        shares will be held by affiliates. For purposes
of Rule 144, an affiliate of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. Shares held by affiliates are control securities under Rule 144 and may be sold in the public market upon the expiration of a one-year holding period under Rule 144, subject to the volume, manner of sale and other limitations of Rule 144, but may not be sold in reliance upon Rule 144(k). Shares held by persons deemed not to have been affiliates of ours at any time during the 90 days preceding a sale and who have beneficially owned the shares for at least two years are restricted securities under Rule 144 and can be sold under Rule 144(k) without regard to the volume limitations, manner of sale provisions or other limitations of Rule 144.

LOCK-UP AGREEMENTS

     All officers and directors, and the holders of common stock and options to
purchase common stock who collectively account for        shares of our common
stock have agreed, pursuant to lock-up agreements, that they will not offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Adams, Harkness & Hill, Inc.

RULE 701

     We have granted options and issued underlying shares of common stock to our employees through our equity compensation plans. Under Rule 701, non-affiliated who purchased shares upon the exercise of options granted under the plans prior to this offering are entitled to sell their shares 90 days after the date of this prospectus without having to comply with the holding period, volume limitations or other restrictions of Rule 144. Rule 701 also permits shares subject to unexercised options granted under our plans to be sold upon exercise
without having to comply with the provisions of Rule 144. As of             ,
1999, approximately        shares of common stock and shares of common stock
subject to unexercised options will be eligible for sale under Rule 701 by our employees.

STOCK OPTIONS

     As of October 20, 1999, there were outstanding options to purchase an aggregate of 2,012,170 shares of our common stock, at a weighted average exercise price of $2.03 per share, of which 577,095 were exercisable at a weighted average of $1.32 per share. The holders of options to purchase a total
of        shares exercisable upon the offering have executed lock-up agreements and agreed to restrict their ability to sell or otherwise dispose of common stock acquired upon the exercise of options for 180 days after the date of this prospectus without the prior consent of Adams, Harkness & Hill, Inc.

     As of October 20, 1999, we had an additional 572,300 shares of common stock available for future grant under the 1996 and 1999 equity compensation plans. Prior to the expiration of the lock-up agreements, we intend to file a registration statement on Form S-8 to register the shares of common stock that may be issued pursuant to the options granted under the plans. Therefore, the shares of common stock that are acquired and offered thereafter pursuant to that registration statement may be resold in the public market without restriction or limitation, except in the case of our affiliates, who may only resell such shares in accordance with the provisions of Rule 144.

WARRANTS

     On October 27, 1999, we agreed to issue a warrant to Internet Capital Group to purchase up to 911,111 shares of class B common stock upon completion of the series D preferred stock purchase, which we expect to occur in November 1999. This warrant will be exercisable upon closing of this offering and will expire on the third anniversary of its issuance. Internet Capital Group has agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any of its shares, the warrant, or the shares acquired as a result of exercising the warrant, for 180 days after the date of this prospectus, other than through a bona fide pledge of these securities to its creditors.

                              PLAN OF DISTRIBUTION

     Of the           shares offered by this prospectus,           shares are
being offered by means of an underwritten public offering and           shares
are being offered by means of a directed share subscription program to shareholders of Safeguard Scientifics, Inc., one of our principal stockholders.

UNDERWRITTEN PUBLIC OFFERING

     Subject to the terms and conditions of an executed underwriting agreement, the underwriters named below, through their representatives Adams, Harkness & Hill, Inc., First Union Securities, Inc. and FAC/Equities, a division of First Albany Corporation, have severally agreed to purchase from eMerge Interactive the following numbers of shares of class A common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                                 NUMBER OF
                                                             SHARES OF CLASS A
UNDERWRITER                                                    COMMON STOCK
-----------                                                  -----------------
Adams, Harkness & Hill, Inc. ..............................
First Union Securities, Inc. ..............................
FAC/Equities, a division of First Albany Corporation.......
                                                                 --------
     Total.................................................
                                                                 ========

     Of the           shares to be purchased by the underwriters
shares will be purchased from us and           shares will be purchased from the
selling stockholders. None of the shares offered by the selling stockholders will be sold in the directed share subscription program.

     The underwriting agreement provides that the underwriters' obligation to purchase shares of class A common stock depend on the satisfaction of the conditions contained in the underwriting agreement and that, if any of the shares of class A common stock are purchased by the underwriters under the underwriting agreement all of the shares of class A common stock that the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions to the underwriters' obligations contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that all of the shares offered in the directed share subscription program have been purchased, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

     The representatives of the underwriters have advised us that the underwriters propose to offer to the shares of class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at the public
offering price less a selling concession not in excess of $     per share. The
underwriters may also allow, and dealers may reallow, a concession not in excess
of $     per share to certain brokers and dealers. After the initial offering, the underwriters may change the offering price and other selling terms.

     We have granted to the underwriters an option, exercisable no later than 30
days after the date of this prospectus, to purchase up to           additional
shares of class A common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the class A common stock offered hereby. To the extent that the underwriters exercise the option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of class A common stock as the number of shares of class A
common stock to be purchased by it in the above table bears to           . We
will be obligated, pursuant to the option, to sell these shares to the underwriters to the extent the option is exercised. If any additional shares of class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the primary shares are being offered.

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended.

     Each of our officers, directors, stockholders and optionholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designated to, or could be expected to, result in the disposition of, any class A common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Adams, Harkness & Hill, Inc. The consent may be given at any time without public notice. We have entered into a similar agreement.

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In order to facilitate the offering of the class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the class A common stock. Specifically, the underwriters may over-allot shares of the class A common stock in connection with this offering, thus creating a short position in the class A common stock for their own account. Additionally, to cover these over-allotments or to stabilize the market price of the class A common stock, the underwriters may bid for, and purchase, shares of the class A common stock in the open market. Finally, the representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of the class A common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

     At our request, the underwriters have reserved approximately shares of our class A common stock for sale at the initial public offering price to our employees, directors and certain other persons with relationships to eMerge Interactive. The number of shares of our class A common stock available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares which are not so orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our class A common stock. Consequently, the initial public offering price for our class A common stock will be determined by negotiation among us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

     - Prevailing market conditions;

     - Results of our operations in recent periods;

     - The present stage of our development;

     - The market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to us; and

     - Estimates of our business potential.

DIRECTED SHARE SUBSCRIPTION PROGRAM

     As part of this offering, we are offering           shares of our class A
common stock in a directed share subscription program to shareholders of Safeguard, one of our principal stockholders. Safeguard's shareholders may subscribe for one share of our class A common stock for every ten shares of Safeguard common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Persons who owned at least 100 shares of Safeguard common stock as of October 20, 1999 are eligible to purchase shares from us under the program. Shareholders who own less than 100 shares of Safeguard common stock will be ineligible to participate in the directed share subscription program.

     Safeguard or its designees will purchase from us any of the shares offered by us under the program that are not purchased by the shareholders of Safeguard. Although these shares were purchased directly from us as part of a registered offering, Safeguard is one of our affiliates and may only sell these shares in accordance with Rule 144 restrictions in subsequent registered offerings. In addition, Safeguard has agreed, subject to limited exceptions, not to offer, sell or otherwise dispose of any shares of our common stock, including shares purchased by it in the directed share subscription program, for a period of 180 days after the date of this prospectus other than in connection with this offering. Sales under the directed share subscription program will close on the closing of the sale of the other shares offered to the public. It is expected that sales under the directed share subscription program will be reflected in each purchaser's book-entry account at the Depository Trust Company, if any, shortly after the closing of these sales. After the closing of these sales, we will mail stock certificates to all purchasers who do not maintain book-entry accounts at the Depository Trust Company. Distribution of share certificates purchased through the directed share subscription program will be made to the purchasers as soon as practicable following closing of the sale of the shares to the public.

     Prior to this offering, Safeguard beneficially owned      % of our common
stock. After this offering, Safeguard will beneficially own      % of our common
stock, assuming that all           shares are purchased by shareholders of
Safeguard, and will beneficially own approximately      % of our common stock
assuming that none of the           shares are purchased by the shareholders of
Safeguard or Safeguard's designees. The purchase price under the program, whether paid by Safeguard, its shareholders or Safeguard's designees, will be the same price per share as set forth on the cover page of this prospectus. For purposes of this prospectus, when we present financial data that reflects this
offering, it is assumed that all           shares offered under the directed
share subscription program are sold. The underwriters, as a group, will receive
a           percentage management fee on all shares offered through the directed share subscription program, including any shares actually purchased by Safeguard or Safeguard's designees. The management fee represents compensation for the underwriters' role as it relates to due diligence, participation in the drafting of this prospectus and general coordination of the overall offering. Safeguard will not receive any compensation from eMerge Interactive or any other person with respect to this offering, including any underwriting discounts or commissions.

     The following table shows the per share and total offering price, management fee to be paid by us to the underwriters and the proceeds before expenses to us.

                                                       PER SHARE     TOTAL
                                                       ---------    --------
Public offering price................................  $            $
Management fee.......................................  $            $
Proceeds before expenses to eMerge Interactive.......  $            $

     The total proceeds before expenses to be received by eMerge Interactive from both the underwritten public offering and the directed share subscription
program will be $          .

     The expenses of the directed share subscription program, exclusive of the
management fee to be paid to the underwriters, are estimated at $          and
are payable by us. The following table details these expenses. All amounts shown are estimates, with the exception of the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC registration fee........................................  $24,117
NASD filing fee.............................................    9,175
Offering agent fees.........................................   25,000
Miscellaneous...............................................

     Safeguard has consented to being designated an underwriter with respect to the shares included in the directed share subscription program. Safeguard is not an underwriter with respect to the other shares offered by this prospectus. Safeguard is not included in the term underwriter as used in this prospectus. Safeguard's sole condition to purchase any shares that are not purchased by its shareholders in the direct shares subscription program is that the conditions to the underwriter's obligations have been met. This means that Safeguard will be required to purchase these shares if, and only if, the underwriters are obligated to purchase shares. Safeguard has not participated in any discussions or negotiations with the Company and the underwriters regarding the initial public offering price. Safeguard will not have any right to seek indemnification from eMerge Interactive regarding its agreement to accept underwriter liability with respect to the shares included in the directed share subscription program.

                                 LEGAL MATTERS

     An opinion as to the validity of the shares of class A common stock offered hereby will be provided to us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering are being passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     Our financial statements as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 have been included in this Prospectus and the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Lost Pelican, L.L.C. (d/b/a Cattlemen's Information Network) as of December 31, 1997 and 1998 and for each of the years in the two-year period ended December 31, 1998 have been included in this Prospectus and the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of QDD Investment Company, L.L.C. (d/b/a Professional Cattle Consultants, L.L.C.) as of December 31, 1998 and for the year then ended have been included in this Prospectus and the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to eMerge Interactive and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, and the Web site of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS

eMerge INTERACTIVE, INC.
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998, June 30, 1999 (unaudited) and pro forma June 30,
  1999 (unaudited)..........................................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998 and the six months ended
  June 30, 1998 and 1999 (unaudited)........................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended December 31, 1996, 1997 and 1998 and
  the six months ended June 30, 1999 (unaudited)............  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998, and the six months ended
  June 30, 1998 and 1999 (unaudited)........................  F-6
Notes to Consolidated Financial Statements..................  F-7
PRO FORMA FINANCIAL INFORMATION

eMerge INTERACTIVE, INC.
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the year ended December 31, 1998...........  F-21
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the six months ended June 30, 1999.........  F-22
Notes to Unaudited Pro Forma Condensed Combined Financial
  Statements................................................  F-23

LOST PELICAN, L.L.C. (FORMERLY CIN, LLC) D/B/A CATTLEMEN'S
  INFORMATION NETWORK
Independent Auditors' Report................................  F-25
Balance Sheets as of December 31, 1997 and 1998 and February
  23, 1999..................................................  F-26
Statements of Operations for the years ended December 31,
  1997 and 1998, the six months ended June 30, 1998
  (unaudited), and for the period January 1, 1999 through
  February 23, 1999 (unaudited).............................  F-27
Statements of Members' Equity (Deficit) for the years ended
  December 31, 1997 and 1998 and for the period January 1,
  1999 through February 23, 1999 (unaudited)................  F-28
Statements of Cash Flows for the years ended December 31,
  1997 and 1997, the six months ended June 30, 1998
  (unaudited), and for the period January 1, 1999 through
  February 23, 1999 (unaudited).............................  F-29
Notes to Financial Statements...............................  F-30

QDD INVESTMENT COMPANY, L.L.C. D/B/A PROFESSIONAL CATTLE
  CONSULTANTS, L.L.C.
Independent Auditors' Report................................  F-33
Balance Sheets as of December 31, 1998 and May 19, 1999
  (unaudited)...............................................  F-34
Statements of Operations for the year ended December 31,
  1998, the six months ended June 30, 1998 (unaudited) and
  for the period January 1, 1999 through May 19, 1999
  (unaudited)...............................................  F-35
Statements of Members' Equity for the year ended December
  31, 1998 and for the period January 1, 1999 through May
  19, 1999 (unaudited)......................................  F-36
Statements of Cash Flows for the year ended December 31,
  1998, the six months ended June 30, 1998 (unaudited) and
  for the period January 1, 1999 through May 19, 1999
  (unaudited)...............................................  F-37
Notes to Financial Statements...............................  F-38

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  eMerge Interactive, Inc.:

     We have audited the accompanying consolidated balance sheets of eMerge Interactive, Inc. as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eMerge Interactive, Inc. at December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

Orlando, Florida
April 20, 1999
                            eMERGE INTERACTIVE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                             PROFORMA
                                                                                                             JUNE 30,
                                                              DECEMBER 31,   DECEMBER 31,     JUNE 30,         1999
                                                                  1997           1998           1999       (NOTE 1(b))
                                                              ------------   ------------   ------------   ------------
                                                                                                    (UNAUDITED)
                                                        ASSETS
Current assets:
  Cash......................................................  $       400    $       268    $    663,141   $    663,141
  Trade accounts receivable.................................           --        368,421         404,504        404,504
  Inventories (note 3)......................................      635,963        706,557         739,677        739,677
  Prepaid expenses..........................................       33,642         27,837         168,382        168,382
  Net assets of discontinued operations (note 12)...........    1,066,804      2,285,341       1,611,014      1,611,014
                                                              -----------    ------------   ------------   ------------
         Total current assets...............................    1,736,809      3,388,424       3,586,718      3,586,718
Property and equipment, net (note 4)........................      428,140        513,837       1,469,810      1,469,810
Capitalized offering costs..................................           --             --         254,458        254,458
Intangibles, net (note 5)...................................           --      2,699,828       6,617,279      6,617,279
                                                              -----------    ------------   ------------   ------------
         Total assets.......................................  $ 2,164,949    $ 6,602,089    $ 11,928,265   $ 11,928,265
                                                              ===========    ============   ============   ============
                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current installments of capital lease obligation with
    related party (note 9)..................................  $        --    $    79,852    $     82,845   $     82,845
  Accounts payable..........................................      725,369        423,946         721,024        721,024
  Accrued liabilities:
    Salaries and benefits...................................      175,597        283,103         609,738        609,738
    Other...................................................       98,704        319,989       1,376,714      1,376,714
  Due to related parties (note 9)...........................    8,040,304      5,187,334       8,097,123      8,097,123
                                                              -----------    ------------   ------------   ------------
         Total current liabilities..........................    9,039,974      6,294,224      10,887,444     10,887,444
Capital lease obligation with related party, excluding
  current installments (note 9).............................           --        305,018         263,489        263,489
                                                              -----------    ------------   ------------   ------------
         Total liabilities..................................    9,039,974      6,599,242      11,150,933     11,150,933
                                                              -----------    ------------   ------------   ------------
Commitments and contingencies (notes 11 and 12)
Stockholders' equity (deficit) (notes 6, 8 and 12):
  Preferred stock, $.01 par value, authorized 15,000,000
    shares:
    Series A preferred stock, (aggregate involuntary
      liquidation preference of $6,741,954 in 1997,
      $7,386,314 in 1998 and $7,545,198 in 1999), designated
      6,500,000 shares, issued and outstanding 6,443,606
      shares in 1997, 1998 and 1999. No shares designated,
      issued and outstanding pro forma......................       64,436         64,436          64,436             --
    Series B junior preferred stock, (aggregate involuntary
      liquidation preference of $-0- in 1997, $4,801,315 in
      1998 and $4,919,671 in 1999), designated 2,400,000
      shares, issued and outstanding -0-shares in 1997,
      2,400,000 shares in 1998 and 1999. No shares
      designated, issued and outstanding pro forma..........           --         24,000          24,000             --
    Series C preferred stock, designated 1,300,000 shares,
      issued and outstanding -0- shares in 1997 and 1998 and
      1,100,000 shares in 1999. No shares designated, issued
      and outstanding pro forma.............................           --             --          11,000
    Series D preferred stock, designated 4,555,556 shares,
      no shares issued and outstanding in 1997, 1998 and
      1999. No shares designated, issued and outstanding pro
      forma.................................................           --             --              --             --
  Common stock, $.01 par value, authorized 100,000,000
    shares:
    Class A common stock, designated 92,711,110 shares,
      issued and outstanding 2,606,500 shares in 1997,
      4,676,500 shares in 1998 and 5,563,780 shares in 1999
      and 15,507,386 shares pro forma.......................       26,065         46,765          55,638        155,074
    Class B common stock, 7,288,890 designated; no shares
      issued and outstanding in 1997, 1998, 1999 or pro
      forma.................................................           --             --              --             --
  Additional paid-in capital................................    1,982,986     16,648,286      23,457,819     23,457,819
  Accumulated deficit.......................................   (8,948,512)   (16,780,640)    (22,767,944)   (22,767,944)
  Unearned compensation.....................................           --             --         (67,617)       (67,617)
                                                              -----------    ------------   ------------   ------------
         Total stockholders' equity (deficit)...............   (6,875,025)         2,847         777,332        777,332
                                                              -----------    ------------   ------------   ------------
         Total liabilities and stockholders' equity
           (deficit)........................................  $ 2,164,949    $ 6,602,089    $ 11,928,265   $ 11,928,265
                                                              ===========    ============   ============   ============

See accompanying notes to consolidated financial statements.

                            eMERGE INTERACTIVE, INC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          SIX MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                   JUNE 30,
                                            ---------------------------------------   -------------------------
                                               1996          1997          1998          1998          1999
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Revenue...................................  $        --   $        --   $ 1,792,471   $   664,171   $ 2,578,253
Cost of revenue...........................           --            --     2,623,447     1,037,048     2,767,919
                                            -----------   -----------   -----------   -----------   -----------
     Gross profit (loss)..................           --            --      (830,976)     (372,877)     (189,666)
                                            -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Selling, general and administrative
     (note 9).............................           --       627,606     3,659,810     1,330,764     4,068,860
  Research and development................           --       727,753     1,109,382       546,604     1,450,433
                                            -----------   -----------   -----------   -----------   -----------
     Total operating expenses.............           --     1,355,359     4,769,192     1,877,368     5,519,293
                                            -----------   -----------   -----------   -----------   -----------
     Profit (loss) from continuing
       operations.........................           --    (1,355,359)   (5,600,168)   (2,250,245)   (5,708,959)
Interest expense (note 9).................           --      (141,167)     (331,594)     (162,156)     (288,765)
                                            -----------   -----------   -----------   -----------   -----------
     Profit (loss) from continuing
       operations before income taxes.....           --    (1,496,526)   (5,931,762)   (2,412,401)   (5,997,724)
Income tax expense (benefit) (note 7).....           --            --            --            --            --
                                            -----------   -----------   -----------   -----------   -----------
     Profit (loss) from continuing
       operations.........................           --    (1,496,526)   (5,931,762)   (2,412,401)   (5,997,724)
Discontinued operations (note 12):
  Income (loss) from operations of
     discontinued transportation segment
     (note 9).............................   (1,719,492)   (3,987,097)   (1,808,951)   (1,200,370)       10,420
  Loss on disposal of transportation
     segment..............................           --            --       (91,415)           --            --
                                            -----------   -----------   -----------   -----------   -----------
     Net profit (loss)....................  $(1,719,492)  $(5,483,623)  $(7,832,128)  $(3,612,771)  $(5,987,304)
                                            ===========   ===========   ===========   ===========   ===========
Profit (loss) from continuing operations
  per common share -- basic and diluted...  $        --   $     (4.89)  $     (1.70)  $     (0.93)  $     (1.15)
                                            ===========   ===========   ===========   ===========   ===========
Net profit (loss) per common share --basic
  and diluted.............................  $    (11.55)  $    (17.93)  $     (2.25)  $     (1.39)  $     (1.15)
                                            ===========   ===========   ===========   ===========   ===========
Weighted average number of common shares
  outstanding -- basic and diluted........      148,877       305,818     3,485,541     2,606,500     5,223,403
                                            ===========   ===========   ===========   ===========   ===========

See accompanying notes to consolidated financial statements
                            eMERGE INTERACTIVE, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                  PREFERRED STOCK       PREFERRED STOCK       PREFERRED STOCK
                                                     SERIES A              SERIES B              SERIES C
                                                -------------------   -------------------   -------------------
                                                 SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                                ---------   -------   ---------   -------   ---------   -------
Balance at December 31, 1995..................         --   $   --           --   $   --           --   $   --
Issuance of common stock to XL Vision, Inc.,
 for cash at $.01 per share...................         --       --           --       --           --       --
Issuance of common stock for cash at $.01 per
 share........................................         --       --           --       --           --       --
Exercise of stock options for cash at $.01 per
 share........................................         --       --           --       --           --       --
Net profit (loss).............................         --       --           --       --           --       --
                                                ---------   -------   ---------   -------   ---------   -------
Balances at December 31, 1996.................         --       --           --       --           --       --
Issuance of common stock to XL Vision, Inc.,
 for cash at $.01 per share...................         --       --           --       --           --       --
Sale of Series A preferred stock for cash at
 $1.00 per share (note 6).....................  6,443,606   64,436           --       --           --       --
Transfer of technology by XL Vision, Inc.
 (note 9).....................................         --       --           --       --           --       --
Net profit (loss).............................         --       --           --       --           --       --
                                                ---------   -------   ---------   -------   ---------   -------
Balances at December 31, 1997.................  6,443,606   64,436           --       --           --       --
Contribution of debt to equity by XL Vision,
 Inc. (note 9)................................         --       --           --       --           --       --
Issuance of Series B preferred stock in
 exchange for contribution of debt to equity
 by XL Vision, Inc. at $2.00 per share (notes
 6 and 9).....................................         --       --    2,400,000   24,000           --       --
Issuance of common stock in connection with
 Nutri-Charge transaction at $1.00 per share
 (note 5).....................................         --       --           --       --           --       --
Contribution of put rights by XL Vision, Inc.
 (note 5).....................................         --       --           --       --           --       --
Net profit (loss).............................         --       --           --       --           --       --
                                                ---------   -------   ---------   -------   ---------   -------
Balances at December 31, 1998.................  6,443,606   64,436    2,400,000   24,000           --       --
Exercise of stock options for cash at $1.00
 per share (note 8)...........................         --       --           --       --           --       --
Issuance of common stock in connection with
 CIN transaction at $1.20 per share (note
 12)..........................................         --       --           --       --           --       --
Issuance of common stock in connection with
 Cyberstockyard transaction at $2.25 per share
 (note 12)....................................         --       --           --       --           --       --
Issuance of Series C preferred stock at $5.00
 per share (note 12)..........................         --       --           --       --    1,100,000   11,000
Net profit (loss).............................         --       --           --       --           --       --
Unearned compensation (note 8)................         --       --           --       --           --       --
Amortization of unearned compensation (note
 8)...........................................         --       --           --       --           --       --
                                                ---------   -------   ---------   -------   ---------   -------
Balances at June 30, 1999.....................  6,443,606   $64,436   2,400,000   $24,000   1,100,000   $11,000
                                                =========   =======   =========   =======   =========   =======

                                                   COMMON STOCK        COMMON STOCK
                                                      CLASS A             CLASS B       ADDITIONAL
                                                -------------------   ---------------     PAID-IN     ACCUMULATED      UNEARNED
                                                 SHARES     AMOUNT    SHARES   AMOUNT     CAPITAL       DEFICIT      COMPENSATION
                                                ---------   -------   ------   ------   -----------   ------------   ------------
Balance at December 31, 1995..................      1,000   $   10       --     $ --    $     3,816   $(1,745,397)     $     --
Issuance of common stock to XL Vision, Inc.,
 for cash at $.01 per share...................    199,000    1,990       --       --             --            --            --
Issuance of common stock for cash at $.01 per
 share........................................    140,000    1,400       --       --             --            --            --
Exercise of stock options for cash at $.01 per
 share........................................     20,000      200       --       --             --            --            --
Net profit (loss).............................         --       --       --       --             --    (1,719,492)           --
                                                ---------   -------    ----     ----    -----------   ------------     --------
Balances at December 31, 1996.................    360,000    3,600       --       --          3,816    (3,464,889)           --
Issuance of common stock to XL Vision, Inc.,
 for cash at $.01 per share...................  2,246,500   22,465       --       --             --            --            --
Sale of Series A preferred stock for cash at
 $1.00 per share (note 6).....................         --       --       --       --      6,379,170            --            --
Transfer of technology by XL Vision, Inc.
 (note 9).....................................         --       --       --       --     (4,400,000)           --            --
Net profit (loss).............................         --       --       --       --             --    (5,483,623)           --
                                                ---------   -------    ----     ----    -----------   ------------     --------
Balances at December 31, 1997.................  2,606,500   26,065       --       --      1,982,986    (8,948,512)           --
Contribution of debt to equity by XL Vision,
 Inc. (note 9)................................         --       --       --       --      7,500,000            --            --
Issuance of Series B preferred stock in
 exchange for contribution of debt to equity
 by XL Vision, Inc. at $2.00 per share (notes
 6 and 9).....................................         --       --       --       --      4,776,000            --            --
Issuance of common stock in connection with
 Nutri-Charge transaction at $1.00 per share
 (note 5).....................................  2,070,000   20,700       --       --      2,049,300            --            --
Contribution of put rights by XL Vision, Inc.
 (note 5).....................................         --       --       --       --        340,000            --            --
Net profit (loss).............................         --       --       --       --             --    (7,832,128)           --
                                                ---------   -------    ----     ----    -----------   ------------     --------
Balances at December 31, 1998.................  4,676,500   46,765       --       --     16,648,286   (16,780,640)           --
Exercise of stock options for cash at $1.00
 per share (note 8)...........................     87,280      873       --       --         86,407            --            --
Issuance of common stock in connection with
 CIN transaction at $1.20 per share (note
 12)..........................................    600,000    6,000       --       --        714,000            --            --
Issuance of common stock in connection with
 Cyberstockyard transaction at $2.25 per share
 (note 12)....................................    200,000    2,000       --       --        448,000            --            --
Issuance of Series C preferred stock at $5.00
 per share (note 12)..........................         --       --       --       --      5,489,000            --            --
Net profit (loss).............................         --       --       --       --             --    (5,987,304)           --
Unearned compensation (note 8)................         --       --       --       --         72,126            --       (72,126)
Amortization of unearned compensation (note
 8)...........................................         --       --       --       --             --            --         4,509
                                                ---------   -------    ----     ----    -----------   ------------     --------
Balances at June 30, 1999.....................  5,563,780   $55,638      --     $ --    $23,457,819   $(22,767,944)    $(67,617)
                                                =========   =======    ====     ====    ===========   ============     ========


                                                   TOTAL
                                                -----------
Balance at December 31, 1995..................  $(1,741,571)
Issuance of common stock to XL Vision, Inc.,
 for cash at $.01 per share...................        1,990
Issuance of common stock for cash at $.01 per
 share........................................        1,400
Exercise of stock options for cash at $.01 per
 share........................................          200
Net profit (loss).............................   (1,719,492)
                                                -----------
Balances at December 31, 1996.................   (3,457,473)
Issuance of common stock to XL Vision, Inc.,
 for cash at $.01 per share...................       22,465
Sale of Series A preferred stock for cash at
 $1.00 per share (note 6).....................    6,443,606
Transfer of technology by XL Vision, Inc.
 (note 9).....................................   (4,400,000)
Net profit (loss).............................   (5,483,623)
                                                -----------
Balances at December 31, 1997.................   (6,875,025)
Contribution of debt to equity by XL Vision,
 Inc. (note 9)................................    7,500,000
Issuance of Series B preferred stock in
 exchange for contribution of debt to equity
 by XL Vision, Inc. at $2.00 per share (notes
 6 and 9).....................................    4,800,000
Issuance of common stock in connection with
 Nutri-Charge transaction at $1.00 per share
 (note 5).....................................    2,070,000
Contribution of put rights by XL Vision, Inc.
 (note 5).....................................      340,000
Net profit (loss).............................   (7,832,128)
                                                -----------
Balances at December 31, 1998.................        2,847
Exercise of stock options for cash at $1.00
 per share (note 8)...........................       87,280
Issuance of common stock in connection with
 CIN transaction at $1.20 per share (note
 12)..........................................      720,000
Issuance of common stock in connection with
 Cyberstockyard transaction at $2.25 per share
 (note 12)....................................      450,000
Issuance of Series C preferred stock at $5.00
 per share (note 12)..........................    5,500,000
Net profit (loss).............................   (5,987,304)
Unearned compensation (note 8)................           --
Amortization of unearned compensation (note
 8)...........................................        4,509
                                                -----------
Balances at June 30, 1999.....................  $   777,332
                                                ===========

See accompanying notes to consolidated financial statements.

                            eMERGE INTERACTIVE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                        SIX MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                          ---------------------------------------   -------------------------
                                                             1996          1997          1998          1998          1999
                                                          -----------   -----------   -----------   -----------   -----------
                                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net profit (loss).....................................  $(1,719,492)  $(5,483,623)  $(7,832,128)  $(3,612,771)  $(5,987,304)
  Adjustments to reconcile net profit (loss) to net cash
  used in operating activities:
  Depreciation and amortization.........................        1,503       122,486       438,576       107,137       865,290
  Amortization of unearned compensation.................           --            --            --            --         4,509
  Changes in operating assets and liabilities:
      Trade accounts receivable, net....................           --            --      (368,421)     (109,505)      (36,083)
      Inventories.......................................           --      (635,963)      (70,594)      (65,822)      (33,120)
      Prepaid expenses and other assets.................       (1,304)      (32,338)        5,805        13,862      (140,545)
      Net assets of discontinued operations.............      (96,209)     (853,501)   (1,140,425)   (1,117,505)      604,729
      Accounts payable..................................        5,675       719,694      (301,423)     (348,956)      297,078
      Accrued liabilities...............................       75,542       198,759       328,791        68,442     1,383,360
                                                          -----------   -----------   -----------   -----------   -----------
      Net cash used by operating activities.............   (1,734,285)   (5,964,486)   (8,939,819)   (5,065,118)   (3,042,086)
                                                          -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchases of property and equipment...................      (56,861)     (506,540)     (460,290)     (389,559)   (1,353,819)
  Purchase of intangibles...............................     (100,000)           --      (431,923)           --    (3,145,297)
                                                          -----------   -----------   -----------   -----------   -----------
      Net cash used by investing activities.............     (156,861)     (506,540)     (892,213)     (389,559)   (4,499,116)
                                                          -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Net borrowings from related parties...................    1,889,101         3,810     9,447,030     5,032,061     2,909,789
  Proceeds from capital lease financing with related
    party...............................................           --            --       440,832       440,832            --
  Payments on capital lease obligations.................           --            --       (55,962)      (18,363)      (38,536)
  Offering costs........................................           --            --            --            --      (254,458)
  Sale of preferred stock...............................           --     6,443,606            --            --     5,500,000
  Sale of common stock..................................        3,590        22,465            --            --        87,280
                                                          -----------   -----------   -----------   -----------   -----------
      Net cash provided by financing activities.........    1,892,691     6,469,881     9,831,900     5,454,530     8,204,075
                                                          -----------   -----------   -----------   -----------   -----------
      Net increase (decrease) in cash...................        1,545        (1,145)         (132)         (147)      662,873
Cash -- beginning of period.............................           --         1,545           400           400           268
                                                          -----------   -----------   -----------   -----------   -----------
Cash -- end of period...................................  $     1,545   $       400   $       268   $       253   $   663,141
                                                          ===========   ===========   ===========   ===========   ===========
Supplemental disclosures:
  Cash paid for interest................................  $        --   $        --   $    23,594   $     8,156   $    13,752
  Non-cash investing and financing activities:
    Transfer of technology by XL Vision, Inc. (note
      9)................................................  $        --   $ 4,400,000   $        --   $        --   $        --
    Contribution of debt to equity by XL Vision, Inc.
      (note 9)..........................................           --            --     7,500,000            --            --
    Issuance of preferred stock in exchange for
      contribution of debt to equity by XL Vision, Inc.
      (note 9)..........................................           --            --     4,800,000            --            --
    Non-cash issuance of Class A common stock in
      connection with Nutri-Charge transaction (note
      5)................................................           --            --     2,070,000            --            --
    Contribution of put rights by XL Vision, Inc. (note
      5)................................................           --            --       340,000            --            --
    Issuance of Class A common stock in connection with
      CIN transaction (note 12).........................           --            --            --            --       720,000
    Issuance of Class A common stock with Cyberstockyard
      transaction (note 12).............................           --            --            --            --       450,000

See accompanying notes to consolidated financial statements.

                            eMERGE INTERACTIVE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION INSOFAR AS IT RELATES TO JUNE 30, 1999 OR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

(1) ORGANIZATION

  (a) OVERVIEW

     eMerge Interactive, Inc. (the "Company") is a Delaware corporation that was incorporated on September 12, 1994 as Enhanced Vision Systems, a wholly owned subsidiary of XL Vision, Inc. ("XL Vision"). The Company's name was changed to eMerge Vision Systems, Inc. on July 16, 1997 and to eMerge Interactive, Inc. on June 11, 1999.

     The Company was incorporated to develop and commercialize infrared technology focused on the transportation segment. In 1997, the Company entered a new business segment, animal sciences, by developing an infrared camera system for use primarily by veterinarians. The Company further expanded its operations in 1998 by licensing NutriCharge and infrared technology (see note 5) for commercialization. In December 1998, the Company's Board of Directors decided to dispose of the transportation segment. The Company's AMIRIS thermal imaging system, which was the sole product sold by the transportation segment, was sold on January 15, 1999.

  (b) BASIS OF PRESENTATION

     The consolidated financial statements as of December 31, 1998 include the accounts of eMerge Interactive, Inc. and its wholly-owned subsidiary, STS Agriventures, Ltd. ("STS"), a Canadian corporation. The consolidated financial statements as of June 30, 1999 include STS and another wholly-owned subsidiary, Cyberstockyard, Inc. ("Cyberstockyard").

     All significant intercompany balances and transactions have been eliminated upon consolidation.

     The pro forma balance sheet as of June 30, 1999 assumes the conversion of all preferred stock to Class A common stock upon the Company's planned initial public offering ("IPO").

  (c) MANAGEMENT'S PLANS

     As of June 30, 1999, the Company had a working capital deficiency of $7,300,726 and stockholders' equity of $777,332. Management expects additional working capital requirements as the Company continues its marketing and development efforts for its products. Subsequent to June 30, 1999, the Company obtained additional debt and equity financing (see note 12). Although management believes that its IPO will be successful, there can be no assurances that it will be achieved or that the Company will be successful in raising other financing. The Company anticipates that net proceeds from its planned IPO of common stock will be sufficient to satisfy its operating cash needs for at least eighteen months following the IPO. If the Company is unable to obtain sufficient additional funds, the Company may have to delay, scale back or eliminate some or all of its marketing and development activities.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) REVENUE RECOGNITION

     The Company recognizes revenue in accordance with the terms of the sale or contract, generally as products are shipped or services are provided. The Company bears both the inventory and credit risk with respect to sales of all of its products. In cattle sales
                            eMERGE INTERACTIVE, INC.

transactions, the Company purchases cattle from the seller, takes title at shipment and records the cattle as inventory until delivered to and accepted by the buyer, typically a 24 to 48 hour period. In both cattle auction and resale transactions, the Company acts as a principal in purchasing cattle from suppliers and sales to customers so that the Company recognizes revenue equal to the amount paid by customers for the cattle.

  (b) INVENTORIES

     Inventories are stated at standard cost which approximates the lower of first-in, first-out cost or market.

  (c) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Amortization of equipment under capital lease is computed over the shorter of the lease term or the estimated useful life of the related assets.

  (d) INTANGIBLES

     Intangibles are stated at amortized cost. Amortization is computed using the straight-line method over the estimated useful lives of the assets.

  (e) INCOME TAXES

     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (f) STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  (g) USE OF ESTIMATES

     The preparation of the Company's consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent
                            eMERGE INTERACTIVE, INC.

assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  (h) NET PROFIT (LOSS) PER SHARE

     Net profit (loss) per share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing the net profit (loss) allocable to common stockholders by the weighted average number of shares of common stock outstanding. The Company's stock options (270,500 at December 31, 1997 and 1,306,000 at December 31, 1998) and convertible preferred stock (6,443,606 at December 31, 1997 and 8,843,606 at December 31, 1998), have not been used in the calculation of diluted net profit (loss) per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net profit (loss) per share allocable to common stockholders are equal.

     Pursuant to Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 98 and SEC staff policy, all common stock and common stock equivalents issued for nominal consideration during the periods presented herein and through the filing of the registration statement for the IPO are to be reflected in a manner similar to a stock split or stock dividend for which retroactive treatment is required in the calculation of net profit (loss) per share; the Company did not have any such issuances.

  (i) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, trade accounts receivable, accounts payable, accrued liabilities and amounts due to related parties reflected in the consolidated financial statements approximates fair value due to the short-term maturity of these instruments.

  (j) INTERIM FINANCIAL INFORMATION

     The consolidated financial statements as of June 30, 1999 and for the periods ended June 30, 1998 and 1999 are unaudited but reflect adjustments which are, in the opinion of management, necessary for the fair presentation of financial position and results of operations. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

(3) INVENTORIES

     Inventories consist of:

                                              DECEMBER 31,
                                          --------------------     JUNE 30,
                                            1997        1998         1999
                                          --------    --------    -----------
                                                                  (UNAUDITED)
Raw materials...........................  $346,335    $424,130     $369,372
Work-in-process.........................   289,628     282,427      370,305
                                          --------    --------     --------
                                          $635,963    $706,557     $739,677
                                          ========    ========     ========

                            eMERGE INTERACTIVE, INC.

(4) PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                         DECEMBER 31,
                                     --------------------     JUNE 30,       ESTIMATED
                                       1997        1998         1999        USEFUL LIVES
                                     --------    --------    -----------    ------------
                                                             (UNAUDITED)
Engineering and manufacturing
  equipment........................  $258,082    $366,150    $  537,297       5 years
Office and computer equipment......   179,315     259,462     1,188,249       3 years
Furniture and fixtures.............    67,282     104,706       108,484       7 years
Leasehold improvements.............    46,865      46,865        80,430       7 years
Automobiles........................        --          --        54,717       5 years
                                     --------    --------    ----------
                                      551,544     777,183     1,969,177
Less accumulated depreciation and
  amortization.....................   123,404     263,346       499,367
                                     --------    --------    ----------
Property and equipment, net........  $428,140    $513,837    $1,469,810
                                     ========    ========    ==========

     Assets under capital lease amounted to $-0-, $440,832 and $440,832 (unaudited) as of December 31, 1997, 1998 and June 30, 1999, respectively. Accumulated amortization for assets under capital lease totaled approximately $-0-, $152,300 and $217,500 (unaudited) as of December 31, 1997, 1998 and June
30, 1999, respectively.

(5) INTANGIBLES

     Intangibles consists of:

                                           DECEMBER 31,
                                        ------------------     JUNE 30,       ESTIMATED
                                        1997       1998          1999        USEFUL LIFE
                                        ----    ----------    -----------    -----------
                                                              (UNAUDITED)
NutriCharge license...................  $ --    $2,273,538    $2,273,538      10 years
Infrared technology license...........    --       568,385       568,385       5 years
Goodwill -- CIN (note 12).............    --            --     2,076,368       5 years
Non-compete agreement -- CIN (note
  12).................................    --            --       100,000       5 years
Goodwill -- Cyberstockyard (note
  12).................................    --            --       434,981       3 years
Non-compete agreement --
  Cyberstockyard (note 12)............    --            --       100,000       3 years
Goodwill -- PCC -- (note 12)..........    --            --     1,503,948       5 years
Non-compete agreement -- PCC (note
  12).................................                           100,000       4 years
                                        ----    ----------    ----------
                                          --     2,841,923     7,157,220
Less accumulated amortization.........    --       142,095       539,941
                                        ----    ----------    ----------
Intangibles, net......................  $ --    $2,699,828    $6,617,279
                                        ====    ==========    ==========

                            eMERGE INTERACTIVE, INC.

     On July 29, 1998, the Company acquired licenses for NutriCharge and infrared technology. The purchase price of $2,841,923 (consisting of $300,000 in cash, 2,070,000 of the Company's Class A common shares valued at $1 per share, $131,923 in acquisition costs and the estimated fair value of put rights granted by XL Vision) was allocated to the acquired NutriCharge and infrared technology licenses based on estimated fair values determined by estimated cash flows from the underlying licensed product. In connection with the transaction, XL Vision granted a put right that allows the sellers to require XL Vision to purchase up to 1,000,000 shares of the Company's Class A common stock at $3.00 per share in the event certain operating targets related to the licensed product are not met by years four through seven after the transaction. The put expires at the end of year seven after the transaction. The fair value of the put was estimated to be $340,000 and was credited to additional paid-in capital.

(6) EQUITY

  COMMON STOCK

     As of December 31, 1998, the Company had authorized the issuance of 100,000,000 shares of common stock.

     CLASS A -- In 1999, the Company designated 92,711,110 as Class A common stock

     CLASS B -- In 1999, the Company designated 7,288,890 shares as Class B common stock. Holders of Class B common stock are entitled to two and one-half votes for each share. The shares of Class A and Class B are identical in all other respects.

  PREFERRED STOCK

     As of December 31, 1998, the Company had authorized the issuance of 10,000,000 shares of preferred stock and had designated 6,500,000 as Series A shares, and 2,400,000 as Series B shares. Each share of preferred stock is convertible into one share of Class A common stock at the option of the holder or upon the vote of holders of two-thirds of the respective preferred stock class outstanding except for Series D shares which is convertible at the offering price into Class B common stock. Preferred stock is automatically converted into common stock upon a qualified IPO of at least $10 million with a Company valuation of at least $30 million or upon a public rights offering of the Company to shareholders of Safeguard Scientifics, Inc. In 1999, the Company increased the authorized preferred stock to 15,000,000 shares.

     SERIES A -- The Series A shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $1.00 per share plus an additional $.10 per year (pro rated for partial years) from July 16, 1997 or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. The holders of Series A preferred stock are entitled to vote as a separate class to elect two directors to the Board of Directors of the Company.

     SERIES B -- Series B shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $2.00 per share plus an additional $.20 for each year (pro rated for partial years) from December 31, 1998 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. Series B shares are junior to Series A, C and D shares.

                            eMERGE INTERACTIVE, INC.

     SERIES C -- On April 15, 1999, the Company designated 1,100,000 as Series C shares (unaudited). Series C shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $5.00 per share plus an additional $.50 for each year (pro rated for partial years) from April 15, 1999 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. Series C shares are on parity with Series A and D shares except as to voting rights.

     SERIES D -- On October 27, 1999, the Company designated 4,555,556 shares as Series D shares (unaudited). Series D shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $10.00 per share plus an additional $1.00 for each year (pro rated for partial years) from August 24, 1999 or until the date of distribution of available assets or (b) the amount which would be distributed if all the preferred stock of the Company were converted to Class B common stock prior to liquidation. Series D shares are on parity with Series A and C shares except as to voting rights. Series D stockholders are entitled to two and one-half votes per share.

(7) INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liability are as follows:

                                                  DECEMBER 31,
                                            ------------------------
                                               1997          1998
                                            ----------    ----------
Deferred tax assets:
Net operating loss carryforwards..........  $3,237,000    $5,967,000
  Amortization of acquired technology from
     XL Vision (note 9)...................   1,829,000     1,704,000
  Research and experimentation tax
     credits..............................     294,000       448,000
  Other...................................     125,000       596,000
                                            ----------    ----------
                                             5,485,000     8,715,000
  Less valuation allowance................   5,370,000     8,715,000
                                            ----------    ----------
     Net deferred tax assets..............     115,000            --
Deferred tax liability:
  Imputed interest........................    (115,000)           --
                                            ----------    ----------
     Net deferred tax assets
       (liability)........................  $       --    $       --
                                            ==========    ==========

     The Company has available at December 31, 1998, unused net operating loss carryforwards of approximately $15,000,000 which may be applied against future taxable income and expires in years beginning in 2010. The Company also has approximately $448,000 in research and experimentation credits carryforwards. The research and experimentation credits, which begin to expire in 2010, can also be used to offset future regular tax liabilities. A valuation allowance for deferred tax assets is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                            eMERGE INTERACTIVE, INC.

     The difference between the "expected" tax benefit (computed by applying the federal corporate income tax rate of 34% to the loss before income taxes) and the actual tax benefit is primarily due to the effect of the valuation allowance.

(8) STOCK PLAN

     In January 1996, the Company adopted an equity compensation plan (the "1996 Plan") pursuant to which the Company's Board of Directors may grant shares of common stock or options to acquire common stock to certain directors, advisors and employees. The Plan authorizes grants of shares or options to purchase up to 1,735,000 shares of authorized but unissued common stock. Stock options granted have a maximum term of ten years and have vesting schedules which are at the discretion of the Compensation Committee of the Board of Directors and determined on the effective date of the grant.

     A summary of option transactions follows:

                                                                                   WEIGHTED
                                                   RANGE OF                         AVERAGE
                                                   EXERCISE       WEIGHTED         REMAINING
                                                  PRICES PER      AVERAGE         CONTRACTUAL
                                       SHARES       SHARE      EXERCISE PRICE   LIFE (IN YEARS)
                                      ---------   ----------   --------------   ---------------
Balance outstanding, December 31,
  1996..............................      2,500   $     1.00       $1.00             4.85
                                                                                     ====
  Granted...........................    268,000         1.00        1.00
                                      ---------   ----------       -----
Balance outstanding, December 31,
  1997..............................    270,500         1.00        1.00             9.64
                                                                                     ====
  Granted...........................  1,354,000    1.00-2.00        1.05
  Canceled..........................   (318,500)        1.00        1.00
                                      ---------   ----------       -----
Balance outstanding, December 31,
  1998..............................  1,306,000    1.00-2.00        1.05             9.48
                                                                                     ====
  Granted (unaudited)...............    743,200    2.00-8.00        2.87
  Exercised (unaudited).............    (87,280)        1.00        1.00
  Canceled (unaudited)..............     (7,000)   1.00-2.00        1.57
                                      ---------   ----------       -----
Balance outstanding, June 30, 1999
  (unaudited).......................  1,954,920   $1.00-8.00       $1.74             9.31
                                      =========   ==========       =====             ====

     At December 31, 1997, 1998 and June 30, 1999, there were 61,375, 331,500 and 398,095 (unaudited) shares exercisable, respectively at weighted average exercise prices of $1.00, $1.02 and $1.39 (unaudited), respectively.

     At December 31, 1997 and 1998 and June 30, 1999, 79,500, 409,000 and
672,800 (unaudited) shares were available for grant, respectively.

                            eMERGE INTERACTIVE, INC.

     The per share weighted-average fair value of stock options granted was $0 in 1996, $0 in 1997 and $0.10 in 1998 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                        1996    1997    1998
                                                        ----    ----    ----
Volatility............................................     0%      0%      0%
Dividend paid.........................................     0%      0%      0%
Risk-free interest rate...............................  6.35%   6.11%   4.73%
Expect life in years..................................  5.77    6.75    5.57

     No volatility was assumed due to the use of the Minimum Value Method of computation for options issued by the Company as a private entity as prescribed by SFAS No. 123.

     All stock options granted, except as noted in the paragraph below, have been granted to directors or employees with an exercise price equal to the fair value of the common stock at the date of grant. The Company applies APB Opinion No. 25 for issuances to directors and employees in accounting for its Plan and, accordingly, no compensation cost has been recognized in the consolidated financial statements through December 31, 1998.

     On March 19, 1999, the Company granted 288,500 stock options with an exercise price of $2.00 and a fair value of $2.25. The Company recorded $72,126 of unearned compensation at the date of grant and is amortizing the unearned compensation over the vesting period. Compensation expense amounted to $4,509 for the six months ended June 30, 1999.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                            1996          1997          1998
                                         -----------   -----------   -----------
Net loss as reported...................  $(1,719,492)  $(5,483,623)  $(7,832,128)
                                         ===========   ===========   ===========
Pro forma net loss.....................  $(1,719,492)  $(5,483,623)  $(7,964,078)
                                         ===========   ===========   ===========
Net loss per share, as reported:
  Basic and diluted....................  $    (11.55)  $    (17.93)  $     (2.25)
                                         ===========   ===========   ===========
Pro forma net loss per share:
  Basic and diluted....................  $    (11.55)  $    (17.93)  $     (2.28)
                                         ===========   ===========   ===========

(9) RELATED PARTY TRANSACTIONS

  DIRECT CHARGE FEE

     Prior to April 1, 1997 personnel, and other services were provided by XL Vision and the costs were allocated to the Company. Effective April 1, 1997, the Company entered into a direct charge fee agreement with XL Vision which allows for cost-based charges based upon actual hours incurred. Costs allocated to or service fees charged by XL Vision were approximately $468,000 in 1996, $720,000 in 1997, $460,000 in 1998 and $270,000 (unaudited) in 1999. A portion of the fees in 1998 and all of the costs and fees in 1996 and 1997 were allocated to the discontinued transportation segment.

                            eMERGE INTERACTIVE, INC.

  ADMINISTRATIVE SERVICES FEE

     Effective December 15, 1997, the Company entered into an agreement which requires accrual of an administrative services fee based upon a percentage of gross revenues. The fee for administrative support services, including management consultation, investor relations, legal services and tax planning, is payable monthly to XL Vision and Safeguard Scientifics, Inc., the largest shareholder of XL Vision, based upon an aggregate of 1.5% of gross revenues with such service fees to be not more than $300,000 annually. Effective August 17, 1999, the agreement was amended such that the administrative services fee is applied to net contribution margin on cattle sales and gross revenue for all other sales. The fee is accrued monthly but is only payable in months during which the Company has achieved positive cash flow from operations. The agreement extends through December 31, 2002 and continues thereafter unless terminated by any party. Administrative service fees were approximately $10,300 in 1997, $37,200 in 1998 and $58,300 (unaudited) in 1999.

  TECHNOLOGY FEE

     On July 15, 1997, the Company entered into an agreement with XL Vision for the transfer of certain technology that is used by the Company in the sale of its products for a $4,400,000 note payable. The transfer was accounted for as a distribution to XL Vision as it represented amounts paid for an asset to an entity under common control in excess of the cost of such asset. The note payable bears interest at 7% per annum. Interest expense was $141,167 in 1997, $308,000 in 1998 and $275,012 (unaudited) in 1999.

  LEASE

     The Company leases equipment under a capital lease, effective April 20, 1998, with an affiliated entity, XL Realty, Inc. Future minimum lease payments, including imputed interest at 7.53%, are $79,852 in 1999, $85,765 in 2000, $92,684 in 2001, $100,154 in 2002 and $26,415 in 2003. Interest expense was
$23,594 in 1998 and $13,753 (unaudited) in 1999.

     The Company has a verbal lease with XL Vision for its facilities. Rent
expense varies based on space occupied by the Company. Rent expense is $     in
1996, in 1997, $       in 1998, and $       (unaudited) in 1999.

                            eMERGE INTERACTIVE, INC.

  AMOUNTS DUE TO XL VISION, INC.

Amounts due to XL Vision consist of:
Balance as of December 31, 1996.............................  $ 3,636,494
     Allocation of costs and funding of working capital to
      the Company...........................................    6,318,405
     Technology transfer fee................................    4,400,000
     Interest charges on technology transferred.............      141,167
     Proceeds from Series A Preferred Stock.................   (6,443,606)
     Issuance of Class A common stock.......................      (22,465)
                                                              -----------
Balance as of December 31, 1997.............................    8,029,995
     Allocation of costs and funding of working capital to
      the Company...........................................    9,120,441
     Interest charges on technology transferred.............      308,000
     Contribution of debt to equity.........................   (7,500,000)
     Contribution of debt to equity in exchange for Series B
      Preferred Stock.......................................   (4,800,000)
                                                              -----------
Balance as of December 31, 1998.............................    5,158,436
     Allocation of costs and funding of working capital to
      the Company (unaudited)...............................    2,586,320
     Interest charges on technology transferred
      (unaudited)...........................................      275,012
                                                              -----------
Balance as of June 30, 1999 (unaudited).....................  $ 8,019,768
                                                              ===========

     The average outstanding balance due to XL Vision was approximately $2,690,900 in 1996, $6,239,600 in 1997, $12,782,400 in 1998 and $7,235,600
(unaudited) in 1999.

  AMOUNTS DUE TO SAFEGUARD SCIENTIFICS, INC.

     As of December 31, 1997, December 31, 1998 and the six months ended June 30, 1999, the Company owed Safeguard Scientifics, Inc. $10,309, $28,898 and $77,355 (unaudited), respectively.

(10) SEGMENT INFORMATION

     In 1998, the Company adopted SFAS No. 131, which requires the reporting of segment information using the "management approach" versus the "industry approach" previously required. The management approach requires the Company to report certain financial information related to continuing operations that is provided to the Company's chief operating decision-maker. The Company's chief operating decision-maker receives revenue and contribution margin (revenue less direct costs and excluding overhead) by source, and all other statement of operations data and balance sheet on a consolidated basis. The Company's reportable segments consist of cattle sales and animal sciences products and services. While the Company operates entirely in the animal science marketplace, the contribution margin associated with cattle sales and the related prospects for this portion of the Company's business differ from the rest of the Company's product offerings.

                            eMERGE INTERACTIVE, INC.

     The following summarizes revenue and contribution margin information related to the Company's two operating segments:

                                                          SIX MONTHS
                                     YEAR ENDING            ENDED
                                  DECEMBER 31, 1998     JUNE 30, 1999
                                  -----------------    ----------------
Revenue:
  Cattle........................     $       --           1,740,955
  Animal sciences...............      1,792,471             837,298
                                     ----------           ---------
          Total.................     $1,792,471           2,578,253
                                     ==========           =========
  Direct costs:
  Cattle........................     $       --           1,729,029
  Animal sciences...............        900,824             343,880
                                     ----------           ---------
                                     $  900,824           2,072,909
                                     ==========           =========
Contribution margin:
  Cattle........................     $       --              11,926
  Animal sciences...............        891,647             493,418
                                     ----------           ---------
          Total.................     $  891,647             505,344
                                     ==========           =========

     The Company's assets, and other statement of operations data are not allocated to a segment.

(11) COMMITMENTS AND CONTINGENCIES

  VOLUNTARY EMPLOYEE SAVINGS 401(k) PLAN

     The Company established a voluntary employee savings 401(k) plan in 1997 which is available to all full time employees 21 years or older. The plan provides for a matching by the Company of the employee's contribution to the plan for 50% of the first 6% of the employee's annual compensation. The Company's matching contributions were $6,300 in 1996, $38,195 in 1997, $62,108 in 1998.

  ROYALTIES

     In connection with the NutriCharge license, the Company is obligated to a royalty of 5% of gross revenues from the sale of NutriCharge products and infrared technology related to the Company's Canadian license agreement.

     The Company is also obligated to a royalty of 6% of net revenues from product or services related to technology patented by Iowa State University.

(12) SUBSEQUENT EVENTS

     On January 1, 1999, the Company signed a revolving promissory note with XL Vision for up to $3,000,000. The revolving promissory note bears interest at the prime rate plus 1% and is due in full when the Company completes an IPO or sells all of its assets or stock.

                            eMERGE INTERACTIVE, INC.

  DISCONTINUED OPERATIONS

     In December 1998, the Company's Board of Directors decided to dispose of its transportation segment. The Company's AMIRIS thermal imaging system, which was the sole product sold in the transportation segment, was sold on January 15, 1999 to Sperry Marine, Inc. for approximately $1,900,000. The Company received $200,000 of cash at closing and will receive the balance upon receipt of the inventory by Sperry Marine, Inc. The Company is entitled to a royalty of 8% of net AMIRIS system sales, up to a maximum royalty of $4.3 million over a four year period or up to a maximum royalty of $5.0 million, if $4.3 million is not received within four years.

     Net assets of the discontinued transportation segment consist of:

                                             DECEMBER 31,
                                        -----------------------     JUNE 30,
                                           1997         1998          1999
                                        ----------    ---------    -----------
                                                                   (UNAUDITED)
Accounts receivable...................  $  145,500      381,435     1,647,040
Inventory, net........................   1,076,043    2,020,625        72,008
Property and equipment, net...........      22,650      134,098        81,168
Intangibles, net......................      94,444       61,108        44,440
Accounts payable......................    (271,833)     (80,510)      (74,894)
Accrued liabilities including
  provision for operating loss during
  phase out period of $72,667 in 1998
  and $18,748 (unaudited) in 1999.....          --     (231,415)     (158,748)
                                        ----------    ---------     ---------
  Net assets..........................  $1,066,804    2,285,341     1,611,014
                                        ==========    =========     =========

  NOTE PAYABLE TO XL VISION, INC.

  LICENSE

     In February 1999, the Company signed a license agreement with XL Vision, granting XL Vision a license to use Company software for the limited purpose of evaluating whether the software could provide the basis for a new company that would operate in the agricultural industry. The license agreement terminates on November 30, 1999. If XL Vision forms a new company, the Company will negotiate a long-term license agreement. In addition, XL Vision is obligated to give the Company at least 25% of the new company. The Company is obligated to transfer all amounts up to 25% of the company to Lost Pelican, LLC.

  ACQUISITIONS (UNAUDITED AFTER APRIL 20, 1999)

     On February 24, 1999, the Company acquired substantially all of the tangible and intangible assets of CIN, LLC d/b/a/ Cattlemen's Information Network ("CIN"). Immediately after the closing, CIN changed its name to Lost Pelican, L.L.C. The purchase price for the assets consisted of 600,000 shares of the Company's Class A common stock valued at $720,000, the assumption of up to $600,000 of liabilities, a cash payment due in October 1999 of $383,000, and an agreement to pay the first $350,000 from Internet sales of third party products over the Company's Web site. In addition, the Company agreed to assume $177,000 in liabilities related to employee bonuses and an outstanding grant
                            eMERGE INTERACTIVE, INC.

obligation. CIN is in the business of selling access to its cattle feedlot performance measurements database.

     On March 29, 1999, the Company acquired 100% of the stock of Cyberstockyard, Inc. The purchase price consisted of 200,000 shares of the Company's Class A common stock valued at $450,000 . Cyberstockyard, Inc. is in the business of selling cattle through its proprietary auction software over the Internet.

     On May 19, 1999, the Company acquired substantially all of the tangible and intangible assets of PCC, LLC d/b/a Professional Cattle Consultants, L.L.C. ("PCC") for a cash payment of $1,800,000 and an assumption of approximately $30,000 of liabilities. PCC is in the business of providing comparative analysis and market information for the feedlot industry. Immediately after the closing, PCC changed its name to QDD Investment Company, L.L.C.

     The aggregate purchase price of the above acquisitions was approximately $4,606,600, which included related acquisition costs of approximately $97,000, was allocated as follows:

Goodwill.......................................  $4,015,300
Non-compete agreements.........................     300,000
Equipment......................................     358,000
Current assets.................................      28,300
Current liabilities............................     (95,000)
                                                 ----------
                                                 $4,606,600
                                                 ==========

     Unaudited pro forma information for the Company as if the acquisitions above had been consummated as of January 1, 1998 and 1999 follows:

                                            SIX MONTHS ENDED JUNE 30,
                                            -------------------------
                                               1998           1999
                                            -----------    ----------
Revenue...................................  $ 1,047,996     2,800,173
                                            ===========    ==========
Net profit (loss).........................  $(4,007,759)   (6,402,028)
                                            ===========    ==========
Net profit (loss) per common share........  $     (1.18)        (1.16)
                                            ===========    ==========

  SALE OF SERIES C PREFERRED STOCK (UNAUDITED)

     On May 4, 1999, the Company issued 1,100,000 shares of Series C preferred stock for $5.00 per share.

  STOCK PLAN (UNAUDITED)

     On May 10, 1999, the Company's stockholders approved the 1999 Equity Compensation Plan (the "1999 Plan"). Under the 1999 Plan, an additional 1,000,000 shares of authorized, unissued shares of common stock of the Company are reserved for issuance to employees, advisors and for non-employee members of the Board of Directors. Option terms under the 1999 Plan may not exceed 10 years.

                            eMERGE INTERACTIVE, INC.

  NOTE PAYABLE TO SAFEGUARD DELAWARE, INC. (UNAUDITED)

     On July 21, 1999, the Company obtained a $3,000,000 revolving note payable from Safeguard Delaware, Inc ("Safeguard"). The revolving note payable, as amended in October 1999, bears interest payable monthly at the prime rate plus 1% and is due November 30, 1999.

     In August, September and October 1999, the Company signed demand notes with interest payable monthly at the prime rate plus 1% with Safeguard for $2,500,000, $2,000,000 and $2,500,000, respectively. These notes were cancelled in October 1999, in exchange for a $7,050,000 note due in full on October 25, 2000, the repayment of a promissory note issued concurrently with the sale of Series D preferred stock or an IPO, whichever is earlier.

  INVESTMENT IN TURNKEY COMPUTER SYSTEMS, INC. (UNAUDITED)

     On August 16, 1999, the Company acquired 19% of the common stock of Turnkey Computer Systems, Inc. ("Turnkey") for 50,000 shares of the Company's Class A common stock valued at $400,000 and $1.4 million in cash payable upon the earlier of the completion of the Company's IPO or $500,000 at December 31, 1999, $500,000 at December 31, 2000 and $400,000 at December 31, 2001. In addition, the common stock purchase agreement with Turnkey contains a put right which allows Turnkey to have a one time right to put to the Company its 50,000 common shares with a fixed purchase price of $500,000. The put right can only be exercised upon a change in control or after December 31, 2001, if the Company has not completed an IPO.

  SALE OF SERIES D PREFERRED STOCK (UNAUDITED)

     On October 27, 1999, the Company agreed to issue 4,555,556 shares of Series D preferred stock and a warrant to acquire 911,111 shares of Class B common stock for $38,815,000. Series D preferred shares convert into Class B common stock at the offering price. The warrants are exercisable at the Company's IPO price. The Company will receive $18,000,000 in cash in November 1999 and a non-interest bearing, promissory note in the amount of $23,000,000 due on October 27, 2000. Imputed interest at 9.5% amounts to $2,185,000 over the life of the note.

                            eMERGE INTERACTIVE, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                                          LOST PELICAN, L.L.C.
                                                     eMerge      --------------------------------------
                                                  INTERACTIVE,                 PRO FORMA
                                                      INC.       HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                  ------------   ----------   -----------    ----------
Revenue.........................................   $1,792,471    $ 157,692     $      --     $  157,692
Cost of revenue.................................    2,623,447       25,736            --         25,736
                                                   ----------    ---------     ---------     ----------
    Gross profit (loss).........................     (830,976)     131,956            --        131,956
                                                   ----------    ---------     ---------     ----------
Operating expenses:
  Selling, general and administrative...........    3,659,810      231,883       435,274(4a)    667,157
  Research and development......................    1,109,382      341,588            --        341,588
                                                   ----------    ---------     ---------     ----------
    Total operating expenses....................    4,769,192      573,471       435,274      1,008,745
                                                   ----------    ---------     ---------     ----------
    Profit (loss) from continuing operations....   (5,600,168)    (441,515)     (435,274)      (876,789)
Other income....................................           --          245            --            245
Interest expense................................     (331,594)     (20,077)           --        (20,077)
                                                   ----------    ---------     ---------     ----------
    Profit (loss) from continuing operations
      before income taxes.......................   (5,931,762)    (461,347)     (435,274)      (896,621)
Income tax expense (benefit)....................           --           --            --             --
                                                   ----------    ---------     ---------     ----------
    Profit (loss) from continuing operations....   (5,931,762)    (461,347)     (435,274)      (896,621)
                                                   ==========    =========     =========     ==========
Profit (loss) from continuing operations per
  common share -- basic and diluted.............   $    (1.70)
                                                   ==========
Weighted average number of common shares
  outstanding -- basic and diluted..............    3,485,541
                                                   ==========

                                                     QDD INVESTMENT COMPANY, L.L.C.
                                                  -------------------------------------
                                                                PRO FORMA                  PRO FORMA
                                                  HISTORICAL   ADJUSTMENTS    PRO FORMA    COMBINED
                                                  ----------   -----------    ---------   -----------
Revenue.........................................   $332,730     $      --     $332,730    $ 2,282,893
Cost of revenue.................................    152,158            --      152,158      2,801,341
                                                   --------     ---------     ---------   -----------
    Gross profit (loss).........................    180,572            --      180,572       (518,448)
                                                   --------     ---------     ---------   -----------
Operating expenses:
  Selling, general and administrative...........    162,428       325,790(4b)  488,218      4,815,185
  Research and development......................         --            --           --      1,450,970
                                                   --------     ---------     ---------   -----------
    Total operating expenses....................    162,428       325,790      488,218      6,266,155
                                                   --------     ---------     ---------   -----------
    Profit (loss) from continuing operations....     18,144      (325,790)    (307,646)    (6,784,603)
Other income....................................     36,548            --       36,548         36,793
Interest expense................................     (1,927)        1,927(4c)       --       (351,671)
                                                   --------     ---------     ---------   -----------
    Profit (loss) from continuing operations
      before income taxes.......................     52,765      (323,863)    (271,098)    (7,099,481)
Income tax expense (benefit)....................         --            --           --             --
                                                   --------     ---------     ---------   -----------
    Profit (loss) from continuing operations....     52,765      (323,863)    (271,098)    (7,099,481)
                                                   ========     =========     =========   ===========
Profit (loss) from continuing operations per
  common share -- basic and diluted.............                                          $     (1.74)
                                                                                          ===========
Weighted average number of common shares
  outstanding -- basic and diluted..............                                            4,085,541(4d)
                                                                                          ===========

See accompanying notes to unaudited pro forma condensed combined financial statements.

                            eMERGE INTERACTIVE, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999

                                              eMerge                    LOST PELICAN, L.L.C.
                                           INTERACTIVE,    ----------------------------------------------
                                               INC.           HISTORICAL
                                           -------------   -----------------
                                            SIX MONTHS      FOR THE PERIOD
                                               ENDED       JANUARY 1, 1999-
                                             JUNE 30,        FEBRUARY 23,       PRO FORMA          PRO
                                               1999              1999          ADJUSTMENTS        FORMA
                                           -------------   -----------------   -----------      ---------
Revenue..................................   $ 2,578,253        $  11,758        $     --        $ 11,758
Cost of revenue..........................     2,767,919            4,176              --           4,176
                                            -----------        ---------        --------        ---------
    Gross profit (loss)..................      (189,666)           7,582              --           7,582
                                            -----------        ---------        --------        ---------
Operating expenses:
  Selling, general and administrative....     4,068,860          182,814          65,590(4a)     248,404
  Research and development...............     1,450,433           35,596              --          35,596
                                            -----------        ---------        --------        ---------
    Total operating expenses.............     5,519,293          218,410          65,590         284,000
                                            -----------        ---------        --------        ---------
    Profit (loss) from continuing
      operations.........................    (5,708,959)        (210,828)        (65,590)       (276,418)
Interest expense.........................      (288,765)         (11,619)             --         (11,619)
                                            -----------        ---------        --------        ---------
    Profit (loss) from continuing
      operations before income taxes.....    (5,997,724)        (222,447)        (65,590)       (288,037)
Income tax expense (benefit).............            --               --              --              --
                                            -----------        ---------        --------        ---------
    Profit (loss) from continuing
      operations.........................   $(5,997,724)        (222,447)        (65,590)       (288,037)
                                            ===========        =========        ========        =========
Profit (loss) from continuing operations
  per common share -- basic and
  diluted................................   $     (1.15)
                                            ===========
Weighted average number of common shares
  outstanding -- basic and diluted.......     5,223,403
                                            ===========

                                                  QDD INVESTMENT COMPANY, L.L.C.
                                           ---------------------------------------------
                                              HISTORICAL
                                           ----------------
                                            FOR THE PERIOD
                                              JANUARY 1,
                                                1999-          PRO FORMA          PRO       PRO FORMA
                                             MAY 19, 1999     ADJUSTMENTS        FORMA      COMBINED
                                           ----------------   -----------      ---------   -----------
Revenue..................................      $154,901        $      --       $154,901    $ 2,744,912
Cost of revenue..........................        67,752               --         67,752      2,839,847
                                               --------        ---------       ---------   -----------
    Gross profit (loss)..................        87,149               --         87,149        (94,935)
                                               --------        ---------       ---------   -----------
Operating expenses:
  Selling, general and administrative....        79,683          124,067(4b)    203,750      4,521,014
  Research and development...............            --               --             --      1,486,029
                                               --------        ---------       ---------   -----------
    Total operating expenses.............        79,683          124,067        203,750      6,007,043
                                               --------        ---------       ---------   -----------
    Profit (loss) from continuing
      operations.........................         7,466         (124,067)      (116,601)    (6,101,978)
Interest expense.........................        (1,272)           1,272(4c)         --       (300,384)
                                               --------        ---------       ---------   -----------
    Profit (loss) from continuing
      operations before income taxes.....         6,194         (122,795)      (116,601)    (6,402,362)
Income tax expense (benefit).............            --               --             --             --
                                               --------        ---------       ---------   -----------
    Profit (loss) from continuing
      operations.........................         6,194         (122,795)      (116,601)    (6,402,362)
                                               ========        =========       =========   ===========
Profit (loss) from continuing operations
  per common share -- basic and
  diluted................................                                                  $     (1.18)
                                                                                           ===========
Weighted average number of common shares
  outstanding -- basic and diluted.......                                                    5,403,403(4d)
                                                                                           ===========

See accompanying notes to unaudited pro forma condensed combined financial statements.

                   eMERGE INTERACTIVE, INC. AND SUBSIDIARIES

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

(1) OVERVIEW

     The pro forma condensed combined financial statements are unaudited and give effect to the acquisition of Lost Pelican L.L.C. (formerly CIN, LLC) d/b/a Cattlemen's Information Network ("Lost Pelican") on February 24, 1999, the acquisition of QDD Investment Company L.L.C. d/b/a Professional Cattle Consultants ("QDD") on May 19, 1999 and the issuance of Series "C" preferred stock by eMerge Interactive, Inc. (the "Company") on May 4, 1999, a portion of the proceeds of which were used to acquire QDD.

     The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 is based on the historical financial statements of the Company, Lost Pelican and QDD, giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments discussed below. The pro forma condensed combined statements of operations for the six months ended June 30, 1999 is based on the historical financial statements of the Company, Lost Pelican (for the period from January 1, 1999 to February 23, 1999, date prior to acquisition) and QDD (for the period from January 1, 1999 to May 19, 1999, date prior to acquisition), giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments discussed below. The Company's purchase of Cyberstockyard, Inc. on March 29, 1999 is not included because the pro forma effects are not significant.

     These unaudited pro forma financial statements may not be indicative of the results of operations that actually would have occurred if the combination had been in effect on January 1, 1998 or 1999 or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements of the Company, Lost Pelican and QDD contained elsewhere herein.

(2) ACQUISITION OF LOST PELICAN

     On February 24, 1999, the Company acquired substantially all of the tangible and intangible assets of Lost Pelican. The purchase price for the assets consisted of 600,000 shares of the Company's Class A common stock valued at $720,000, the assumption of up to $600,000 of liabilities, a cash payment due in October 1999 of $383,000, and an agreement to pay the first $350,000 from Internet sales of third party products over the Company's Web site. In addition, the Company agreed to assume $177,000 in liabilities related to employee bonuses and an outstanding grant obligation.

(3) ACQUISITION OF QDD

     On May 19, 1999, the Company acquired substantially all of the tangible and intangible assets of QDD for a cash payment of $1,800,000 and an assumption of approximately $30,000 of liabilities.

(4) PRO FORMA ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1999

     The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 and the six months ended June 30, 1999 combines the statements
                   eMERGE INTERACTIVE, INC. AND SUBSIDIARIES

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

of operations of the Company, Lost Pelican and QDD. In combining the companies, the pro forma adjustments reflect the following:

     (a) Record amortization of goodwill ($415,274 in 1998 and $62,576 in 1999) and non-compete agreements ($20,000 in 1998 and $3,014 in 1999) for Lost Pelican over estimated useful lives of five years.

     (b) Record amortization of goodwill ($300,790 in 1998 and $114,547 in 1999) and non-compete agreements ($25,000 in 1998 and $9,520 in 1999) for QDD over estimated useful lives of five years and four years, respectively.

     (c) To eliminate interest on debt of QDD not acquired of $1,927 in 1998 and $1,272 in 1999.

     (d) Record the issuance of 600,000 shares of Class A common stock in connection with Lost Pelican transaction.

     There is no income tax effect on the above pro forma adjustments due to the full valuation allowance on net deferred tax assets.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Members
  Lost Pelican, L.L.C.:

     We have audited the accompanying balance sheets of Lost Pelican, L.L.C. (d/b/a Cattlemen's Information Network) as of December 31, 1997 and 1998 and the related statements of operations, members' equity (deficit) and cash flows for each of the two years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in note 1 to the financial statements, on February 23, 1999, Lost Pelican, L.L.C. sold substantially all of its assets and trade names to eMerge Interactive, Inc.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lost Pelican, L.L.C. at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the two years ended December 31, 1998 in conformity with generally accepted accounting principles.

Orlando, Florida
April 13, 1999

                              LOST PELICAN, L.L.C.
                     D/B/A CATTLEMEN'S INFORMATION NETWORK
                         (A LIMITED LIABILITY COMPANY)

                                 BALANCE SHEETS

                                                    DECEMBER 31,
                                              ------------------------    FEBRUARY 23,
                                                1997          1998            1999
                                              ---------    -----------    ------------
                                                                          (UNAUDITED)
                                        ASSETS
Current assets:
  Cash......................................  $      --    $        --    $       737
  Trade accounts receivable, net of
     allowance for uncollectible accounts of
     $-0-, $9,135, and $8,500 as of December
     31, 1997 and 1998 and February 23,
     1999, respectively.....................         --          8,548          6,497
                                              ---------    -----------    -----------
          Total current assets..............         --          8,548          7,234
Property and equipment, net (notes 3 and
  5)........................................      1,288        102,233        105,247
                                              ---------    -----------    -----------
          Total assets......................  $   1,288    $   110,781    $   112,481
                                              =========    ===========    ===========

                      LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit (note 4)...................  $      --    $   293,983    $   267,109
  Current installments of long-term debt
     (note 5)...............................     60,544         91,471        241,950
  Accounts payable..........................      7,991          3,710          1,518
  Accrued liabilities.......................      2,614         15,481         18,646
                                              ---------    -----------    -----------
          Total current liabilities.........     71,149        404,645        529,223
Long-term debt, excluding current
  installments (note 5).....................         --        112,944        109,854
                                              ---------    -----------    -----------
          Total liabilities.................     71,149        517,589        639,077
                                              ---------    -----------    -----------
Commitment (note 6)
Subsequent event (note 8)
Members' equity (deficit) (note 7):
  Unit capital..............................    879,419      1,003,819      1,106,478
  Accumulated deficit.......................   (949,280)    (1,410,627)    (1,633,074)
                                              ---------    -----------    -----------
          Total members' equity (deficit)...    (69,861)      (406,808)      (526,596)
                                              ---------    -----------    -----------
          Total liabilities and members'
            equity (deficit)................  $   1,288    $   110,781    $   112,481
                                              =========    ===========    ===========

See accompanying notes to financial statements.

                              LOST PELICAN, L.L.C.
                     D/B/A CATTLEMEN'S INFORMATION NETWORK
                         (A LIMITED LIABILITY COMPANY)

                            STATEMENTS OF OPERATIONS

                                     YEAR ENDED                             FOR THE PERIOD
                                    DECEMBER 31,                            JANUARY 1, 1999
                                ---------------------   SIX MONTHS ENDED        THROUGH
                                  1997        1998       JUNE 30, 1998     FEBRUARY 23, 1999
                                ---------   ---------   ----------------   -----------------
                                                          (UNAUDITED)         (UNAUDITED)
Revenue.......................  $  43,672   $ 157,692      $  39,130           $  11,758
Cost of revenue...............     13,789      25,736          7,022               4,176
                                ---------   ---------      ---------           ---------
     Gross profit.............     29,883     131,956         32,108               7,582
Selling, general and
  administrative..............    377,504     231,883        136,122             182,814
Research and development......    124,043     341,588        135,317              35,596
                                ---------   ---------      ---------           ---------
     Profit (loss) from
       operations.............   (471,664)   (441,515)      (239,331)           (210,828)
Other income (expense):
  Other income................         --         245             --                  --
  Interest expense............     (4,764)    (20,077)        (5,792)            (11,619)
                                ---------   ---------      ---------           ---------
     Net other income
       (expense)..............     (4,764)    (19,832)        (5,792)            (11,619)
                                ---------   ---------      ---------           ---------
     Net profit (loss)........  $(476,428)  $(461,347)     $(245,123)          $(222,447)
                                =========   =========      =========           =========

See accompanying notes to financial statements.

                              LOST PELICAN, L.L.C.
                     D/B/A CATTLEMEN'S INFORMATION NETWORK
                         (A LIMITED LIABILITY COMPANY)

                    STATEMENTS OF MEMBERS' EQUITY (DEFICIT)

                                              UNIT CAPITAL
                                        -------------------------   ACCUMULATED
                                           UNITS         AMOUNT       DEFICIT       TOTAL
                                        ------------   ----------   -----------   ---------
Balances at January 1, 1997...........    600,000      $  473,380   $  (472,852)  $     528
Non-cash contribution of services by
members (note 7)......................         --         222,557            --     222,557
Cash contribution by majority members
  (note 7)............................         --         183,482            --     183,482
Net profit (loss).....................         --              --      (476,428)   (476,428)
                                          -------      ----------   -----------   ---------
Balances at December 31, 1997.........    600,000         879,419      (949,280)    (69,861)
Non-cash contribution of services by
  members (note 7)....................         --          39,583            --      39,583
Cash contribution by majority members
  (note 7)............................         --          84,817            --      84,817
Net profit (loss).....................         --              --      (461,347)   (461,347)
                                          -------      ----------   -----------   ---------
Balances at December 31, 1998.........    600,000       1,003,819    (1,410,627)   (406,808)
Non-cash contribution of services by
  members (unaudited) (note 7)........         --         102,659            --     102,659
Net profit (loss) (unaudited).........         --              --      (222,447)   (222,447)
                                          -------      ----------   -----------   ---------
Balances at February 23, 1999
  (unaudited).........................    600,000      $1,106,478   $(1,633,074)  $(526,596)
                                          =======      ==========   ===========   =========

See accompanying notes to financial statements.

                              LOST PELICAN, L.L.C.
                     D/B/A CATTLEMEN'S INFORMATION NETWORK
                         (A LIMITED LIABILITY COMPANY)

                            STATEMENTS OF CASH FLOWS

                                           YEARS ENDED                            FOR THE PERIOD
                                          DECEMBER 31,                            JANUARY 1, 1999
                                      ---------------------   SIX MONTHS ENDED        THROUGH
                                        1997        1998       JUNE 30, 1998     FEBRUARY 23, 1999
                                      ---------   ---------   ----------------   -----------------
                                                                (UNAUDITED)         (UNAUDITED)
Cash flows from operating
  activities:
Net profit (loss)...................  $(476,428)  $(461,347)     $(245,123)          $(222,447)
  Adjustments to reconcile net
    profit (loss) to net cash used
    in operating activities:
    Non-cash contribution of service
      by members....................    222,557      39,583         67,857             102,659
    Depreciation....................        322      26,606          2,053               9,964
    Provision for doubtful
      accounts......................         --       9,135             --                  --
    Changes in operating assets and
      liabilities:
      Trade accounts receivable.....         --     (17,683)            --               2,051
      Accounts payable..............      7,991      (4,281)            64              (2,192)
      Accrued royalties.............      2,320       6,054            896                  --
      Accrued liabilities...........        294       6,813        132,131               3,165
                                      ---------   ---------      ---------           ---------
      Net cash provided by (used in)
         operating activities.......   (242,944)   (395,120)       (42,122)           (106,800)
                                      ---------   ---------      ---------           ---------
Cash flows from investing
  activities:
  Purchases of property and
    equipment.......................     (1,610)   (127,551)       (41,952)            (12,978)
                                      ---------   ---------      ---------           ---------
Cash flows from financing
  activities:
  Net borrowings under line of
    credit agreements...............         --     293,983             --             (26,874)
  Proceeds from long-term debt......     60,544     547,834         27,531             150,000
  Repayments of long-term debt......         --    (403,963)            --              (2,610)
  Proceeds from capital
    contributions...................    183,482      84,817         56,543                  --
                                      ---------   ---------      ---------           ---------
      Net cash provided by financing
         activities.................    244,026     522,671         84,074             120,516
                                      ---------   ---------      ---------           ---------
      Net increase (decrease) in
         cash.......................       (528)         --             --                 738
Cash -- beginning of period.........        528          --             --                  --
                                      ---------   ---------      ---------           ---------
Cash -- end of period...............  $      --   $      --      $      --           $     738
                                      =========   =========      =========           =========
Supplemental disclosure:
  Cash paid for interest............  $   2,444   $  14,023      $   2,765           $  11,619
                                      =========   =========      =========           =========

See accompanying notes to financial statements.

                              LOST PELICAN, L.L.C.
                     D/B/A CATTLEMEN'S INFORMATION NETWORK
                         (A LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION INSOFAR AS IT RELATES TO FEBRUARY 23, 1999, THE SIX MONTHS ENDED JUNE 30, 1998 AND FOR THE PERIOD JANUARY 1, 1999 THROUGH FEBRUARY 23, 1999 IS
                                   UNAUDITED)

(1) ORGANIZATION

     Lost Pelican, L.L.C. (the "Company") was formed on April 1, 1996 as Cattlemen's Management Network as a limited liability company under the laws of the state of Kansas and its affairs are governed by its Limited Liability Company Agreement (the "Agreement"). The Company's income and losses are allocated in accordance with the terms of the Agreement. On December 21, 1998, the Company changed its name to CIN L.L.C. On February 24, 1999, the Company changed its name to Lost Pelican, L.L.C. and sold its assets and trade names ("CIN" and "Cattlemen's Information Network") to eMerge Interactive, Inc. ("eMerge").

     Prior to formation as an L.L.C., the Company's business was financed and operated by Cattle Management Health Network, "CMHN", which was owned by the majority members of the Company. The primary business of the Company is selling access to its cattle feedlot performance measurements database.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using accelerated methods over the estimated useful lives of the assets.

  (b) REVENUE RECOGNITION

     The Company recognizes revenue in accordance with the terms of the sale or contract, generally as services are provided.

  (c) INCOME TAXES

     As a limited liability Company, the Company is classified as a partnership for income tax purposes and is not directly subject to U.S. federal and most state income taxes, including Kansas state income tax.

  (d) USE OF ESTIMATES

     The preparation of the Company's financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  (e) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, accounts receivable, accounts payable and accrued liabilities reflected in the financial statements approximates fair value due to the short-term maturity of these instruments.

                              LOST PELICAN, L.L.C.
                     D/B/A CATTLEMEN'S INFORMATION NETWORK
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                         DECEMBER 31,
                                      ------------------    FEBRUARY 23,     ESTIMATED
                                       1997       1998          1999        USEFUL LIVES
                                      ------    --------    ------------    ------------
                                                            (UNAUDITED)
Office and computer equipment.......  $1,610    $125,770      $138,748      5 - 7 years
Purchased software..................      --       3,391         3,391          3 years
                                      ------    --------      --------
                                       1,610     129,161       142,139
Less accumulated depreciation.......     322      26,928        36,892
                                      ------    --------      --------
Property and equipment, net.........  $1,288    $102,233      $105,247
                                      ======    ========      ========

(4) LINE OF CREDIT

     During 1998, the Company entered into a $300,000 line of credit agreement, guaranteed by the principal shareholders, with a bank that expires on September 15, 1999. Under the agreement, principal is payable on September 15, 1999, and interest is payable monthly at 9.5%. Outstanding borrowings under this agreement were $293,983 as of December 31, 1998 and $267,109 (unaudited) as of February 23, 1999.

(5) LONG-TERM DEBT

     Long-term debt consists of:

                                                      DECEMBER 31,
                                                   ------------------    FEBRUARY 23,
                                                    1997       1998          1999
                                                   -------    -------    ------------
                                                                         (UNAUDITED)
Note payable to Kansas Technology Enterprise
  Corporation, including interest at 10% (see
  note 6)........................................  $60,544     60,544      $ 60,544
Variable rate note payable in monthly
installments of $3,814, including interest at
prime plus 1% (9.25% at December 31, 1998)
through October 1, 2002; secured by equipment....       --    143,871       141,260
Variable rate note payable, interest payable
  monthly at 9.5% through September 15, 1999;
  secured by equipment...........................       --         --       150,000
                                                   -------    -------      --------
                                                    60,544    204,415       351,804
Less current installments........................   60,544     91,471       241,950
                                                   -------    -------      --------
Long-term debt, excluding current installments...  $    --    112,944      $109,854
                                                   =======    =======      ========

     The aggregate maturities of long-term debt for each of the four years subsequent to December 31, 1998 are as follows: 1999, $91,471; 2000, $36,856;
2001, $40,413; and 2002, $35,675.

                              LOST PELICAN, L.L.C.
                     D/B/A CATTLEMEN'S INFORMATION NETWORK
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) COMMITMENT

  ROYALTY AGREEMENT

     On September 6, 1996, the Company entered into a funding agreement with Kansas Technology Enterprise Corporation (KTEC) for the development of a cattle management network (the "Product"). The Company received $60,544 under this agreement. Under the terms of this agreement, the Company will pay KTEC a royalty of 3% on gross sales of the Product, until the award amount of $60,544 plus interest at 10% per annum is repaid. Interest begins to accrue on the date KTEC makes its last payment on the project. Once the original obligation is met, the Company will pay KTEC a royalty of 1% on future gross sales of the product up to an additional $60,544 in royalty payments.

     If the Company licenses, sells, or otherwise transfers the rights to manufacture the Product to another Kansas firm, such that the primary point of activity occurs in Kansas, the Company shall pay KTEC: (1) twenty five percent of the proceeds of such sale, up to the award amount of $60,544 plus interest at 10%; and (2) an ongoing royalty on gross sales of the Product up to an additional $60,544 in royalty payments. In the event such transfer of the Product within Kansas involves the exchange of other assets or is unsuitable to this type of repayment structure, then repayment terms may be subject to renegotiation.

     If the Company: (1) commercializes the Product out-of-state such that no management, marketing or production activity occurs in Kansas; or (2) sells, transfers, licenses, or otherwise disposes of the rights to the Product out-of-state, such that no management, marketing or production activity occurs in Kansas, the Company shall pay KTEC: (1) within thirty (30) days of such transfer, the award amount of $60,544 plus interest at 10%; and (2) an ongoing royalty of 2% on gross sales up to an additional $90,816. If significant benefits to Kansas can occur as a result of such out-of-state transfer, this repayment obligation may be subject to renegotiation. The Company does note anticipate the acquisition by eMerge Interactive, Inc. (eMerge) as described in note 8 to impact the agreement with KTEC.

(7) MEMBERS' EQUITY

     Since inception of the Company, the Company's majority members have contributed approximately $383,000 in services and paid expenses on behalf of the business from other sources totaling approximately $503,000. Non-cash contributions totaled $222,557 in 1997, $39,583 in 1998 and $102,659 (unaudited) in 1999 and cash contributions totaled $183,482 in 1997, $84,817 in 1998 and $-0- (unaudited) in 1999.

(8) SUBSEQUENT EVENT

     On February 24, 1999, the Company assets were acquired by eMerge for 600,000 shares of eMerge's Class A common stock, $383,000 in cash, assumption of liabilities of $600,000 and a commitment to pay $350,000 of the first net sales of CIN products.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Members
  QDD Investment Company, L.L.C.:

     We have audited the accompanying balance sheet of QDD Investment Company, L.L.C. (d/b/a Professional Cattle Consultants, L.L.C.) as of December 31, 1998, and the related statements of operations, members' equity and cash flows, for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Note 1 to the financial statements, on May 19, 1999, QDD Investment Company, L.L.C. sold substantially all of its assets and trade names to eMerge Interactive, Inc.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QDD Investment Company, L.L.C. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Oklahoma City, Oklahoma
July 7, 1999

                         QDD INVESTMENT COMPANY, L.L.C.
                 D/B/A PROFESSIONAL CATTLE CONSULTANTS, L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                                 BALANCE SHEETS

                                                           DECEMBER 31,      MAY 19,
                                                               1998           1999
                                                           ------------    -----------
                                                                           (UNAUDITED)
                                        ASSETS
Current assets -- trade accounts receivable, net.........    $ 18,872       $ 46,875
                                                             --------       --------
Computer software and hardware:
  Software (note 1)......................................     182,394        220,825
  Hardware...............................................      45,480         51,995
                                                             --------       --------
          Total computer software and hardware, at
            cost.........................................     227,874        272,820
  Less accumulated depreciation and amortization.........      10,330         13,901
                                                             --------       --------
          Net computer software and hardware.............     217,544        258,919
                                                             --------       --------
          Total assets...................................    $236,416       $305,794
                                                             ========       ========

                           LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable.......................................    $ 29,135       $ 25,319
  Related party payable (note 5).........................      12,000         14,000
  Notes payable (note 3).................................      34,930         74,930
                                                             --------       --------
          Total current liabilities......................      76,065        114,249
Members' equity (note 4).................................     160,351        191,545
Commitments and contingencies (notes 5, 6 and 8).........
                                                             --------       --------
          Total liabilities and members' equity..........    $236,416       $305,794
                                                             ========       ========

See accompanying notes to financial statements.

                         QDD INVESTMENT COMPANY, L.L.C.
                 D/B/A PROFESSIONAL CATTLE CONSULTANTS, L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                          FOR THE PERIOD
                                       YEAR ENDED                         JANUARY 1, 1999
                                      DECEMBER 31,    SIX MONTHS ENDED        THROUGH
                                          1998         JUNE 30, 1998       MAY 19, 1999
                                      ------------    ----------------    ---------------
                                                        (UNAUDITED)         (UNAUDITED)
Service revenue.....................    $332,730          $166,603           $154,901
                                        --------          --------           --------
Operating expenses:
  Cost of services..................     152,158            75,961             67,752
  General and administrative (note
     4).............................     162,428            80,822             79,683
                                        --------          --------           --------
          Total operating
            expenses................     314,586           156,783            147,435
                                        --------          --------           --------
          Operating income..........      18,144             9,820              7,466
Other income (expense):
  Advertising income (note 2).......      36,548            18,000                 --
  Interest expense..................      (1,927)             (551)            (1,272)
                                        --------          --------           --------
          Net income................    $ 52,765          $ 27,269           $  6,194
                                        ========          ========           ========

See accompanying notes to financial statements.

                         QDD INVESTMENT COMPANY, L.L.C.
                 D/B/A PROFESSIONAL CATTLE CONSULTANTS, L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                         STATEMENTS OF MEMBERS' EQUITY

Balance, December 31, 1997..................................  $ 68,586
Net income..................................................    52,765
  Non-cash contribution of services by members (note 4).....    39,000
                                                              --------
Balance, December 31, 1998..................................   160,351
  Net income (unaudited)....................................     6,194
  Non-cash contributions of services by members (note 4)
     (unaudited)............................................    25,000
                                                              --------
Balance, May 19, 1999 (unaudited)...........................  $191,545
                                                              ========

See accompanying notes to financial statements.

                         QDD INVESTMENT COMPANY, L.L.C.
                 D/B/A PROFESSIONAL CATTLE CONSULTANTS, L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                            FOR THE PERIOD
                                           YEAR ENDED                       JANUARY 1, 1999
                                          DECEMBER 31,   SIX MONTHS ENDED       THROUGH
                                              1998        JUNE 30, 1998      MAY 19, 1999
                                          ------------   ----------------   ---------------
                                                           (UNAUDITED)        (UNAUDITED)
Cash flows from operating activities:
Net income..............................   $  52,765         $ 27,269          $  6,194
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Non-cash contribution of services
       by members.......................      39,000           20,000            25,000
     Depreciation and amortization
       expense..........................       7,035            3,518             3,571
     Changes in operating assets and
       liabilities:
       Accounts receivable..............         778            2,070           (28,003)
       Accounts and related party
          payable.......................      17,101           15,887            (1,816)
                                           ---------         --------          --------
          Net cash provided by operating
            activities..................     116,679           68,744             4,946
                                           ---------         --------          --------
Cash used in investing activities --
  purchases of computer software and
  hardware..............................    (141,631)         (68,744)          (44,946)
                                           ---------         --------          --------
Cash flows from financing activities:
  Payments on notes payable.............     (10,000)         (10,000)               --
  Borrowings on notes payable...........      34,952           10,000            40,000
                                           ---------         --------          --------
          Net cash provided by financing
            activities..................      24,952               --            40,000
                                           ---------         --------          --------
Net increase in cash....................          --               --                --
Cash at beginning of period.............          --               --                --
                                           ---------         --------          --------
Cash at end of period...................   $      --         $     --          $     --
                                           =========         ========          ========
Supplemental cash flow information:
  Cash payments of interest.............   $   1,927         $    551          $  1,272
                                           =========         ========          ========

See accompanying notes to financial statements.

                         QDD INVESTMENT COMPANY, L.L.C.
                 D/B/A PROFESSIONAL CATTLE CONSULTANTS, L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION INSOFAR AS IT RELATES TO MAY 19, 1999 OR THE SIX MONTHS ENDED JUNE
 30, 1998 AND FOR THE PERIOD JANUARY 1, 1999 THROUGH MAY 19, 1999 IS UNAUDITED)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     QDD Investment Company, L.L.C. (the Company) is a provider of performance measurement information related to the United States cattle feedyard industry. The Company's customers consist primarily of cattle feedyards located in the United States, and to a lesser extent, other organizations involved in the United States cattle industry.

     In May 1999, the Company changed its name to QDD Investment Company, L.L.C. On May 19, 1999, the Company sold substantially all of its assets and trade names ("Professional Cattle Consultants, L.L.C." and "PCC") to eMerge Interactive, Inc. ("eMerge") for $1,800,000 in cash. eMerge also assumed certain of the Company's liabilities.

     In the opinion of management, the accompanying unaudited financial statements as of May 19, 1999 and for the six months ended June 30, 1998 and for the period January 1, 1999 through May 19, 1999, reflect adjustments (all of which were normal and recurring) which, in the opinion of management, are necessary for a fair statement of the financial position and results for the interim periods presented.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  (b) COMPUTER SOFTWARE AND HARDWARE

     Computer software and hardware is recorded at cost. Depreciation and amortization of computer hardware and software is calculated using the straight-line method over periods ranging from five to seven years.

     In late 1997, the Company engaged a third party to develop and install a performance measurement system. Costs related to the design, configuration, coding, installation and testing of the system have been capitalized; all other costs have been expensed. The Company will begin using the new performance measurement system in the third quarter of 1999.

     The Company reviews long-lived assets, including computer software, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

                         QDD INVESTMENT COMPANY, L.L.C.
                 D/B/A PROFESSIONAL CATTLE CONSULTANTS, L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (c) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's accounts receivable and accounts payable, related party payable and notes payable approximate fair value because of the short maturity of those instruments.

  (d) REVENUE RECOGNITION

     The Company recognizes revenue as services are provided.

  (e) ADVERTISING INCOME

     In 1998, the Company contracted with an organization which placed advertising on the Company's monthly and semi-annual newsletters for a fee of $36,000. The contract terminated in December 1998 and was not renewed.

  (f) INCOME TAXES

     As a limited liability company, the Company is not directly subject to income taxes. Income taxes, if any, are payable by the Company's members.

  (g) COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS No. 130) on January 1, 1998. SFAS No. 130 establishes standards for reporting and display of "comprehensive income" and its components in a set of financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company had no items of comprehensive income as defined by SFAS No. 130 not included in the accompanying statements of operations; therefore, statements of comprehensive income have not been presented in the accompanying financial statements.

                         QDD INVESTMENT COMPANY, L.L.C.
                 D/B/A PROFESSIONAL CATTLE CONSULTANTS, L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) NOTES PAYABLE

     Notes payable at December 31, 1998 and May 19, 1999 consisted of the following:

                                                           DECEMBER 31,      MAY 19,
                                                               1998           1999
                                                           ------------    -----------
                                                                           (UNAUDITED)
Term loan from a bank, bearing interest at 9.5%;
  principal and interest are due on September 30, 1999
  (maturity date)(a).....................................    $20,035              --
Term loan from a bank, bearing interest at 10%; principal
and interest are due on February 5, 1999 (maturity
date)(a).................................................     14,895              --
Term loan from a bank, bearing interest at 10%; principal
  and interest are due on July 15, 1999 (maturity
  date)(a)...............................................         --          74,930
                                                             -------         -------
                                                             $34,930         $74,930
                                                             =======         =======

-------------------------
(a) On January 22, 1999, the Company renegotiated its two term notes, resulting in the conversion of the two notes into a single term note, additional borrowings, changing the maturity date and increasing the interest rate. The term note is unsecured; however, it is guaranteed by a manager and owner of the Company.

(4) MEMBERS' EQUITY

     The Company operates as a limited liability company organized in the State of Oklahoma until February 14, 2097, unless sooner terminated. Members' equity is allocated to the members in accordance with the operating agreement of the Company based on each members' capital account and each member's liability is limited to its capital account.

     During the year ended December 31, 1998, the six months ended June 30, 1998 and for the period January 1, 1999 through May 19, 1999, the Company's members contributed $39,000, $20,000 (unaudited), and $25,000 (unaudited), respectively, in services to the Company. Services contributed on behalf of the Company by its members are recorded as expenses and non-cash contributions in the accompanying financial statements.

(5) RELATED PARTY TRANSACTIONS

     The Company leases office space and equipment from one of its managers and owners. The Company leases the space and equipment on a month-to-month basis. Rent expense totaled $12,000 for the year ended December 31, 1998, $6,000 (unaudited) for the six months ended June 30, 1998 and $5,000 (unaudited) for the period January 1, 1999 through May 19, 1999. Outstanding at December 31, 1998 and May 19, 1999 was $12,000 and $14,000 (unaudited), respectively, due to the manager and owner of the Company for unpaid rent.

(6) LEASE OBLIGATIONS

     The Company leases office equipment and a vehicle under operating leases, which expire over the next two years. Rent expense approximated $11,000 for the year ended December 31, 1998, $6,000 (unaudited) for the six months ended June 30, 1998 and $5,000

                         QDD INVESTMENT COMPANY, L.L.C.
                 D/B/A PROFESSIONAL CATTLE CONSULTANTS, L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(unaudited) for the period January 1, 1999 through May 19, 1999. Future minimum lease payments under noncancellable operating leases will approximate $12,000 and $2,500 in 1999 and 2000, respectively. As discussed in note 5, the Company also leases office space from a related party.

(7) BUSINESS SEGMENT INFORMATION

     The Company manages its business by services it provides, which resulted in one operating segment during the year ended December 31, 1998 and for the period January 1, 1999 through May 19, 1999. The Company is a provider of performance measurement information related to the United States cattle feedyard industry.

     All of the Company's revenues for the year ended December 31, 1998 and for the period January 1, 1999 through May 19, 1999, were derived from customers in the United States. One customer accounted for 38% of the Company's revenues for the year ended December 31, 1998, and 34% (unaudited) and 38% (unaudited) of the Company's revenues for the six months ended June 30, 1998 and for the period January 1, 1999 through May 19, 1999, respectively. The same customer accounted for none and 95% (unaudited) of the Company's trade accounts receivable balance at December 31, 1998 and May 19, 1999, respectively.

(8) YEAR 2000 RISKS

     Existing computer programs of many businesses were developed with a two-digit year identification without consideration of the upcoming change in the century or millennium in the year 2000. The Company is in the process of addressing its year 2000 readiness. In late 1997, the Company engaged a third party to develop a new performance measurement system to replace its outdated system and to handle the year 2000 issue. Final testing and use of the new system is expected to occur in mid 1999.

     Failure to correct a material year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could adversely affect the Company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third party suppliers, vendors and customers, the Company is unable to determine at this time whether the consequences of year 2000 failures will have a material impact on the Company's results of operations, liquidity and financial condition. The Company believes that, upon completion of the new system, the possibility of interruptions of material consequences to normal operations will be reduced. The Company is relying on the new system to be year 2000 compliant and has not developed a contingency plan to minimize any potential disruptions which could occur because of the year 2000.

                                          SHARES

                           [eMerge INTERACTIVE LOGO]

                                    CLASS A
                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                          ADAMS, HARKNESS & HILL, INC.

                          FIRST UNION SECURITIES, INC.

                                  FAC/EQUITIES

                           -------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses (other than underwriting discounts and commissions and underwriters' non-accountable expense allowance) payable in connection with this offering of the rights and the sale of the Common Stock offered hereby are as follows:

Securities and Exchange Commission registration fee.........  $
NASD filing fee.............................................
NASDAQ filing fee...........................................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue Sky fees and expenses (including legal fees)...........
Transfer agent and rights agent and registrar fees and
  expenses..................................................
Miscellaneous...............................................
                                                              --------
     Total..................................................  $
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. The Registrant's By-laws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding (including any action or investigation which could or does lead to a criminal proceeding) had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was or is an authorized representative of the Registrant against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such proceeding was pending shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity. Such indemnification is mandatory under the Registrant's By-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Securities and Exchange Act of 1934 and is therefore unenforceable. The Registrant expects to obtain a directors and officers liability insurance policy prior to the effective date of this Registration Statement.

     The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to Section 8.4 of the form of underwriting agreement which is filed as Exhibit 1.1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the preceding three years, the Registrant has issued the following securities that were not registered under the Act:

          As of October 25, 1999, eMerge Interactive had sold to employees and certain other persons an aggregate of 5,563,780 shares of class A common stock, including class A common stock issued in connection with business acquisitions, as follows:

          In July 1998, eMerge Interactive issued 2,000,000 shares of class A common stock in connection with the acquisition of 100% of the partnership interests of NutriCharge, a South Dakota partnership, at a price of $1.00 per share. eMerge Interactive issued 70,000 shares of its class A common stock to the shareholders of STS Agriventures, Ltd., at a price of $1.00 per share. In February of 1999, eMerge Interactive issued 600,000 shares of class A common stock to CIN, LLC for substantially all of its assets, including CIN, LLC, at a price of $1.20 per share. eMerge Interactive issued 200,000 shares of class A common stock for 100% of the issued and outstanding stock of Cyberstockyard, Inc. on March 29, 1999, at a price of $2.00 per share. In August of 1999, eMerge Interactive issued 50,000 shares of class A common stock for 19% of the common stock of Turnkey Computer Systems, Inc. All of such sales were made under the exemption from registration provided under Section 4(2) of the Act. The issuance to the stockholders of Cyberstockyard, Inc. was also made pursuant to Rule 504 under the Act.

          As of October 25, 1999, eMerge Interactive had sold an aggregate of 14,499,162 shares of preferred stock, as follows:

          In December 1998, we issued 2,400,000 shares of series B preferred stock to XL Vision at a price equal to $2.00 per share, in exchange for the cancellation of debt. In May of 1999, we issued 1,000,000 shares of series C preferred stock to Safeguard 99 Capital L.P. and 100,000 shares to purchasers associated with Applewood Associates, L.P. at a price of $5.00 per share. In October 1999, we agreed to issue 4,555,556 shares of series D preferred stock to Internet Capital Group, Inc. at a purchase price of $9.00 per share, payable in cash and a promissory note, subject to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In connection with the sale of preferred stock, we have also agreed to issue to Internet Capital Group a warrant to purchase up to 911,111 shares of class B common stock. All of such sales were made under the exemption from registration provided under Section 4(2) of the Act.

     Pursuant to eMerge Interactive's 1996 and 1999 Equity Compensation Plans, eMerge Interactive has granted options to purchase a total of 2,012,170 shares of common stock to its employees and certain other persons through October 20, 1999 at a weighted average exercise price of $2.03 per share. For more detailed descriptions of eMerge Interactive's Equity Compensation Plans, see the section entitled Management -- Equity Compensation in this registration statement. In granting the options and selling the underlying securities upon exercise of the options, eMerge Interactive is relying upon exemptions from registration set forth in Rule 701 and Section 4(2) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Form of Underwriting Agreement.#
 3.1      Second Amended and Restated Certificate of Incorporation of
          eMerge Interactive.*
 3.2      Amended and Restated Bylaws of eMerge Interactive.*
 4.1      Form of Stock Certificate.#
 5.1      Opinion of Morgan, Lewis & Bockius LLP.#
10.1      Amended and Restated 1996 Equity Compensation Plan.*
10.2      1999 Equity Compensation Plan.*
10.3      Master License Agreement dated July 29, 1998 between eMerge
          Interactive and Her Majesty the Queen of Canada, as
          represented by the Minister of Agriculture and Agri-Food
          Canada.+#
10.4      Administrative Services Agreement dated December 15, 1997
          between eMerge Interactive, Safeguard Scientifics, Inc. and
          XL Vision, Inc., as amended on August 17, 1999.*
10.5      Direct Charge Administrative Services Agreement dated April
          15, 1997 between eMerge Interactive and XL Vision, Inc.*
10.6      Asset Purchase Agreement dated February 24, 1999 between
          eMerge Interactive, CIN, LLC and Dr. Scott Crain.*
10.7      Stock Purchase Agreement dated March 22, 1999 between eMerge
          Interactive, Cyberstockyard, Inc. and J. Scott Sanders,
          David Sanders, Scott Calhoun and Dr. Duane Pankratz.*
10.8      Stockholders Agreement dated July 29, 1998 among eMerge
          Interactive, STS Agriventures, Ltd, Dr. Richard Stanley,
          Sylvia Doerksen, Ian Turnbull, Ann Turnbull and David
          Robinson.#
10.9      Purchase Agreement dated July 29, 1998 among eMerge
          Interactive, NutriCharge, J Technologies, LLC, and the
          Biegert Family Irrevocable Trust.*
10.10     Asset Purchase Agreement dated January 15, 1999 between
          eMerge Interactive and Sperry Marine, Inc.*
10.11     Purchase and License Agreement dated January 15, 1999
          between eMerge Interactive and Sperry Marine, Inc.*
10.12     Asset Purchase Agreement dated May 19, 1999 between eMerge
          Interactive and Professional Cattle Consultants, L.L.C.*
10.13     Letter of Agreement dated July 1, 1999 between eMerge
          Interactive and Southern States.+#
10.14     Subscription Agreement letter for purchase of Series B
          Junior Preferred Stock.*
10.15     Preferred Stock Purchase Agreement dated April 1, 1999
          (Series C Preferred Stock).*
10.16     Common Stock Purchase Agreement dated August 16, 1999
          between eMerge Interactive and Turnkey Computer Systems,
          Inc.*
10.17     Registration Rights Agreement dated July 18, 1997.*
10.18     Stockholders Agreement dated July 29, 1998.#

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.19     Stockholders' and Registration Rights Agreement dated
          February 24, 1999.*
10.20     Joinder and Correction to Stockholders and Registration
          Rights Agreement dated March 29, 1999.*
10.21     Revolving Note dated July 21, 1999 from eMerge Interactive to Safeguard Delaware, Inc., Amended Revolving Note dated
          August 3, 1999 and second Amended Revolving Note dated
          October 25, 1999.*
10.22     Revolving Note dated January 1, 1999 from XL Vision to
          eMerge Interactive.
10.23     Promissory Note dated August 31, 1999 from eMerge
          Interactive to Safeguard Delaware, Inc.*
10.24     Promissory Note dated September 13, 1999 from eMerge
          Interactive to Safeguard Delaware, Inc.#
10.25     Promissory Note dated October 6, 1999 from eMerge
          Interactive to Safeguard Delaware, Inc.*
10.26     Stockholders Agreement dated July 18, 1997 and Joinder to
          Stockholders' Agreement.*
10.27     Subordinated Purchase Money Note from eMerge Interactive to
          XL Vision dated July 15, 1997.*
10.28     Toll Processing Agreement dated August 16, 1999 between
          eMerge Interactive and ADM Animal Health & Nutrition, a
          division of Archer-Daniels-Midland Company.+#
10.29     Term Note dated October 25, 1999 from eMerge Interactive to
          Safeguard Delaware, Inc.*
10.30     Securities Purchase Agreement dated October 27, 1999 between
          eMerge Interactive Technologies, LLC and Internet Capital
          Group, Inc.#
10.31     Registration Rights Agreement dated October 27, 1999 between
          eMerge Interactive and Internet Capital Group, Inc.#
21.1      Subsidiaries of the Registrant.*
23.1      Consent of KPMG LLP.*
23.2      Consent of Morgan, Lewis & Bockius LLP (to be included in
          Exhibit 5.1).#
24.1      Power of Attorney (included on signature page).
27.1      Financial Data Schedule.*
99.1      Form letter from eMerge Interactive, Inc. to holders of more than 100 shares of Safeguard Scientifics, Inc. describing
          the Directed Share Subscription Program.*
99.2      Form of letter from Adams, Harkness & Hill, Inc. to
          Safeguard Scientifics, Inc. shareholders.#

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
99.3      Form of letter from eMerge Interactive, Inc. to Brokers
          describing the Directed Share Subscription Program.*
99.4      Form of Subscription Form for Directed Share Subscription
          Program.*

-------------------------
* Filed herewith.

# To be filed by amendment.

+ We intend to request confidential treatment of certain provisions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. The entire agreement has been filed separately with the Securities and Exchange Commission.

(b) FINANCIAL STATEMENT SCHEDULES

     All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the prospectus.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by Safeguard, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sebastian, Florida on October 27, 1999.

                                          eMERGE INTERACTIVE, INC.

                                          By: /s/   CHARLES L. ABRAHAM
                                             -----------------------------------
                                              Charles L. Abraham
                                              Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles L. Abraham and T. Michael Janney or either of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with, all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                                             TITLE(S)                   DATE
----------                                             --------                   ----
           /s/ CHARLES L. ABRAHAM              Chief Executive Officer      October 27, 1999
---------------------------------------------    and Director (Principal
             Charles L. Abraham                  Executive Officer)

            /s/ T. MICHAEL JANNEY              Chief Financial Officer      October 27, 1999
---------------------------------------------    (Principal Financial
              T. Michael Janney                  and Accounting Officer)

              /s/ JOHN S. SCOTT                Chairman of the Board        October 27, 1999
---------------------------------------------
            John S. Scott, Ph.D.

            /s/ DOUGLAS ALEXANDER              Director                     October 27, 1999
---------------------------------------------
              Douglas Alexander

           /s/ E. MICHAEL FORGASH              Director                     October 27, 1999
---------------------------------------------
             E. Michael Forgash

SIGNATURES                                             TITLE(S)                   DATE
----------                                             --------                   ----
             /s/ THOMAS C. LYNCH               Director                     October 27, 1999
---------------------------------------------
               Thomas C. Lynch

           /s/ CHRISTOPHER MOLLER              Director                     October 27, 1999
---------------------------------------------
          Christopher Moller, Ph.D.

          /s/ JOHN W. PODUSKA, SR.             Director                     October 27, 1999
---------------------------------------------
         John W. Poduska, Sr., Ph.D.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Form of Underwriting Agreement.#
 3.1      Second Amended and Restated Certificate of Incorporation of
          eMerge Interactive.*
 3.2      Amended and Restated Bylaws of eMerge Interactive.*
 4.1      Form of Stock Certificate.#
 5.1      Opinion of Morgan, Lewis & Bockius LLP.#
10.1      Amended and Restated 1996 Equity Compensation Plan.*
10.2      1999 Equity Compensation Plan.*
10.3      Master License Agreement dated July 29, 1998 between eMerge
          Interactive and Her Majesty the Queen of Canada, as
          represented by the Minister of Agriculture and Agri-Food
          Canada.+#
10.4      Administrative Services Agreement dated December 15, 1997
          between eMerge Interactive, Safeguard Scientifics, Inc. and
          XL Vision, Inc., as amended on August 17, 1999.*
10.5      Direct Charge Administrative Services Agreement dated April
          15, 1997 between eMerge Interactive and XL Vision, Inc.*
10.6      Asset Purchase Agreement dated February 24, 1999 between
          eMerge Interactive, CIN, LLC and Dr. Scott Crain.*
10.7      Stock Purchase Agreement dated March 22, 1999 between eMerge
          Interactive, Cyberstockyard, Inc. and J. Scott Sanders,
          David Sanders, Scott Calhoun and Dr. Duane Pankratz.*
10.8      Stockholders Agreement dated July 29, 1998 among eMerge
          Interactive, STS Agriventures, Ltd, Dr. Richard Stanley,
          Sylvia Doerksen, Ian Turnbull, Ann Turnbull and David
          Robinson.#
10.9      Purchase Agreement dated July 29, 1998 among eMerge
          Interactive, NutriCharge, J Technologies, LLC, and the
          Biegert Family Irrevocable Trust.*
10.10     Asset Purchase Agreement dated January 15, 1999 between
          eMerge Interactive and Sperry Marine, Inc.*
10.11     Purchase and License Agreement dated January 15, 1999
          between eMerge Interactive and Sperry Marine, Inc.*
10.12     Asset Purchase Agreement dated May 19, 1999 between eMerge
          Interactive and Professional Cattle Consultants, L.L.C.*
10.13     Letter of Agreement dated July 1, 1999 between eMerge
          Interactive and Southern States.+#
10.14     Subscription Agreement letter for purchase of Series B
          Junior Preferred Stock.*
10.15     Preferred Stock Purchase Agreement dated April 1, 1999
          (Series C Preferred Stock).*
10.16     Common Stock Purchase Agreement dated August 16, 1999
          between eMerge Interactive and Turnkey Computer Systems,
          Inc.*
10.17     Registration Rights Agreement dated July 18, 1997.*
10.18     Stockholders Agreement dated July 29, 1998.#
10.19     Stockholders' and Registration Rights Agreement dated
          February 24, 1999.*
10.20     Joinder and Correction to Stockholders and Registration
          Rights Agreement dated March 29, 1999.*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.21     Revolving Note dated July 21, 1999 from eMerge Interactive to Safeguard Delaware, Inc., Amended Revolving Note dated
          August 3, 1999 and second Amended Revolving Note dated
          October 25, 1999.*
10.22     Revolving Note dated January 1, 1999 from XL Vision to
          eMerge Interactive.
10.23     Promissory Note dated August 31, 1999 from eMerge
          Interactive to Safeguard Delaware, Inc.*
10.24     Promissory Note dated September 13, 1999 from eMerge
          Interactive to Safeguard Delaware, Inc.#
10.25     Promissory Note dated October 6, 1999 from eMerge
          Interactive to Safeguard Delaware, Inc.*
10.26     Stockholders Agreement dated July 18, 1997 and Joinder to
          Stockholders' Agreement.*
10.27     Subordinated Purchase Money Note from eMerge Interactive to
          XL Vision dated July 15, 1997.*
10.28     Toll Processing Agreement dated August 16, 1999 between
          eMerge Interactive and ADM Animal Health & Nutrition, a
          division of Archer-Daniels-Midland Company.+#
10.29     Term Note dated October 25, 1999 from eMerge Interactive to
          Safeguard Delaware, Inc.*
10.30     Securities Purchase Agreement dated October 27, 1999 between
          eMerge Interactive Technologies, LLC and Internet Capital
          Group, Inc.#
10.31     Registration Rights Agreement dated October 27, 1999 between
          eMerge Interactive and Internet Capital Group, Inc.#
21.1      Subsidiaries of the Registrant.*
23.1      Consent of KPMG LLP.*
23.2      Consent of Morgan, Lewis & Bockius LLP (to be included in
          Exhibit 5.1).#
24.1      Power of Attorney (included on signature page).
27.1      Financial Data Schedule.*
99.1      Form letter from eMerge Interactive, Inc. to holders of more than 100 shares of Safeguard Scientifics, Inc. describing
          the Directed Share Subscription Program.*
99.2      Form of letter from Adams, Harkness & Hill, Inc. to
          Safeguard Scientifics, Inc. shareholders.#
99.3      Form of letter from eMerge Interactive, Inc. to Brokers
          describing the Directed Share Subscription Program.*
99.4      Form of Subscription Form for Directed Share Subscription
          Program.*

-------------------------
* Filed herewith.

# To be filed by amendment.

+ We intend to request confidential treatment of certain provisions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. The entire agreement has been filed separately with the Securities and Exchange Commission.